Exhibit 2.1

SHARE PURCHASE AGREEMENT

dated as of

November 30, 2025

by and among

QUINSTREET, INC.,

SIREN GROUP AG

THE SHAREHOLDERS OF SIREN GROUP AG

and

Maxym Entin,

as the Shareholders’ Representative

relating to the purchase and sale

of

100% of the Share Capital and Participation Capital

of

SIREN GROUP AG

i

Article 7
Tax Matters

Section 7.01.	Transfer Taxes	67
Section 7.02.	Tax Returns	67
Section 7.03.	Straddle Tax Periods	68
Section 7.04.	Tax Contests	68
Section 7.05.	Tax Elections; Post-Closing Actions	69

Article 8
Employee Benefits Matters

Section 8.01.	Employee Benefits Matters	70

Article 9
Survival; Indemnification

Section 9.01.	Survival	71
Section 9.02.	Indemnification	72
Section 9.03.	Limitations	73
Section 9.04.	Third-Party Claim Procedures	74
Section 9.05.	Direct Claim Procedures	76
Section 9.06.	Calculation of Damages	77
Section 9.07.	Characterization of Indemnification Payments	77
Section 9.08.	Exclusive Remedy	77
Section 9.09.	Mitigation	77
Section 9.10.	Company not liable	77

Article 10
Conditions To Closing

Section 10.01.	Conditions to Obligations of the Parties	77
Section 10.02.	Conditions to Obligation of Buyer	78
Section 10.03.	Conditions to Obligation of the Company	79

Article 11
Termination

Section 11.01.	Grounds for Termination	79
Section 11.02.	Effect of Termination	80

Article 12
Miscellaneous

Section 12.01.	Notices	80
Section 12.02.	Amendments and Waivers	82
Section 12.03.	Disclosure Schedule References	82

Exhibits

Exhibit A	–	Form of Optionholder Termination Agreement
Exhibit B	–	Form of Continuation of Service Letter
Exhibit C	–	Form of Restrictive Covenant Agreement
Exhibit D	–	Form of Letter of Resignation
Exhibit E	–	Sample Working Capital Calculation
Exhibit F	–	Illustrative Indebtedness Calculation

Schedules

Company Disclosure Schedule

Schedule I	–	Sellers
Schedule II	–	RCA Parties
Schedule III	–	Allocation Schedule
Schedule IV	–	Indemnifying Sellers

i

SHARE PURCHASE AGREEMENT

This SHARE PURCHASE AGREEMENT (this “Agreement”), dated as of November 30, 2025, is by and among QuinStreet, Inc., a Delaware corporation (“Buyer”), SIREN GROUP AG d/b/a HomeBuddy, a company limited by shares (Aktiengesellschaft) organized under the laws of Switzerland (the “Company”), the Shareholders (as defined below) listed on Schedule I hereto (each, a “Seller” and collectively, the “Sellers”) and Maxym Entin, solely in his capacity as the representative of the Shareholders (the “Shareholders’ Representative”).  Buyer, the Company, Sellers and the Shareholders’ Representative are each referred to individually as a “Party” and collectively as the “Parties”.

W I T N E S S E T H:

WHEREAS, the Sellers collectively own all of the issued and outstanding Equity Capital (as defined below) as of the date hereof and immediately prior to the Closing;

WHEREAS, the Sellers desire to sell to Buyer, and Buyer (or one of its controlled Affiliates designated by Buyer), and Buyer (or such controlled Affiliate) desires to purchase from the Sellers all of the issued and outstanding Company Common Shares and Participation Shares, upon the terms, in the manner and subject to the conditions set forth in this Agreement;

WHEREAS, this Agreement, the other Transaction Documents (as defined below) and the transactions contemplated hereby and thereby (collectively, the “Transactions”) have been duly adopted and approved by the requisite actions of the Company, the Sellers and Buyer;

WHEREAS, on or prior to the Closing, each Optionholder (as defined below) shall deliver to the Company a letter in the form attached hereto as Exhibit A (each, an “Optionholder Termination Agreement”);

WHEREAS, prior to or concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Buyer’s willingness to enter into this Agreement, each of the Key Service Providers listed on Section 1.01(a)(i) of the Company Disclosure Schedule (the “Key Service Providers”) has executed the Continuation of Service Letter attached hereto as Exhibit B with Buyer or its applicable Affiliate (including, following the Closing, the Company and its Subsidiary) (the “Key Service Provider Continuation of Service Letters”); and

WHEREAS, prior to or concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Buyer’s willingness to enter into this Agreement, Buyer is entering into Restrictive Covenant Agreements (each, an “RCA”) with certain Shareholders set forth on Schedule II (each, an “RCA Party”), in the form attached hereto as Exhibit C.

NOW, THEREFORE, in consideration of the foregoing and the covenants, representations and warranties set forth herein, and for other good and valuable consideration, the Parties, intending to be legally bound, agree as follows:

Article 1
Definitions

Section 1.01.    Definitions.

(a)    The following terms, as used herein, have the following meanings:

“401(k) Termination Date” has the meaning set forth in Section 8.01(c).

“Accounting Referee” has the meaning set forth in Section 2.05(c).

“Action” means any dispute, consumer complaint, demand letter, request for indemnification, claim or counterclaim, hearing, audit, action, investigation, suit, litigation, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), arbitral action or criminal prosecution.

“Adjustment Holdback Amount” means $1,000,000.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person, whether now or in the future, and, with respect to any individual, shall also include any “associate” or member of such individual’s “immediate family” (as such terms are respectively defined in Rule 12b-2 and Rule 16a-1 of the Exchange Act).  For purposes of this definition, “control” when used with respect to any Person means the power, directly or indirectly, to direct the management and policies of such Person, whether through the ownership of voting securities, by Contract or otherwise, and the terms “controlling” and “controlled” have correlative meanings.

“Aggregate Consideration” means: (i) the Base Enterprise Value; plus (ii) the amount, if any, by which Closing Working Capital exceeds Base Working Capital; minus (iii) the amount, if any, by which Base Working Capital exceeds Closing Working Capital; plus (iv) Closing Cash; minus (v) Closing Indebtedness; minus (vi) Company Transaction Expenses.

“Aggregate Fully Diluted Shares” means, as of immediately prior to the Closing, the sum of (i) the aggregate number of outstanding Company Common Shares and Participation Shares held by the Sellers (without giving effect to the exercise of any Company Options) and (ii) the aggregate number of Company Common Shares issuable upon the exercise of all Company Options.

“Aggregate Option Exercise Price” means the sum of the exercise prices that would be payable upon exercise in full of all Company Options held by all Optionholders immediately prior to the Closing.

“Agreement” has the meaning set forth in the preamble.

“Allocation Schedule” means the written statement, the form of which is set forth on Schedule III hereto, setting forth the following information:

(a)   each holder of Company Equity Interests’ name, residential address and email address;

(b)   the number and type of Company Equity Interests held as of immediately prior to the Closing by each such holder of Company Equity Interests (and the exercise price of such Company Equity Interests, if applicable);

(c)   the Closing Cash Per Fully-Diluted Share;

(d)   the allocation of the Share Cash Out Closing Amount and the Option Cash Out Closing Amount to each Shareholder at the Closing in accordance with Article 2;

(e)   with respect to each Shareholder, such Shareholder’s Pro Rata Portion;

(f)    with respect to each Shareholder, any amounts to be withheld and/or deducted under Applicable Law, including without limitation any social security contributions, pension contributions or Tax at source, to the extent not treated as Indebtedness; and

(g)   all applicable wire instructions for purposes of paying the Closing Consideration to the Shareholders and the Shareholders’ Representative Fund Amount to the Shareholders’ Representative at the Closing.

“Anniversary Date” has the meaning set forth in Section 2.07(a).

“Anniversary Payment” has the meaning set forth in Section 2.07(a).

“Anniversary Payment Amount” means an amount equal to (i) twenty-five percent (25%), multiplied by (ii) the Aggregate Consideration, minus the Closing Cash Payment, minus the Final Adjustment Amount subject, in each case, to Anniversary Set-Off(s) in accordance with Section 2.07(f).

“Anniversary Set-Off” has the meaning set forth in Section 2.07(f)(ii)(B).

“Anti-Corruption Laws” has the meaning set forth in Section 3.23(a).

“Applicable Data Protection Laws” means any and all Applicable Laws relating to data privacy, data protection, cybersecurity and/or the processing of Personal Information.

“Applicable Data Protection Requirements” means all (i) Applicable Data Protection Laws and (ii) internal and external policies and procedures, binding industry standards and restrictions and requirements contained in any Contract to which the Company is bound, in each case, under clause (ii), relating to data privacy, data protection, cybersecurity and/or the processing of Personal Information.

“Applicable Law” means, with respect to any Person, any transnational, domestic or foreign federal, state, national or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, Order or other similar requirement enacted, adopted, promulgated, enforced or applied by a Governmental Authority that is binding upon or applicable to such Person or its properties.

“Arbitrator” has the meaning set forth in Section 12.08(a).

“Balance Sheet Date” means September 30, 2025.

“Base Enterprise Value” means $190,000,000.

“Base Working Capital” means -$1,500,000 (negative one million five hundred thousand U.S. dollars).

“BDO” has the meaning set forth in Section 6.06(b)(i).

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York and Zurich, Switzerland are authorized or required by Applicable Law to close.

“Buyer” has the meaning set forth in the preamble.

“Buyer 401(k) Plan” has the meaning set forth in Section 8.01(c).

“Buyer Change of Control Event” has the meaning set forth in Section 2.07(e).

“Buyer Fundamental Representations” means the representations and warranties contained in Section 5.01, Section 5.02, Section 5.04(a) and Section 5.07.

“Buyer Indemnified Parties” has the meaning set forth in Section 9.02(a).

“Buyer Material Adverse Effect” means any Effect that, individually or in the aggregate, would reasonably be expected to prevent, materially delay or materially impede Buyer’s ability to consummate the transactions contemplated by, or to perform any of their respective obligations under, this Agreement or the other Transaction Documents.

“Buyer Plans” means the “employee benefit plans” (as defined in Section 3(3) of ERISA) that are maintained by Buyer and its Subsidiaries.

“Buyer Prepared Tax Return” has the meaning set forth in Section 7.02(a)(ii).

“Buyer Released Claims” has the meaning set forth in Section 12.14(b).

“Buyer Released Parties” has the meaning set forth in Section 12.14(a).

“Buyer Releasing Parties” has the meaning set forth in Section 12.14(b).

“Buyer Welfare Plan” has the meaning set forth in Section 8.01(b).

“Cash” means, as of any time of determination, the aggregate amount of cash, bank deposits and marketable securities (but, in the case of marketable securities, only short-term,

highly liquid investments that are readily convertible to known amounts of cash within two days and are so near their maturity that they present insignificant risk of changes in value) as of such time and in each case determined in accordance with GAAP; provided that Cash shall be calculated net of restricted balances (including security deposits, outstanding checks, outgoing wire transfers, bond guarantees, collateral reserve accounts, amounts held in escrow and deposits or other amounts related to work or services not yet performed), and net of amounts that are not freely usable, distributable or transferable (including as a result of Taxes imposed as a result of any use, distribution or transfer) and amounts held in escrow (the amounts contemplated by this proviso collectively, “Restricted Cash”).

“Cash Sweep Dividend” has the meaning set forth in Section 6.12.

“Claim” has the meaning set forth in Section 9.04(a).

“Closing” has the meaning set forth in Section 2.03.

“Closing Cash” means the amount of Cash of the Company as of immediately prior to the Closing.

“Closing Cash Payment Amount” means $115,000,000.

“Closing Cash Per Fully-Diluted Share” means (a) the sum of (i) the Closing Consideration, plus (ii) the Aggregate Option Exercise Price, divided by (b) the Aggregate Fully Diluted Shares.

“Closing Consideration” means: (i) the Closing Cash Payment Amount; plus (ii) the amount, if any, by which Estimated Closing Working Capital exceeds Base Working Capital; minus (iii) the amount, if any, by which Base Working Capital exceeds Estimated Closing Working Capital; plus (iv) Estimated Closing Cash; minus (v) Estimated Closing Indebtedness; minus (vi) Estimated Company Transaction Expenses; minus (vii) the Adjustment Holdback Amount; minus (viii) the Shareholders’ Representative Fund Amount.

“Closing Date” has the meaning set forth in Section 2.03.

“Closing Indebtedness” means the amount of all Indebtedness of the Company as of immediately prior to the Closing (including in respect of (i) principal, (ii) interest thereon, (iii) penalties, premiums (including make-whole premiums), prepayment penalties, breakage costs, fees, expenses or similar charges that could arise as a result of the discharge of such Indebtedness and (iv) payments or premiums in respect of any Indebtedness attributable to, or which could arise as a result of, a change of control of the Company or the transactions contemplated hereby). For the avoidance of doubt, Closing Indebtedness shall include amounts described in clause (ix) of Covered Taxes (relating to certain Swiss Taxes), without regard to whether any such amount is currently owing.

“Closing Statement” has the meaning set forth in Section 2.05(a)(v).

“Closing Working Capital” means the amount, without duplication, equal to (i) the amount of current assets of the Company (excluding any current or deferred Tax assets), minus

(ii) the amount of current liabilities of the Company (excluding any current or deferred Tax liabilities), in each case calculated in accordance with GAAP (including the line items set forth in the sample calculation set forth on Exhibit E) and as of immediately prior to the Closing.  For the avoidance of doubt, no amounts or accruals in respect of Closing Cash, Restricted Cash, Company Transaction Expenses, Closing Indebtedness or unamortized debt issuance costs or other arrangements with Related Parties shall be reflected in Closing Working Capital.

“COBRA” has the meaning set forth in Section 3.20(f).

“Code” means the Internal Revenue Code of 1986.

“Collective Bargaining Agreement” means any written or oral agreement, memorandum of understanding or other contractual obligation between the Company and any labor union or organization, works council or other authorized employee representative representing any Service Providers.

“Company” has the meaning set forth in the preamble.

“Company 401(k) Plans” has the meaning set forth in Section 8.01(c).

“Company Audited Financial Statements” has the meaning set forth in Section 6.06(a).

“Company Balance Sheet” means the Company’s audited balance sheet as of December 31, 2024, as set forth in the Financial Statements.

“Company Common Shares” means the Company’s shares capital, divided into registered shares (Namenaktien) with a nominal value of CHF” 1 each.

“Company Disclosure Schedule” means the Company Disclosure Schedule dated the date of this Agreement and delivered by the Company to Buyer in connection with the execution of this Agreement.

“Company Employee Share Plan” means the Company's employee share plan dated as of February 11, 2021.

“Company Equity Award” means, collectively, each Company Option and each share of Company Restricted Shares granted under a Company Equity Plan.

“Company Equity Interests” means the Company Common Shares, Company Restricted Shares, the Participation Shares and Company Options representing collectively 100% of the Company’s Equity Capital.

“Company Equity Plans” means the Company Stock Option Plan and the Company Employee Share Plan.

“Company Fundamental Representations” means the representations and warranties contained in Section 3.01, Section 3.02, Section 3.04, Section 3.05, Section 3.06(a), and Section 3.24.

“Company Indemnified Parties” has the meaning set forth in Section 6.09(a)(i).

“Company Material Adverse Effect” means any change, effect, event, occurrence, state of facts or development (each, an “Effect”) that, individually or in the aggregate, (i) has had, or would reasonably be expected to have, a material adverse effect on the condition (financial or otherwise), business, assets, Liabilities or results of operations of the Company, taken as a whole, excluding any Effect to the extent arising or resulting from (A) changes generally affecting the industry in which the Company operates, (B) changes in general economic, monetary, financial, securities, or political conditions, including the financial and capital markets in general (including currency and interest rates), in each case in the jurisdictions in which the Company operates, (C) changes in Applicable Law or accounting rules (or the interpretation thereof) generally affecting the industry in which the Company operates, (D) acts of war, sabotage or terrorism, military actions, sanctions, acts of civil unrest, sabotage (including cyberattack or otherwise) or the general escalation thereof, (E) global pandemics or epidemics or natural disasters, (F) the public announcement of the transactions contemplated by this Agreement (it being understood that this clause (F) shall not apply to a breach of any representation or warranty related to the announcement or consummation of the transactions contemplated hereby or by the other Transaction Documents), (G) the failure by the Company to meet any internal or published projections, forecasts or revenue or earnings predictions for any period ending on or after the date of this Agreement (provided that clause (G) shall not prevent an assertion that any Effect that may have contributed to such failure and is not otherwise excluded constitutes or contributed to a Company Material Adverse Effect) or (H) any action taken by the Company at the written request of Buyer that is not expressly required to be taken pursuant to this Agreement, other than, in the case of clause (A), (B), (C), (D) or (E), to the extent that such Effects have a disproportionate effect on the Company taken as a whole relative to other participants in the industry in which the Company operates or (ii) has prevented, materially delayed or materially impeded, or would reasonably be expected to prevent, materially delay or materially impede the Company’s ability to consummate the transactions contemplated by, or to perform any of its obligations under, this Agreement or the other Transaction Documents.

“Company Material Contract” has the meaning set forth in Section 3.10(b).

“Company Option” means each option to purchase Company Common Shares issued and outstanding under the Company Stock Option Plan (whether or not vested or exercisable) as of immediately prior to the Closing.

“Company Restricted Shares” means each Company Common Share or Participation Share issued under any Company Equity Plan which is subject to time- or performance-based vesting conditions.

“Company Securities” has the meaning set forth in Section 3.04(d)(iii).

“Company Stock Option Plan” means the Company's stock option plan dated as of February 3, 2021.

“Company Transaction Expenses” means, without duplication, the aggregate amount of all fees, costs, expenses and other Liabilities incurred by or on behalf of, or payable by, the

Company (including those that become due or payable on or after the Closing pursuant to Contracts in effect at or prior to the Closing), arising from or in connection with, or incident to, the transactions contemplated by the Transaction Documents or any other sale or strategic review process conducted or pursued by the Company (including in connection with any initial public offering), whether or not accrued and whether billed or payable prior to, on or after the Closing, including (i) any fees, costs and other expenses of any investment bankers, financial advisors (including the brokers referred to in Section 3.24), attorneys, accountants and other consultants, advisors or representatives, (ii) any stay or retention, change in control, transaction or similar bonuses, severance, termination-related or similar payments or benefits payable to any current or former Service Provider, and all related fees and expenses thereto, that were instituted by the Company or any of its Subsidiaries (excluding any payable under any Key Service Provider Continuation of Service Letters or any other retention agreements effective as of Closing put in place by or at the direction of the Buyer) and payable as a result of or in connection with the execution or delivery of this Agreement or the other Transaction Documents or the consummation of any of the transactions contemplated hereby or thereby (either alone or together with any other event), in each case, whether due and payable prior to, at or after the Closing, plus the employer portion of any payroll, employment or similar Taxes associated with any of the foregoing payments, (iii) the employer portion of any payroll, employment or similar Taxes associated with any amounts payable with respect to all Company Equity Interests and Company Equity Awards in connection with the consummation of the transactions contemplated by this Agreement and the Transaction Documents, (iv) any fees, costs, expenses and other Liabilities incurred (or that would be incurred or made) as a result of the termination or settlement of any Related Party Contract or balances and accounts between any Shareholder or any of its Related Parties, on the one hand, and the Company, on the other hand, (v) the fees, expenses and premiums incurred to obtain the D&O Tail, (vi) any Transfer Taxes to be borne by the Shareholders pursuant to Section 7.01 and (vii) any other amount expressly identified herein as a Company Transaction Expense.

“Company Transaction Expenses Payoff Instructions” means reasonably satisfactory documentation setting forth an itemized list of all unpaid Company Transaction Expenses (which, in each case, shall be included in the Estimate Statement) that are due and payable on or prior to the Closing, including the identity of each payee, amounts owed, wire transfer instructions and any other information necessary to effect the final payment in full thereof, and copies of final invoices executed by each such payee acknowledging the invoiced amounts as full and final payment for all services rendered.

“Confidential Information” has the meaning set forth in Section 6.07(a).

“Continuing Employees” means each individual who is employed by the Company or one of its Subsidiaries as of and immediately after the Closing.

“Contract” means any contract, agreement, lease, sublease, license, sublicense, subcontract, commitment, sale or purchase order, indenture, note, bond, loan, mortgage, deed of trust, instrument or any other arrangement or undertaking of any nature, whether written or oral, including any exhibits, annexes, appendices or attachments thereto, and any amendments, modifications, supplements, extensions or renewals thereto.

“Covered Tax” means any (i) Pre-Closing Taxes, together with any interest, penalty or addition to Tax accruing after the Closing Date on any Taxes described in this clause, (ii) Liability of the Company or its Subsidiary for the payment of any Tax as a result of being or having been before the Closing a member of an affiliated, consolidated, combined or unitary group, or a party to any agreement or arrangement, as a result of which Liability of the Company to a Taxing Authority is determined or taken into account with reference to the activities of any Person other than the Company, (iii) Liability of the Company or its Subsidiary for the payment of any amount as a result of being party to any Tax Sharing Agreement entered into before the Closing, (iv) Tax of the Company or its Subsidiary resulting from a breach by the Company or any of the Shareholders and any of their Affiliates of any representation, covenant or agreement contained herein (determined without regard to any qualification or exception contained therein relating to materiality, Company Material Adverse Effect or similar qualification or standard), (v) any Transfer Taxes to be borne by the Shareholders pursuant to Section 7.01, (vi) Tax resulting from the application of Section 280G of the Code (or any similar provision of state, local or non-U.S. Tax law) to any payment made pursuant to this Agreement or to any payment made as a result of, or in connection with, any transaction contemplated by this Agreement, (vii) Tax resulting from any adjustment under Section 481(a) of the Code (or any similar provision of state, local or non-U.S. Tax law) arising from any change in the tax accounting method of the Company that is not taken into account in a Pre-Closing Tax Period, (viii) any Taxes arising from or related to the creation of a Canadian Subsidiary and the transfer or contribution of any assets of the Company related to its Canadian business, including employees, into such Canadian Subsidiary (including any reasonable advisor and other fees and expenses incurred in connection with formation and transfer or contribution of assets to, such subsidiary) including, for the avoidance of doubt, any Canadian exit tax, including any branch tax or indirect/sales tax, and (ix) any Swiss Taxes arising from or related to the acquisition, holding or the sale of treasury shares held at the Closing Date by the Company, including, for the avoidance of doubt, any Swiss withholding Taxes arising after the Closing Date as a result of the expiration of time limits for the holding of treasury shares as specified in the Swiss Withholding Tax Regulations; for the avoidance of doubt, Covered Taxes shall include any Taxes arising from or related to the re-classification of independent contractors as employees for tax purposes.

“D&O Tail” means a Buyer run-off coverage for the Company Indemnified Parties, which shall provide such Company Indemnified Parties with coverage for six (6) years following the Closing in an amount not less than the existing coverage and that shall have other terms no less favorable to the insured persons than the directors’ and officers’ liability insurance coverage presently maintained by the Company.

“Damages” has the meaning set forth in Section 9.02(a).

“Data Breach” has the meaning set forth in Section 3.16(a).

“De Minimis Amount” has the meaning set forth in Section 9.03(b)(i).

“Debt Financing” has the meaning set forth in Section 6.14.

“Debt Financing Sources” has the meaning set forth in Section 6.14.

“Deductible” has the meaning set forth in Section 9.03(b)(ii).

“Disclosing Party” has the meaning set forth in Section 6.07(a).

“Easements” means all servitudes, easements, licenses, rights of way, pole attachments and similar agreements providing rights to real estate for access, parking, location, maintenance, repair and replacement of property.

“Effect” has the meaning set forth in the definition of “Company Material Adverse Effect”.

“Effective Time” means 12:01 a.m. Eastern Time on the Closing Date.

“Employee Plan” means any (i) “employee benefit plan” (as defined in Section 3(3) of ERISA) (whether or not subject to ERISA), (ii) compensation, employment, consulting, severance, termination protection, change in control, transaction bonus, retention or similar plan, agreement, arrangement, program or policy or (iii) other plan, agreement, arrangement, program or policy providing for compensation, bonuses, profit-sharing, equity or equity-based compensation or other forms of incentive or deferred compensation, vacation benefits, insurance (including any self-insured arrangement), medical, dental, vision, prescription or fringe benefits, life insurance, relocation or expatriate benefits, perquisites, employee loan, disability or sick leave benefits, employee assistance program, workers’ compensation, supplemental unemployment benefits or post-employment or retirement benefits (including compensation, pension, health, medical or other insurance benefits), in each case whether or not written (x) that is sponsored, maintained, administered, contributed to or required to be contributed to or entered into by the Company or its Subsidiary for the current or future benefit of any current or former Service Provider or (y) for which the Company or its Subsidiary has, or could reasonably be expected to have, any direct or indirect liability (whether contingent or otherwise).

“End Date” has the meaning set forth in Section 11.01(b)(i).

“Enforceability Exceptions” has the meaning set forth in Section 3.10(b)(ii).

“Environmental Laws” means any Applicable Law relating to human health or safety (as such relates to Hazardous Substances), the environment or any pollutant, contaminant or toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substance, waste or material.

“Environmental Permits” means all Permits required by Environmental Laws and affecting or relating to the business of the Company.

“Environmental Release” means any release, spill, leak, pumping, pouring, emitting, emptying, discharge, injection, escape, leaching, dumping, placing, discarding, abandonment, disposal, deposit, dispersing or migration into or through the environment.

“Equity Capital” means the Company’s share capital, divided into the Company Common Shares, and participation capital, divided into the Participating Shares.

“Equity Security” means, with respect to any Person, (i) any share capital, partnership interest, membership interest or unit, capital stock, equity interest, voting security or other ownership interest in such Person, (ii) any other interest or participation (including “phantom” units or interests) that confers on a Person the right to receive a unit of the profits and losses of, or distribution of the assets of, such first Person, (iii) any subscription, call, warrant, option, restricted share, restricted stock unit, stock appreciation right, performance unit, incentive unit or other commitment or right of any kind or character relating to, or entitling any Person to purchase or otherwise acquire, share capital, partnership interest, membership interest or unit, capital stock, equity interest, voting securities or other ownership interest of such first Person, (iv) any securities convertible into or exercisable or exchangeable for any share capital, partnership interest, membership interest or unit, capital stock, equity interest, voting securities or other ownership interest in such first Person, or (v) any other interest classified as an equity security of such Person, including, in the case of each of the foregoing clauses (i) – (iv), any “profits interests”, and, for the avoidance of doubt, “equity security” or “equity interest” shall have the same meaning.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” of any entity means any other entity that, together with such first entity (as of any relevant time), would be treated as a single employer under Section 414 of the Code.

“Escrow Agent” has the meaning set forth in Section 2.07(f)(ii)(A).

“Estimate Statement” has the meaning set forth in Section 2.04(a)(xv).

“Estimated Adjustment Amount” means an amount, which may be positive or negative, equal to (i) Estimated Closing Working Capital, minus (ii) Base Working Capital, plus (iii) Estimated Closing Cash, minus (iv) Estimated Closing Indebtedness, minus (v) Estimated Company Transaction Expenses.

“Estimated Closing Cash” has the meaning set forth in Section 2.04(a)(xv).

“Estimated Closing Indebtedness” has the meaning set forth in Section 2.04(a)(xv).

“Estimated Closing Working Capital” has the meaning set forth in Section 2.04(a)(xv).

“Estimated Company Transaction Expenses” has the meaning set forth in Section 2.04(a)(xv).

“Excess Overpayment Amount” has the meaning set forth in Section 2.06(a)(i).

“Exchange Act” means the Securities Exchange Act of 1934.

“Export Control Laws” has the meaning set forth in Section 3.23(b)(ii).

“Facility” has the meaning set forth in Section 3.13(c).

“FCPA” has the meaning set forth in Section 3.23(a).

“Final Adjustment Amount” means an amount, which may be positive or negative, equal to (i) Final Closing Working Capital minus (ii) Base Working Capital, minus (iii) Final Closing Indebtedness, minus (iv) Final Company Transaction Expenses, plus (v) Final Closing Cash.

“Final Amounts” means each of Final Closing Working Capital, Final Company Transaction Expenses, Final Closing Indebtedness, Final Closing Cash and the Final Adjustment Amount.

“Final Closing Cash” has the meaning set forth in Section 2.06(b).

“Final Closing Indebtedness” has the meaning set forth in Section 2.06(b).

“Final Closing Working Capital” has the meaning set forth in Section 2.06(b).

“Final Company Transaction Expenses” has the meaning set forth in Section 2.06(b).

“Financial Statements” has the meaning set forth in Section 3.07(a).

“Fraud” means common law fraud under the laws of the State of Delaware.

“Fundamental Representations” means, collectively, the Company Fundamental Representations, the Shareholder Fundamental Representations, and the Buyer Fundamental Representations.

“GAAP” means with respect to the financial statements of the Company the generally accepted accounting principles pursuant to the Swiss Code of Obligations (Obligationenrecht) and with respect to the US Subsidiary, the United States generally accepted accounting principles as of the date of this Agreement.

“Governing Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs, including the articles or certificate of incorporation or formation, bylaws, operating agreement, limited liability company agreement, partnership agreement, shareholders’ agreement, voting agreement, voting trust agreement, joint venture agreement, registration rights agreement and any similar agreement and any amendments or supplements to any of the foregoing which, in the case of the Company, are the Company’s Articles of Association (Statuten) as of October 29, 2024, the Company's Organizational Regulations (Organisationsreglement).

“Government Contract” means (i) any Contract between the Company and any Governmental Authority, including any bid, quote or offer for such Government Contract, and all service orders, purchase orders, delivery orders or task orders under such Government Contracts, each of which is a separate Government Contract, and (ii) any Contract or subcontract (at any tier) of the Company with any other Person that arises under or pursuant to, or relates to such other Person’s prime contract or subcontract under, a Government Contract.

“Government Funded IP” has the meaning set forth in Section 3.15(i).

“Governmental Authority” means any supranational, national, federal, provincial, state, municipal or local court, administrative body or other governmental or quasi-governmental entity or authority with competent jurisdiction exercising legislative, judicial, regulatory or administrative functions of or pertaining to supranational, national, federal, provincial, state, municipal or local government, including any department, commission, board, agency, bureau, subdivision, instrumentality or other regulatory, administrative or judicial authority.

“Hazardous Substance” means any pollutant, contaminant, waste, chemical, or substance that is defined or regulated as toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous under any Environmental Law, including petroleum, its derivatives, by-products and other hydrocarbons or asbestos-containing materials.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended and the rules and regulations promulgated thereunder, and any successor to such statute, rules or regulations.

“Income Tax” means (i) any federal, state, local or non-U.S. Tax that is, in whole or in part, based on or measured by net income or gains and (ii) any business franchise or similar Tax.

“Income Tax Return” means any Tax Return with respect to any Income Tax.

“Indebtedness” means, without duplication, with respect to the Company, as of the Effective Time, all obligations and other Liabilities (i) for borrowed money (including factoring or asset-based financing and overdraft facilities), including in respect of any loans made by Shareholders, (ii) evidenced by notes, bonds, debentures or similar Contracts or securities, (iii) created or arising under any conditional sale or other title retention arrangement or vendor financing (even if the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (iv) secured by a purchase money mortgage or other Lien to secure all or part of the purchase price of the property subject to such Lien, (v) for the deferred purchase price of assets, property, goods or services, including the maximum gross amount of all seller notes and “earn-out” payments and purchase price adjustment payments, (vi) for capitalized liabilities under GAAP of such Person as lessee under leases that have been or should be, in accordance with GAAP, recorded as capital leases, (vii) in respect of letters of credit, bankers’ acceptances, surety bonds and similar instruments (to the extent drawn or in respect of which the conditions for draw-down have been satisfied), (viii) for Contracts relating to interest rate, currency rate or commodity price protection, swap agreements, collar agreements and other hedging agreements, (ix) in respect of deferred rent, asset retirement obligations and payables related thereto, (x) in respect of (A) unfunded or underfunded deferred compensation, defined benefit pension or other retirement benefits (including any amounts to which the Company or its Subsidiary is required to pay in connection with defined contribution schemes) including any minimum returns related thereto, whether such payments are discretionary or mandatory)), (B) accrued and unpaid bonuses, severance or other termination-related payments and similar Liabilities (including any accrued, but unused, paid time off), (C) any retiree health or welfare benefits, and (D) any payments owing to any independent contractor which have not been satisfied (including, in each case of clauses (i)(A) through (i)(D), the employer portion of any payroll, employment or similar Taxes related thereto), (xi) in respect of unpaid accrued Taxes of the Company or its Subsidiary with respect to a Pre-Closing Tax Period determined in accordance with Section 7.03 (provided that, for the avoidance of doubt, such amount shall not be less than zero), (xii) in respect of any Related Party Contracts to the extent not settled, eliminated or terminated, (xiii) in respect of any accrued interest, prepayment penalties and any other costs associated with repayment of any Indebtedness, (xiv) in respect of deferred revenue, (xv) any accrued but unpaid dividends, (xvi) in respect of any Swiss Taxes arising from or related to the acquisition, holding or the sale of treasury shares held at the Closing Date by the Company, including any Swiss Taxes arising from or related to the distribution of cash or other assets received in exchange for the treasury shares and, without limitation, any Swiss Taxes that would arise if such treasury shares are not resold by the Company in the future, and (xvii) in respect of any indebtedness or other payment obligations of any other Person of the type described in the preceding clauses (i) through (xv) guaranteed by, or secured by any of the assets or Equity Securities of the Company.  For purposes of this Agreement, “Indebtedness” does not include any (x) obligations to the extent owing from the Company to the Company and (y) amounts included in Final Company Transaction Expenses.  For illustrative purposes only, the determination of Indebtedness as of the Balance Sheet Date is set forth on Exhibit F.

“Indemnified Party” has the meaning set forth in Section 9.04(a).

“Indemnifying Party” has the meaning set forth in Section 9.04(a).

“Indemnifying Seller” has the meaning set forth in Section 9.02(b).

“Intellectual Property Rights” means any and all intellectual property and similar proprietary rights throughout the world, whether or not registered, including any and all United States, international or foreign rights in, arising out of or associated with any of the following: (i) all patents and applications therefor, including all related provisionals, continuations, continuations-in-part, divisionals, reissues, renewals, reexaminations and extensions, (ii) all inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, confidential information, know-how, technology, including any and all ideas, discoveries, compositions, plans, designs, methodologies, techniques, all research and development information, manufacturing and production processes, processes and/or procedures, specifications, financial, marketing, technical and business data, pricing and cost information, business and marketing plans, and customer and supplier lists, and all information, documentation and data relating to any of the foregoing, (iii) all works of authorship, copyrights, copyrightable works, whether or not published, and all copyright registrations and applications for registrations of any of the foregoing and any and all renewals, extensions, reversions, restorations and derivative works associated with any of the foregoing, now or hereafter provided by Applicable Law, regardless of the medium of fixation or means of expression, (iv) all industrial designs and any registrations and applications therefor, (v) all domain names, uniform resource locators, social media identifiers and accounts and other names and locators associated with the internet, (vi) all trademarks, trade names, corporate names, brand names, certification marks, trade dress, logos, common law trademarks and service marks, and any and all other indications of origin, together with all goodwill associated any of the foregoing, and any registrations, applications for registration, renewals and extensions of any of the foregoing, (vii) all data, databases and data collections, (viii) all moral and economic rights of authors and inventors, however denominated, (ix) all rights in Software and related technology and (x) all rights to sue and recover and retain damages and costs and attorneys’ fees for the past, present or future infringement, dilution, misappropriation or other violation of any of the foregoing anywhere in the world.

“IRS” means the United States Internal Revenue Service.

“IT Assets” means any and all computers, Software, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines and all other information technology assets and equipment (including laptops and mobile devices), including all associated documentation related to any of the foregoing, in each case, owned by, or licensed or leased to, or purported to be owned by or licensed or leased to, the Company.

“JAMS” has the meaning set forth in Section 12.08(a).

“Key Service Provider Continuation of Service Letters” has the meaning set forth in the recitals.

“Key Service Providers” has the meaning set forth in the recitals.

“Knowledge” or any other similar knowledge qualifier with respect to a Person’s awareness of the presence or absence of a fact, event or condition, shall mean (i) in the case of the Company, the actual knowledge, after reasonable inquiry, of any of the individuals set forth in Section 1.01(a)(vii) of the Company Disclosure Schedule and (ii) in the case of Buyer, the knowledge, after reasonable inquiry, of Tim Stevens and Peter Brooks.

“Leased Real Property” has the meaning set forth in Section 3.13(b).

“Letters of Resignation” has the meaning set forth in Section 2.04(a)(iv).

“Liability” means any debt, liability, obligation or commitment of any kind or nature, whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, disclosed or undisclosed, liquidated or unliquidated, due or to become due, or determined, determinable or otherwise.

“Licensed Intellectual Property Rights” means any and all Intellectual Property Rights owned by a third party and licensed or sublicensed, or purported to be licensed or sublicensed, to the Company or for which the Company has obtained, or has purported to have obtained, a covenant not to be sued.

“Lien” means, with respect to any property or asset, any mortgage, hypothecation, lien, pledge, charge, security interest, deed of trust, lease or sublease, license or sublicense, right of first refusal, option, restriction on right to vote, sell or dispose, rights of way, Easements, restrictions, covenants, encumbrance or other similar adverse claim of any kind in respect of such property or asset.  For the purposes of this Agreement, a Person shall be deemed to own or lease subject to a Lien any property or asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.

“Material Customer(s)” has the meaning set forth in Section 3.25(b).

“Material Supplier(s)” has the meaning set forth in Section 3.25(c).

“Notice of Disagreement” has the meaning set forth in Section 2.05(b).

“Open Source Software” means Software subject to any license meeting the Open Source Definition (as promulgated by the Open Source Initiative) or the Free Software Definition (as promulgated by the Free Software Foundation) or any substantially similar license, including any license approved by the Open Source Initiative and any Creative Commons License, or any other license that is commonly referred to as an “open source”, “free software”, “copyleft”, or “community source code” license.

“Option” means each option to purchase shares of Company Common Shares granted or otherwise that is outstanding immediately prior to the Effective Time.

“Option Cash Out Closing Amount” has the meaning set forth in Section 2.02(b)(ii)(B).

“Optionholder” means, as of immediately prior to the Closing, each holder of a Company Option, as identified in the Allocation Schedule, in his, her or its capacity as such.

“Optionholder Termination Agreement” has the meaning set forth in the Recitals.

“Order” means any order, award, decision, injunction, judgment, ruling, decree, writ, subpoena or verdict entered, issued, made or rendered by any Governmental Authority or arbitrator.

“Overpayment Amount” has the meaning set forth in Section 2.06(a)(i).

“Owned Intellectual Property Rights” means any and all Intellectual Property Rights owned or purported to be owned by the Company.

“Owned IP Registrations” means any and all Owned Intellectual Property Rights that are subject to any issuance, registration, application or other filing by, to or with any Governmental Authority or authorized private registrar in any jurisdiction, including registered trademarks, domain names and copyrights, issued and reissued patents, and pending applications for any of the foregoing.

“Owned Software” means any and all Software owned, or purported to be owned, by the Company.

“Participation Shares” means the Company’s participation capital divided into registered participation certificates (Namenpartizipationsscheine) of CHF 1.

“Party” has the meaning set forth in the preamble.

“Party-Appointed Arbitrators” has the meaning set forth in Section 12.08(a).

“Payoff Letters” means payoff letters delivered by the Company to Buyer prior to the Closing with respect to all Indebtedness for borrowed money of the Company outstanding as of immediately prior to the Closing, including, for the avoidance of doubt, provided by the lenders or creditors in respect thereof, which, in each case, (i) sets forth the aggregate amount of Indebtedness arising under or owing or payable thereunder and in connection therewith on the Closing Date (and assuming the Closing has occurred) and (ii) acknowledges and agrees that, upon payment of such aggregate amounts on the Closing Date, the Company shall have paid in full all amounts arising under or owing or payable thereunder and in connection therewith, and all Liens related to such Indebtedness shall be released.

“Pending Claims” has the meaning set forth in Section 2.07(f)(ii)(A).

“Permit” means a license, franchise, permit, certificate, approval, concession, registration, order, decree or other similar authorization.

“Permitted Liens” means (i) Liens disclosed and adequately reserved against on the Company Balance Sheet, (ii) mechanic’s, materialman’s, carrier’s, repairer’s and other similar statutory Liens arising or incurred in the ordinary course of business for sums not yet due and payable (and for which adequate accruals or reserves have been established on the Company Balance Sheet in accordance with GAAP), (iii) Liens for Taxes not yet due and payable or being contested by appropriate proceedings in good faith (and, in each case, for which adequate accruals or reserves have been established on the Company Balance Sheet in accordance with GAAP), (iv) non-exclusive licenses to Intellectual Property Rights granted to customers in the ordinary course of business consistent with past practice, (v) statutory liens to secure obligations to landlords, lessors or renters under leases or rental agreements, (vi) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by Applicable Law, (vii) Easements, rights of way, zoning ordinances and other similar Liens affecting the Leased Real Property, and (viii) Liens securing the obligations of the Company under Indebtedness of the Company discharged in connection with Closing, as set forth on Section 1.01(a)(viii) of the Company Disclosure Schedule.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a Governmental Authority.

“Personal Information” means any information or data that (i) identifies, relates to, describes, is reasonably capable of being associated with, or could reasonably be linked, directly or indirectly, with an identified or identifiable natural person or household or (ii) constitutes “personal information,” “personally identifiable information,” “personal data,” and any terms of similar import, in each case under this clause (ii), as defined under Applicable Laws relating to data privacy, data protection, cybersecurity and/or the processing of such information or data.

“Post-Closing Tax Period” means any Tax period beginning after the Closing Date and, with respect to any Straddle Tax Period, the portion of the Straddle Tax Period beginning after the Closing Date.

“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date and, with respect to any Straddle Tax Period, the portion of the Straddle Tax Period ending on and including the Closing Date.

“Pre-Closing Taxes” means any Tax of the Company or its Subsidiary for any Pre-Closing Tax Period (determined in accordance with Section 7.03).

“Pro Forma Financial Statements” has the meaning set forth in Section 6.06(b).

“Pro Rata Portion” means, with respect to each Shareholder, a percentage equal to (i) the sum of the following (as applicable): (A) the aggregate number of Company Common Shares and Participation Shares held by such Shareholder as of immediately prior to the Closing, plus (B) the aggregate number of Company Common Shares issuable upon exercise in full of all Company Options held by such Shareholder as of immediately prior to the Closing divided by (ii) the Aggregate Fully Diluted Shares, in each case, as set forth across from such Shareholder’s name on the Allocation Schedule; provided, that, with respect to Section 9.02(b), an Indemnifying Seller’s Pro Rata Portion means, with respect to each Indemnifying Seller, a percentage equal to (i) the aggregate number of Company Common Shares and Participation Shares held by such Indemnifying Seller as of immediately prior to the Closing, divided by (ii) the aggregate number of Company Common Shares and Participation Shares held by all Indemnifying Sellers as of immediately prior to the Closing, in each case, as set forth across from such Indemnifying Seller’s name on the Allocation Schedule.

“RCA” has the meaning set forth in the recitals.

“RCA Party” means each Shareholder set forth on Section 1.01(a)(ix) of the Company Disclosure Schedule.

“Real Property Lease” has the meaning set forth in Section 3.13(c).

“Receiving Party” has the meaning set forth in Section 6.07(a).

“Regulation S-X Financial Statements” has the meaning set forth in Section 6.06(a).

“Related Party” means, with respect to any Person, (a) any Affiliate of such Person, (b) any Person who is a director, officer, general partner, managing member, employee, equityholder or in a similar capacity of such Person or any of its Affiliates or a member of any such Person’s “immediate family” (as such term is defined in Rule 12b-2 and Rule 16a-1 of the Exchange Act) and (c) any other Person who holds, individually or together with such other Person’s Affiliates and any members of such other Person’s “immediate family” (as such term is defined in Rule 12b-2 and Rule 16a-1 of the Exchange Act), directly or indirectly, more than 5% of the outstanding equity or ownership interests of such Person (and, for the avoidance of doubt, “Related Party” when referenced with respect to the Company includes each Shareholder).

“Related Party Contract” has the meaning set forth in Section 3.22(c)(iv).

“Representative” means with respect to any Person, such Person’s Affiliates and its and their respective directors, managers, members, officers, employees, consultants, agents, counsel, advisors, auditors and other representatives.

“Restricted Cash” has the meaning set forth in the definition of “Cash”.

“Sanctioned Person” means any Person with whom dealings are restricted, prohibited, or sanctionable under any Sanctions, including as a result of that Person’s: (a) being named on any list of Persons subject to Sanctions; (b) being located, organized, or resident in any Sanctioned

Territory; (c) being directly or indirectly owned or controlled by the government of a Sanctioned Territory or of any other country whose government is the target of Sanctions; or (d) having any direct or indirect relationship of ownership, control, or agency with, or any direct or indirect commercial dealings with, a Person described in (a) or (b).

“Sanctioned Territory” has the meaning set forth in Section 3.23(b)(i)(B).

“Sanctions” has the meaning set forth in Section 3.23(b)(i)(A).

“SEC” means the United States Securities and Exchange Commission.

“Section 338(g) Election” has the meaning set forth in Section 7.05(a).

“Seller(s)” has the meaning set forth in the preamble.

“Seller Prepared Tax Return” has the meaning set forth in Section 7.02(a)(i).

“Seller Released Claims” has the meaning set forth in Section 12.14(a)(ii).

“Seller Released Parties” has the meaning set forth in Section 12.14(b).

“Seller Releasing Parties” has the meaning set forth in Section 12.14(a).

“Service Provider” means, as of any relevant time, any director, officer, employee (whether temporary, part-time or full-time), individual independent contractor, consultant, advisor or other individual service provider of the Company or its Subsidiary.

“Share Cash Out Closing Amount” has the meaning set forth in Section 2.02(b)(i)(B).

“Shareholder” means any Person who holds Company Equity Interests.

“Shareholder Fundamental Representations” means the representations and warranties contained in Section 4.01, Section 4.02, Section 4.04, Section 4.05, and Section 4.06.

“Shareholder Indemnified Parties” has the meaning set forth in Section 9.02(c).

“Shareholders’ Representative” has the meaning set forth in the preamble.

“Shareholders’ Representative Fund Account” has the meaning set forth in Section 2.04(b)(v).

“Shareholders’ Representative Fund Amount” means $500,000.

“Shareholders’ Representative Fund Distribution Amount” has the meaning set forth in Section 2.10(c).

“Software” means any and all (i) computer programs, systems, applications and code, including any software implementations of algorithms, models and methodologies and any source code, object code, development and design tools, applets, compilers and assemblers, (ii) databases and compilations, including any and all libraries, data and collections of data whether machine readable, on paper or otherwise, (iii) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, (iv) technology supporting, and the contents and audiovisual displays of, any internet sites and (v) documentation, other works of authorship and media, including user manuals and training materials, relating to or embodying any of the foregoing or on which any of the foregoing is recorded.

“Straddle Tax Period” means a Tax period that begins on or before, and ends after, the Closing Date.

“Subsidiary” means, with respect to any Person, any entity (i) of which Equity Securities having voting power to elect a majority of the board of directors, managers, trustees or other Persons performing similar functions are owned, directly or indirectly, by such Person (or such Person otherwise has the right, whether by ownership of Equity Securities, Contract or otherwise, to do so), (ii) for which such Person or one of its other Subsidiaries is or controls the general partner, manager or managing member or (iii) in which such Person owns, directly or indirectly, a majority of the Equity Securities thereof.

“Subsidiary Securities” has the meaning set forth in Section 3.05(c)(iii).

“Swiss Withholding Tax Regulations” means the Swiss Withholding Tax Act of October 13, 1965, the Swiss Withholding Tax Ordinance of December 19, 1966, both as amended from time to time, and any regulations, guidelines, circulars, or interpretations issued by the Swiss Federal Tax Administration that apply to the Swiss withholding tax.

“Tax” means all federal, state, local, and non-U.S. taxes, charges, fees, levies, imposts, duties, tariffs, social security and pension fund contributions or other assessments or charges of whatever kind, including taxes or other charges based upon, measured by, or otherwise related to income, franchise, property, escheat, abandoned or unclaimed property, sales, goods and services or harmonized sales taxes, use, excise, employment, unemployment, payroll, social security, national insurance, estimated, value added, ad valorem, transfer, recapture, withholding, health, gross receipts, license, registration and other taxes of any kind whatsoever, including as a transferee or successor, by Contract or otherwise, together with any interest, penalties and additions thereto.

“Tax Asset” means any net operating loss, net capital loss, carryforward of disallowed amounts of disqualified interest, investment tax credit, foreign tax credit, charitable deduction or any other credit or Tax attribute that could be carried forward or back to reduce Income Taxes.

“Tax Contest” has the meaning set forth in Section 7.04(a).

“Tax Return” means any return, declaration, report, claim for refund, election, designation, disclosure, form and information return or statement or other document filed or required to be filed with a Taxing Authority reporting liability for Taxes, including any schedules or attachments thereto and any amendment thereof.

“Tax Sharing Agreement” means any Tax sharing, allocation, grouping or indemnification agreement, provision or arrangement (other than pursuant to any ordinary-course commercial contract the primary purpose of which does not relate to Taxes) (including, for the avoidance of doubt, any agreement or arrangement, as a result of which liability of the Company to a Taxing Authority is determined or taken into account with reference to the activities of any other person).

“Taxing Authority” means any Governmental Authority responsible for the determination, administration, imposition or collection of any Tax.

“Third-Party Claim” has the meaning set forth in Section 9.04(b).

“Transaction Documents” means this Agreement, the Optionholder Termination Agreements, the Key Service Provider Continuation of Service Letters, the Letters of Resignation, the RCAs and any other written agreements, documents and certificates to be executed and delivered by or on behalf of Buyer, the Shareholders, the Shareholders’ Representative or the Company pursuant hereto or in connection herewith.

“Transactions” has the meaning set forth in the Recitals.

“Transfer Tax” means any direct or indirect transfer, documentary, sales, use, stamp, registration, real property, business and occupation, value added or other similar Tax (for the avoidance of doubt, not including any Income Taxes or withholding Taxes).

“Treasury Regulations” means the temporary and final Tax regulations promulgated under the Code.

“Underpayment Amount” has the meaning set forth in Section 2.06(a)(ii).

“US Subsidiary” means Siren Group USA Inc., a Delaware corporation and a wholly-owned Subsidiary of the Company.

“WARN Act” has the meaning set forth in Section 3.19(h).

Section 1.02.    Other Definitional and Interpretative Provisions.  The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.  References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified.  All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein.  Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement.  Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import.  “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form.  The word “will” shall be construed to have the same meaning and effect as the word “shall.”  The word “or” when used in this Agreement is not exclusive.  References to “$” and “Dollars” are to United States Dollars.  References to any statute, rule or regulation, or any other Applicable Law, shall be deemed to refer to such statute, rule or regulation, or other Applicable Law, as amended or supplemented from time to time, including through the promulgation of applicable rules or regulations.  References to any Contract are to that Contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof; provided that with respect to any Contract provided or disclosed or listed (or required to be listed) on any Schedule hereto, all amendments, modifications, supplements, extensions and renewals thereto must also be provided, disclosed or listed in the appropriate Schedule.  References to any Person include the successors and permitted assignees of that Person.  References from or through any date mean, unless otherwise specified, from and including or through and including, respectively.  For the purposes of this Agreement, any document which is described as being “provided,” “delivered,” “furnished,” “made available” or other similar reference to Buyer or shall only be treated as such if true and complete copies of such documents have been put in the data room prepared by the Company, respectively, at least one day prior to the date hereof.  References to one gender include all genders.  For purposes of this Agreement, references to “ordinary course of business” (or similar references) shall mean ordinary course of business consistent with past practice (including as to amounts and terms, as applicable).  The Parties have participated jointly in the negotiation and drafting of this Agreement and each has been represented by counsel of its choosing and, in the event that an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.  All times shall refer to the local time in New York, New York unless otherwise stated.

Article 2
Purchase and Sale

Section 2.01.    Purchase and Sale.  Upon the terms and subject to the conditions of this Agreement, the Sellers agree to sell to Buyer, and Buyer agrees to purchase from the Sellers, all of the issued and outstanding Company Common Shares held by the Sellers at the Closing, and all of the issued and outstanding Participation Shares held by the Sellers at the Closing, in each case free and clear from all Liens, other than restrictions on transfer arising under applicable federal, provincial and state securities Applicable Laws, and together with all rights of any nature whatsoever that attach (or may in the future attach) to such Company Common Shares or Participation Shares.  Each Seller hereby waives, subject to and at and after the Closing, all rights of pre-emption or other restrictions on transfer that may exist in relation to any Company Common Shares or Participation Shares under the Governing Documents of the Company or otherwise.  Buyer shall not be obliged to close the sale or purchase of any of the Company Common Shares or Participation Shares held by the Sellers unless the sale or purchase of all of the Company Common Shares and Participation Shares is closed simultaneously in accordance with this Agreement.

Section 2.02.    Purchase Price; Allocation of Closing Consideration.

(a)    The aggregate consideration payable for the purchase of the Company Common Shares and the Participation Shares and the cancellation of the Company Equity Awards shall be the amount of cash equal to the Aggregate Consideration.

(b)    The Closing Consideration shall be allocated at the Closing as set forth in this Section 2.02(b) and the Allocation Schedule.

(i)    Each Seller shall be entitled to receive in respect of the Company Common Shares and/or Participation Shares held by such Seller immediately prior to the Closing (without giving effect to the exercise of any Company Options) an amount equal to (A) the Closing Cash Per Fully-Diluted Share multiplied by B) the aggregate number of Company Common Shares and Participation Shares held by such Seller immediately prior to the Closing (the “Share Cash Out Closing Amount”).  For the avoidance of doubt, the Closing Consideration allocable to Optionholders is set forth in Section 2.02(b)(ii).

(ii)    Subject to Section 2.09, each Optionholder shall be entitled to receive in exchange for the cancellation of the Company Options held by such Optionholder immediately prior to the Closing an amount, in cash and without interest, equal to (A) the product of (x) the Closing Cash Per Fully-Diluted Share, multiplied by (y) the aggregate number of Company Common Shares issuable upon exercise in full of all Company Options held by such Optionholder immediately prior to the Closing, minus B) the aggregate cash exercise price that would be payable upon exercise of all Company Options held by such Optionholder immediately prior to the Closing (the “Option Cash Out Closing Amount”).  Effective as of the Closing, the Company Options shall cease to be outstanding and shall automatically be cancelled and the holder thereof shall cease to have any rights with respect thereto, except the right to receive the Option Cash Out Closing Amount.

Section 2.03.    Closing.  The closing of the transactions contemplated hereby (the “Closing”) shall take place at the offices of Davis Polk & Wardwell LLP, 900 Middlefield Road, Redwood City, CA 94063 or remotely by the exchange of documents and signatures (or their electronic counterparts), as soon as possible (but in any event no later than the third Business Day) after the day on which the conditions set forth in Article 10 have been satisfied or, to the extent permissible under Applicable Law, waived by the party or parties entitled to the benefit of such conditions (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permissible under Applicable Law, waiver of those conditions at the Closing by the party or parties entitled to the benefit of such conditions), or at such other time or place as Buyer and the Shareholders’ Representative may agree in writing; provided that in no event shall the Closing be prior to January 1, 2026 without the prior written consent of Buyer.  The date on which the Closing occurs is referred to herein as the “Closing Date”.

Section 2.04.    Closing Deliverables.  At or prior to the Closing:

(a)    The Company shall deliver or cause to be delivered to Buyer:

(i)    duly signed declarations of assignment by each Seller by which all Company Common Shares and/or Participation Shares held by such Seller are transferred and assigned to the Buyer and a written confirmation by the board of directors of the Company confirming that no certificates for the Company Common Shares and/or Participation Shares have been issued;

(ii)    a copy of the resolution of the board of directors of the Company authorizing the transfer of the Company Common Shares and Participation Shares, as applicable, from the Sellers to Buyer and approving the registration of Buyer as the holder of the Company Common Shares and Participation Shares in the share register of the Company as of the Closing Date;

(iii)    a copy of the share register of the Company in which Buyer is registered as the holder of the Company Common Shares with full voting rights and as the holder of the Participation Shares as of the Closing Date;

(iv)    The resignations of each director or officer, including the individuals listed on Section 6.10 of the Company Disclosure Schedule, from such positions with the Company and its Subsidiaries effective as of the Closing Date that Buyer requests on or prior to the Closing substantially in the form attached hereto as Exhibit D (the “Letters of Resignation”);

(v)    duly executed Payoff Letters (if applicable);

(vi)    duly executed termination agreements for the Related Party Contracts set forth in Section 6.11 of the Company Disclosure Schedule;

(vii)    true and complete copies of the Optionholder Termination Agreement from each Optionholder, duly executed by each such Optionholder and the Company, in the form set forth on Exhibit A hereto;

(viii)    duly executed copies of the RCAs from each RCA Party, in the form set forth on Exhibit C hereto;

(ix)    (A) a certification satisfying the requirements of Treasury Regulations Sections 1.897-2(h) and 1.1445-2(c)(3), that the Company is not, nor has it been within the period described in Section 897(c)(1)(A)(ii) of the Code, a “United States real property holding corporation” as defined in Section 897(c)(2) of the Code and B) an accompanying notice to the IRS satisfying the requirements of Treasury Regulations Section 1.897-2(h)(2);

(x)    a good standing certificate (or an equivalent documents such as an extract from the commercial register) for the Company and its Subsidiaries from the relevant secretary of state or similar Governmental Authority (including commercial register offices) of the jurisdiction under the laws in which the Company and its Subsidiary is incorporated or organized, dated within two (2) Business Days prior to the Closing Date;

(xi)    a properly completed IRS Form W-9 or applicable IRS Form W-8 duly executed by each Seller;

(xii)    a copy of the resolution of the board of directors of the Company authorizing the execution, delivery and performance, as applicable, of this Agreement and the other Transaction Documents to which the Company is a party and the consummation of the transactions contemplated hereby and thereby;

(xiii)    the Allocation Schedule;

(xiv)    the Company Transaction Expenses Payoff Instructions; and

(xv)    a written statement (the “Estimate Statement”), that sets forth the Company’s good faith estimate of Closing Working Capital (“Estimated Closing Working Capital”), Closing Cash (“Estimated Closing Cash”), Closing Indebtedness (“Estimated Closing Indebtedness”), Company Transaction Expenses (“Estimated Company Transaction Expenses”) and, based on such amounts, the Closing Consideration.

(b)    Buyer shall:

(i)    pay, or cause to be paid, to the Sellers, by wire transfer of immediately available funds to the account designated on the Allocation Schedule, the portion of the Share Cash Out Closing Amount payable to each such Seller in respect of such Seller’s Company Common Shares and Participation Shares, in each case, as set forth on the Allocation Schedule; provided that, with respect to any portion of the Share Cash Out Closing Amount which is payable to any Shareholder in their capacity as a current or former Service Provider, Buyer shall pay, or cause to be paid, to the Company for distribution by the Company to such individual via the Company’s payroll system, as set forth in the Allocation Schedule (net of any required withholding of Taxes under Applicable Law);

(ii)    pay, or cause to be paid, to the Company, an aggregate amount equal to the Option Cash Out Closing Amount, by wire transfer of immediately available funds to the account designated on the Allocation Schedule, for further distribution by the Company to the Optionholders via the Company’s payroll system, the portion of the Option Cash Out Closing Amount payable to each such Optionholder, in each case, as set forth in the Allocation Schedule (net of any required withholding of Taxes under Applicable Law);

(iii)    pay, or cause to be paid, all amounts set forth in the Payoff Letters, by wire transfer of immediately available funds to the accounts designated therein;

(iv)    pay, or cause to be paid, all unpaid amounts set forth in the Company Transaction Expenses Payoff Instructions, by wire transfer of immediately available funds to the accounts designated therein; and

(v)    deposit, or cause to be deposited, the Shareholders’ Representative Fund Amount with the Shareholders’ Representative, by wire transfer of immediately available funds to the account designated on the Allocation Schedule, to be held by Shareholders’ Representative on behalf of the Shareholders (the “Shareholders’ Representative Fund Account”) in accordance with the terms of this Agreement;

(vi)    deliver to the Company, a notification of beneficial ownership regarding the Company Common Shares and Participation Shares pursuant to art. 697j of the Swiss Code of Obligations; and

(vii)    deliver to the Company, the acceptance declarations (including signature specimen) of persons designated as directors or officers of the Company and its Subsidiaries as of the Closing Date.

(c)    Notwithstanding anything to the contrary, for the avoidance of doubt, no interest will be paid or accrued on any portion of the Aggregate Consideration or any payments thereof to any Shareholder.

Section 2.05.    Closing Statement.

(a)    As promptly as practicable, but no later than 30 days after the Closing, Buyer will prepare and deliver, or cause to be prepared and delivered, to the Shareholders’ Representative, a statement setting forth Buyer’s calculation of (i) Closing Working Capital, (ii) Closing Cash, (iii) Closing Indebtedness, (iv) Company Transaction Expenses and (v) based on such amounts, the Final Adjustment Amount (the “Closing Statement”) together with reasonable supporting documentation therefor.  The Closing Statement shall be prepared in accordance with GAAP. After receipt of the Closing Statement, Shareholders’ Representative and its Representatives shall have access to (A) the books and records of the Company, B) the personnel (including accountants and advisors involved in the preparation of the Closing Statement) of, and    (C) work papers, prepared by, Buyer, each to the extent that they relate directly to the Closing Statement and to such historical financial information relating to the Closing Statement as the Shareholders’ Representative may reasonably request for the purpose of reviewing the Closing Statement and preparing (if applicable) a Notice of Disagreement (as defined below).

(b)    If the Shareholders’ Representative disagrees with Buyer’s calculation of any of the amounts set forth on the Closing Statement, the Shareholders’ Representative may, within 30 days after receipt of the Closing Statement, deliver a written notice (the “Notice of Disagreement”) to Buyer disagreeing with such calculation(s) and setting forth the Shareholders’ Representative’s calculation of such disputed amount(s), a description in reasonable detail of the grounds for each such disagreement and the Shareholders’ Representative’s calculation of the Final Adjustment Amount (and each component thereof), and the Shareholders’ Representative shall be deemed to have agreed with all other items and amounts contained in the Closing Statement, which shall be final, binding and conclusive for all purposes hereunder.  If the Shareholders’ Representative fails to deliver a Notice of Disagreement within such 30-day period, the Shareholders’ Representative shall be deemed to have agreed to the Closing Statement and all items and amounts set forth therein, which shall be final, binding and conclusive for all purposes hereunder.

(c)    If a Notice of Disagreement is timely delivered pursuant to Section 2.05(b), the Shareholders’ Representative and Buyer shall, during the 60 days following such delivery, use commercially reasonable efforts to reach agreement on the disputed items or amounts in order to determine, as may be required, the Final Amounts.  If, after the expiration of such 60-day period or any mutually agreed extension thereof, the Shareholders’ Representative and Buyer are unable to reach such agreement on all such items and amounts, then, upon the request of the Shareholders’ Representative or Buyer, the Shareholders’ Representative and Buyer shall promptly thereafter submit the remaining disputed items (but only such remaining disputed items) to a mutually agreed independent accounting firm of internationally recognized standing (or, if such firm is unable or unwilling to act, such other independent accounting firm of internationally recognized standing as shall be mutually agreed upon in writing by Buyer and the Shareholders’ Representative) (the “Accounting Referee”) for resolution.  In making such determination, the Accounting Referee (i) shall consider only those items or amounts in the Closing Statement as to which the Shareholders’ Representative has disagreed and which have not been resolved prior to submission to the Accounting Referee, (ii) shall not be entitled to hold any hearings or take or order the taking of depositions or other testimony under oath, (iii) with respect to each matter submitted to it, shall not resolve such matter in a manner that is more favorable to Buyer than the Closing Statement or more favorable to the Shareholders’ Representative than the Notice of Disagreement and (iv) shall not consider any proposals related to settlement of any disputed items made by any of the Parties.  Each of Buyer and the Shareholders’ Representative shall be entitled to submit (with a copy to the other Party) to the Accounting Referee such documents and materials and to make such presentations and arguments as such Party shall deem necessary or appropriate; provided that neither Party shall have any ex parte communications with the Accounting Referee.  The Accounting Referee is not authorized to, and shall not, make any other determination, including (A) any determination with respect to any matter included in the Closing Statement or the Shareholders’ Representative’s Notice of Disagreement that was not submitted for resolution to the Accounting Referee or B) any determination as to compliance by the Company, any Shareholder, Buyer or any of their respective Affiliates, with any of their respective covenants in this Agreement.  Neither Buyer nor the Shareholders’ Representative shall make, and the Shareholders’ Representative shall prevent any Shareholders from making, any communications with the Accounting Referee to which the Shareholders’ Representative is not a party, in the case of communications by Buyer, or Buyer is not a party, in the case of communications by the Shareholders’ Representative or the Shareholders.  Any disputes not within the scope of the disputes to be resolved by the Accounting Referee pursuant to this Section 2.05(c) (as well as any disputes about the scope of disputes to be resolved by the Accounting Referee pursuant to this Section 2.05(c)) shall be resolved pursuant to Section 12.07.

(d)    The Accounting Referee shall deliver to the Shareholders’ Representative and Buyer, as promptly as practicable and no later than 45 days after its appointment in connection with a Notice of Disagreement pursuant to Section 2.05(c), a written report setting forth its determination, which shall be final and binding upon the Shareholders’ Representative, the Shareholders’ and Buyer absent Fraud or manifest error.  The dispute resolution by the Accounting Referee under this Section 2.05 shall constitute an expert determination and shall not constitute an arbitration.  The fees and expenses of the Accounting Referee in connection with a Notice of Disagreement shall be borne by Buyer and the Shareholders’ Representative (on behalf of the Shareholders and as a Company Transaction Expense) in the same proportion as the aggregate amount of items disputed in such Notice of Disagreement submitted to the Accounting Referee that are unsuccessfully disputed by each such Party (as finally determined by the Accounting Referee) bears to the total amount of such items so submitted.  For example, if the Shareholders’ Representative timely submits a Notice of Disagreement for items totaling $1,000, and if Buyer contests only $500 of such amount, and the Accounting Referee ultimately resolves the dispute by awarding the Shareholders’ Representative $300 of the $500 contested, then the costs and expenses of the Accounting Referee will be allocated 60% (i.e., 300/500) to Buyer and 40% (i.e., 200/500) to the Shareholders’ Representative.  All other costs, fees and expenses incurred by the Parties in connection with resolving such dispute shall be borne by the Party incurring such cost and expense.

Section 2.06.    Adjustment of Consideration.

(i)    if the Estimated Adjustment Amount exceeds the Final Adjustment Amount (the amount of such excess, the “Overpayment Amount”), then Buyer shall (x) be entitled to recover from the Adjustment Holdback Amount an amount equal to the absolute value of the Overpayment Amount and (y) if after any recovery provided for in prior clause (x), there is any remaining Adjustment Holdback Amount, pay, or cause to be paid, to the Shareholders, subject to Section 2.09 and Section 2.11, by wire transfer of immediately available funds to the account designated on the Allocation Schedule or via the Company’s payroll system, as the case may be, an amount equal to the portion of the remaining Adjustment Holdback Amount in accordance with each such Shareholder’s Pro Rata Portion; provided that, if the Overpayment Amount exceeds the Adjustment Holdback Amount (the amount of such excess, the “Excess Overpayment Amount”), then Buyer shall be entitled to recover the Excess Overpayment Amount through an Anniversary Set-Off in accordance with Section 2.07(f); or

(ii)    if the Final Adjustment Amount exceeds the Estimated Adjustment Amount (the amount of such excess, the “Underpayment Amount”), then Buyer shall (x) pay, or cause to be paid, to the Shareholders, subject to Section 2.09 and Section 2.11, by wire transfer of immediately available funds to the account designated on the Allocation Schedule or via the Company’s payroll system, as the case may be, an amount equal to the Adjustment Holdback Amount in accordance with each such Shareholder’s Pro Rata Portion, and (y) pay, or cause to be paid, to the Shareholders, subject to Section 2.09 and Section 2.11, by wire transfer of immediately available funds to the account designated on the Allocation Schedule or via the Company’s payroll system, as the case may be, an amount equal to the absolute value of the Underpayment Amount in accordance with such Shareholder’s Pro Rata Portion.

(b)    “Final Closing Working Capital,” “Final Closing Cash,” “Final Closing Indebtedness,” and “Final Company Transaction Expenses” mean the Closing Working Capital, Closing Cash, Closing Indebtedness and Company Transaction Expenses, in each case, (i) as shown in the Closing Statement if no Notice of Disagreement with respect thereto is timely delivered pursuant to Section 2.05(b); or (ii) if such a Notice of Disagreement is timely delivered with respect thereto, (A) as agreed by Buyer and the Shareholders’ Representative pursuant to Section 2.05(c) or B) in the absence of such agreement, as shown in the Accounting Referee’s determination delivered pursuant to Section 2.05(c) (absent Fraud or manifest error).

Section 2.07.    Anniversary Payments.

(a)    Anniversary Payments.  On the first anniversary of the Closing Date, and on each subsequent one-year anniversary of the Closing Date through and including the fourth anniversary of the Closing Date (each, an “Anniversary Date”), Buyer shall pay each Shareholder its Pro Rata Portion, as set forth in an updated Allocation Schedule provided by Shareholders’ Representative no less than 10 Business Days prior to the date such payment is due, of the

Anniversary Payment Amount (each such payment, an “Anniversary Payment”), in each case subject to Anniversary Set-Off(s) in accordance with Section 2.07(f), less any Company Transaction Expenses arising solely as a result of the payment of such Anniversary Payment that would have become payable at the Closing if such Anniversary Payment was paid at Closing; provided, that any portion of the Anniversary Payment Amount payable to a Shareholder in their capacity as a current or former Service Provider shall be subject to Section 2.09 and Section 2.11 and paid through the Company’s (or its successor’s) payroll system.

(b)    Disclaimers.  Except as expressly set forth herein, (i) this Section 2.07 shall impose no restrictions on the operations, business or activities of Buyer, the Company or any of their respective Affiliates following the Closing, and (ii) Buyer and its Affiliates shall have the right to operate the business and activities of Buyer, the Company and their respective Affiliates following the Closing in any way that Buyer or its Affiliates deems appropriate in its sole discretion.

(c)    Anniversary Payments Not a Security.  The Parties do not intend the right of the Shareholders to receive the Anniversary Payments pursuant to this Section 2.07 to be a security. Accordingly, the right of the Shareholders to receive the Anniversary Payments pursuant to this Section 2.07 (i) shall not be represented by a certificate, (ii) does not represent an ownership interest in Buyer or any of its Affiliates or the Company and (iii) does not entitle the Shareholders to any rights common to shareholders of Buyer or any of its Affiliates or the Company, or any other rights not expressly set forth herein.  The right of a Shareholder to receive any Anniversary Payment Amount pursuant to this Section 2.07 shall not be transferred or pledged without the prior written consent of Buyer except a transfer by a Shareholder pursuant to a will or applicable intestate laws or to any trust established by such Shareholder and maintained for the benefit of such Shareholder or his or her immediate family members.

(d)    Tax Matters.  The Parties intend and agree that, for U.S. federal income tax purposes, (i) the Anniversary Payments shall be treated as additional consideration paid to the Shareholders for the sale of the Company Equity Interests and (ii) a portion of each such payment shall be treated as interest to the extent required by Section 483 or Section 1272 of the Code.

(e)    Buyer Change of Control Event.  Notwithstanding anything contained in this Agreement to the contrary, this Section 2.07 shall survive the Closing and shall be binding, jointly and severally, on all successors and assigns of Buyer.  In the event that Buyer or any of its successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving company or entity of such consolidation or merger or transfers or conveys all or substantially all of its properties and assets to any Person (each, a “Buyer Change of Control Event”), then, and in each such case, each Anniversary Payment Amount that has not yet been paid shall become immediately due and payable as of the date of such Buyer Change of Control Event and in accordance with this Section 2.07.

(f)    Set-Off.  Notwithstanding any provision of this Agreement or anything else to the contrary, the Company, each Shareholder and the Shareholders’ Representative hereby acknowledge and agree that, in addition to any right hereunder, Buyer shall have the right, but not the obligation, from time to time to withhold and set off against any amount otherwise due to be paid to the Shareholders pursuant to this Section 2.07 the amount of (i) any Excess Overpayment Amount owed to it pursuant to Section 2.06 and (ii) any Damages to which any Buyer Indemnified

Party may be entitled under Article 9 of this Agreement or any other Transaction Document; provided that, in case of the foregoing clause (ii), (A) with respect to each Anniversary Payment due on the third anniversary and fourth anniversary of the Closing Date, Buyer may withhold, but shall not set off, and shall deposit to a third party escrow agent selected at Buyer’s sole discretion (the “Escrow Agent”) and pursuant to an escrow agreement between Buyer and the Escrow Agent, which shall be consistent with the terms herein, such Shareholder’s Pro Rata Portion of the aggregate amount of all Damages specified in any then-unresolved or then-unpaid indemnification claims made by any Buyer Indemnified Party pursuant to Section 9.02 (the “Pending Claims”) and B) with respect to each Anniversary Payment due on the first anniversary and second anniversary of the Closing Date, Buyer may not withhold nor set off any Damages for any Claim against any amount otherwise due to be paid pursuant to the Shareholders pursuant to this Section 2.07, in the case of the foregoing clause (B), unless and until the earliest of (x) the Shareholders’ Representative agrees that Buyer is entitled to Damages for such Claim pursuant to Article 9, (y) an Action is finally resolved pursuant to Article 9 or by a court of competent jurisdiction resulting in Damages in favor of Buyer or (z) a court of competent jurisdiction determines that Buyer is entitled to Damages (including, for the avoidance of doubt, with respect to legal fees and expenses) with respect to a Third-Party Claim finally resolved in favor of Buyer (each, an “Anniversary Set-Off”). For the avoidance of doubt, any amounts deposited with the Escrow Agent in connection with any Pending Claim shall be proportionally released to the Party (or Parties) to whom such Pending Claim is finally resolved in favor of.

(g)    Enforcement.  The Shareholders’ Representative may enforce the provisions of this Section 2.07 on behalf of the Shareholders.

(h)    Notwithstanding anything to the contrary in this Section 2.07, to the extent payment of all or any portion of any amount pursuant to this Section 2.07 is prohibited by the Debt Financing, Buyer shall not pay such amount in cash and shall instead execute and deliver to each Seller a subordinated promissory note, in a form to be agreed to by Buyer and in the principal amount of such unpaid amount.

Section 2.08.    Allocation Schedule.  Notwithstanding anything to the contrary in this Agreement or any investigation or examination conducted, or any knowledge possessed or acquired, by or on behalf of Buyer, or any of their respective Affiliates, (a) it is expressly acknowledged and agreed that the preparation of the Allocation Schedule and the allocations and the Pro Rata Portions set forth therein are the sole responsibility of the Shareholders and the Shareholders’ Representative and that Buyer, and their respective Affiliates shall be entitled to rely on the Allocation Schedule, without any obligation to investigate or verify the accuracy or correctness thereof, and to make payments in accordance therewith and b) in no event shall Buyer or any of its Affiliates have any Liability to any Person (including the Shareholders’ Representative or any of the Shareholders) in connection with any claims relating to any alleged inaccuracy or miscalculations in, or otherwise relating to, the preparation of the Allocation Schedule and the allocations and Pro Rata Portions set forth therein or payments made by any Person (including Buyer, and their respective Affiliates) in accordance therewith.

Section 2.09.    Withholding.  Notwithstanding any provision contained herein to the contrary, Buyer and the Company (and any Affiliate thereof) shall be entitled to deduct and withhold from any amounts otherwise payable to or on behalf of any Person pursuant to this

Agreement or any other Transaction Document such amounts as any of them is required to deduct and withhold with respect to the making of such payment under any provision of Applicable Law, including (without limitation) any Tax amounts, and in particular, any social security, pension and insurance contributions or premiums, and any amounts of employer contributions or premiums payable in respect thereto.  Before making any deduction or withholding pursuant to this Section 2.09 (other than with respect to amounts the parties have agreed to treat as compensation), Buyer or the Company (or any applicable Affiliate) shall give (or cause to be given) the other party reasonable advance notice of any anticipated deduction or withholding (other than in connection with any (i) compensatory payments) and provide the other party with sufficient opportunity to submit any forms or other documentation or take such other steps in order to avoid such deduction or withholding, and reasonably cooperate with the other party in good faith to reduce or eliminate any such deduction or withholding.  Any amounts so deducted and withheld by Buyer or the Company (or any Affiliate thereof), as the case may be, shall be treated for all purposes of this Agreement as having been paid to such Person in respect of which such deduction or withholding was made.  Buyer shall provide Shareholders’ Representative with any evidence reasonably requested by it that any amount withheld or deducted under this Section 2.09 has been so timely remitted.

Section 2.10.    Shareholders’ Representative Fund Amount.

(a)    The Shareholders’ Representative shall be entitled to withdraw cash amounts held in the Shareholders’ Representative Fund Account for the reimbursement of out-of-pocket fees and expenses (including fees to legal, accounting and other advisors’ fees and expenses, if applicable) incurred by the Shareholders’ Representative in performing its duties under this Agreement and the other Transaction Documents.  The Shareholders’ Representative Fund Amount shall be held by the Shareholders’ Representative in a segregated bank account and the Shareholders’ Representative will hold the Shareholders’ Representative Fund Amount separate from its other funds and will not voluntarily make it available to its creditors in the event of bankruptcy.  The Shareholders shall earn no interest or earnings on the Shareholders’ Representative Fund Amount and irrevocably transfer and assign to the Shareholders’ Representative any ownership right that they may otherwise have had in any such interest or earnings.

(b)    The Shareholders’ Representative is not providing any investment supervision, recommendations or advice.  The Shareholders’ Representative shall have no responsibility or liability for any loss of principal of the Shareholders’ Representative Fund Amount other than as a result of the Shareholders’ Representative’s gross negligence or willful misconduct.  The Shareholders’ Representative is not acting as a withholding agent or in any similar capacity in connection with the Shareholders’ Representative Fund Amount, and has no tax reporting or income distribution obligations hereunder.

(c)    As soon as reasonably determined by the Shareholders’ Representative that the Shareholders’ Representative Fund Amount is no longer required for the purposes contemplated by this Section 2.10, the Shareholders’ Representative shall deliver to Buyer the portion of the Shareholders’ Representative Fund Amount remaining in the Shareholders’ Representative Fund Account as of such time (such amount, if any, the “Shareholders’ Representative Fund Distribution Amount”), and Buyer shall pay, or cause to be paid, to the Shareholders subject to Section 2.09, by wire transfer of immediately available funds to the account designated on the

Allocation Schedule or via the Company’s payroll system, as the case may be, an amount equal to the Shareholders’ Representative Fund Distribution Amount in accordance with each such Shareholder’s Pro Rata Portion.

(d)    Notwithstanding anything to the contrary, in no event shall Buyer, the Company or any of their respective Affiliates have any Liability with respect to the use by the Shareholders’ Representative of any amounts in the Shareholders’ Representative Fund Account.

Section 2.11.    Payments to Optionholders.  Notwithstanding anything to the contrary herein or in any other Transaction Document, any consideration payable to any Optionholder in respect of any Company Options shall be paid on the same schedule and under the same terms and conditions as apply to such payments to shareholders of the Company with respect to shares of Company Common Shares and Participation Shares generally and otherwise in accordance with Treasury Regulation Section 1.409A-3(i)(5)(iv)(A), provided that in no event shall any payments be made pursuant to any Transaction Document to any Optionholder in respect of any Company Options later than the fifth (5th) anniversary of the Closing Date.

Article 3
Representations and Warranties of the Company

Except as set forth in a written disclosure in the corresponding section or subsection of the Company Disclosure Schedule (subject to Section 12.03), the Company represents and warrants to Buyer that:

Section 3.01.    Corporate Existence; Power and Authorization.

(a)    The Company is duly incorporated, organized and validly existing under the laws of Switzerland and has all organizational powers and all material Permits necessary to enable it to own, lease and otherwise hold and operate its properties and other assets, and to carry on its business as presently conducted in all material respects.  The Company is duly qualified to do business as a foreign corporation or other legal entity and is in good standing (to the extent applicable to such jurisdiction) in each jurisdiction where such qualification is necessary, except for those jurisdictions in which the failure to be so qualified, or to be in good standing, individually or in the aggregate would not reasonably be expected to be, material to the Company.

(b)    The Company has never been dissolved or declared bankrupt, nor has a corporate resolution to dissolve or to declare bankruptcy with respect to the Company been adopted, and no written demands or requests for such dissolution or declaration are pending before a Governmental Authority.

(c)    True and complete copies of the Governing Documents of the Company, in effect as of the date hereof, have been made available to Buyer.  The Company is not in breach of any of the provisions of any of such Governing Documents.  A true and complete list of the directors, officers, managers and other Persons holding similar titles for the Company as of the date hereof has been made available to Buyer.

Section 3.02.    Corporate Authorization.

(a)    The Company has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and the other Transaction Documents to which it is party and to consummate the transactions contemplated hereby and thereby.  The execution, delivery and performance by the Company of this Agreement and each of the other Transaction Documents to which the Company is a party and the consummation by the Company of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Company.  The Company has duly executed and delivered this Agreement and the other Transaction Documents to which it is or will be a party at and, assuming the due authorization, execution and delivery by each of the other Parties to this Agreement and such other Transaction Documents to which it is a party, this Agreement and any such Transaction Document constitutes (or will constitute when so executed) the Company’s legal, valid and binding obligation, enforceable against it in accordance with its terms (subject to the Enforceability Exceptions).

(b)    There are no votes, approvals, consents or other proceedings of the holders of the Company Common Shares or Participation Shares necessary in connection with the execution and delivery of, or the performance by the Company of its obligations under, this Agreement and the other Transaction Documents to which it is a party, or the consummation of the transactions contemplated hereby or thereby.  No other approval or action by the Company or any holder of Company Common Shares or Participation Shares is required in connection with the consummation of the transactions contemplated by this Agreement or any of the other Transaction Documents.

Section 3.03.    Governmental Authorization.  The execution, delivery and performance by the Company of this Agreement and the other Transaction Documents to which any of them is or will be a party, and the consummation of the transactions contemplated hereby and thereby, require no consent, waiver, approval, license, permits, order or other authorization or action by or in respect of, or filing with, any Governmental Authority, other than actions or filings the absence of which would not, individually or in the aggregate, reasonably be expected to (i) be material to the Company or (ii) prevent, materially delay or materially impede the consummation by the Company of the transactions contemplated by this Agreement and the other Transaction Documents.

Section 3.04.    Capitalization; Allocation Schedule.

(a)    As of the date hereof, the Equity Capital of the Company consists of CHF 102,109 share capital, divided into 102,109 Company Common Shares (which includes 6,693 treasury Company Common Shares and 0 Company Restricted Shares that were unvested as of the date hereof) and CHF 29,870 participation capital, divided into 29,870 Participation Shares (which includes 2,266 treasury Participation Shares).  As of the date hereof, there are an aggregate of 35 Company Common Shares subject to Company Options and 9,008 Company Common Shares remain available for issuance pursuant to the Company Equity Plans.

(b)    Section 3.04(b) of the Company Disclosure Schedule sets forth a true and complete list of (i) the record and beneficial owners of all outstanding Company Common Shares and Participation Shares, including the number of shares owned by each such Person and (ii) each outstanding Company Equity Award, including with respect thereto, the name of the holder, date of grant, term (where applicable), exercise price (if any) or purchase price (if any), vesting schedule (including whether such award will vest in connection with the Closing).  Except as set forth on Section 3.04(b) of the Company Disclosure Schedule, there are no, and have never been none within the last three (3) years, dividends or distributions declared or paid with respect to any Equity Security of the Company.  No share certificates have been issued for the Company Common Shares and Participation Shares or for any other Equity Securities.

(c)    All of the issued and outstanding Equity Securities of the Company are duly authorized and validly issued and are fully paid and non-assessable, and have not been issued in violation of Applicable Law and the Governing Documents of the Company or any preemptive rights, rights of first refusal or similar rights, and are owned by, as the record and beneficial owner and with good marketable title to, the Persons in the amounts set forth on Section 3.04(b) of the Company Disclosure Schedule, free and clear of any Lien or any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such interests (other than transfer and other restrictions under applicable federal, provincial and state securities Applicable Laws and the Company's Governing Documents)).

(d)    There are no bonds, debentures, notes or other Indebtedness of the Company having the right to vote (or that are convertible into, or exchangeable for, securities having the right to vote) on matters on which Shareholders may vote.  Except as set forth in Section 3.04(d) of the Company Disclosure Schedule, there are no authorized, issued, reserved or promised (including pursuant to any offer letter or employment agreement) for issuance or outstanding (i) Company Common Shares, Participation Shares, Equity Securities, voting securities or other ownership interests in the Company, (ii) securities of the Company convertible into or exchangeable for Company Common Shares, Participation Shares, Equity Securities, voting securities or other ownership interests of the Company or (iii) options, warrants, restricted units, unit appreciation rights, performance units, contingent value rights, “phantom” units or other similar securities or rights to acquire from the Company, or other obligation of the Company to issue, or rights relating to, any of the foregoing (the items in clauses (i), (ii) and (iii) being referred to collectively as the “Company Securities”).  There are no outstanding obligations of the Company to repurchase, redeem or otherwise acquire any Company Securities, and there are no voting trusts, shareholder agreements, pooling agreements, proxies or other Contracts in effect with respect to the voting or transfer of any Company Securities.

(e)    Each Company Equity Award (i) has been granted in compliance with Applicable Law (including applicable securities law or an exemption therefrom), the Governing Documents of the Company and all requirements set forth in the Company Equity Plans and other applicable Contracts, (ii) has been properly accounted for on the Company Balance Sheet, (iii) has an exercise price that is no less (or, with respect to any Company Option exercised or forfeited prior to the date hereof, had an exercise price that was no less) than the fair market value of the shares of Company Common Shares underlying such Company Option on the grant date and (iv) does not constitute “nonqualified deferred compensation” for purposes of Section 409A of the Code.  As of the date hereof, each Company Option has an exercise price per share which exceeds the Closing Cash Per Fully-Diluted Share.

(f)    The Company has not promised to grant any stock options or other equity incentive awards that have not been granted as of the date hereof.

(g)    The Company is not party to any Contract that restricts the transfer of, that relates to (or that provides a proxy for) the voting of, or that provides registration rights in respect of, Equity Securities of the Company, including any voting trusts, shareholder or member Contracts, pooling agreements or proxies with respect to the voting or transfer of any Equity Securities of the Company.

Section 3.05.    Subsidiaries.

(a)    The Company is directly the sole legal and beneficial owner of all Equity Securities in the US Subsidiary, as set forth on Section 3.05(a) of the Company Disclosure Schedule, free and clear of all Encumbrances.  Other than as set forth on Section 3.05(a) of the Company Disclosure Schedule, the Company has no current or former Subsidiaries.

(b)    Except for the Company’s Subsidiary, the ownership and jurisdiction of which is as set forth on Section 3.05(b) of the Company Disclosure Schedule, the Company does not directly or indirectly control or have any direct or indirect equity or similar interest in, or any interest convertible into, exchangeable or exercisable for any equity or similar interest in, participation in any other Person.

(c)    Except as set forth in Section 3.05(c) of the Company Disclosure Schedule, there are no issued, reserved for issuance or outstanding (i) equity interests or voting securities of any Subsidiary of the Company, (ii) securities of any convertible into or exchangeable for, or relating to or deriving economic value from, equity interests or voting securities of any Subsidiary of the Company, or (iii) options or other rights to acquire from the Company, or other obligation of the Company to issue, any equity interests, voting securities or securities convertible into or exchangeable for equity interests or voting securities of the Subsidiary of the Company, including any warrants, puts, phantom equity interests, conversion or preemptive rights, equity appreciation rights, profit participation rights, redemption rights, repurchase rights, subscription rights or rights of first refusal or offer or similar rights (the items in clauses (i)-(iii) being referred to collectively as the “Subsidiary Securities”).

(d)    Except as set forth in Section 3.05(d) of the Company Disclosure Schedule, there are no voting trusts, stockholder agreements, proxies or other Contracts, agreements or understandings in effect with respect to the voting or transfer of any of the share capital or capital stock of any Subsidiary of the Company.  At the Closing, the Subsidiary Securities will be free and clear of any Lien and any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such units (other than transfer restrictions under applicable federal and state securities Applicable Laws)).  The Subsidiary Securities were issued in compliance with (x) all applicable securities laws or exemptions therefrom and (y) any preemptive rights, rights of first refusal or similar rights created by Applicable Law, such Subsidiary’s organizational documents and any Contract to which such Subsidiary is bound.

Section 3.06.    Noncontravention.  The execution, delivery and performance by the Company of this Agreement and the other Transaction Documents to which it is a party or is specified to be a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not (a) contravene, conflict with, or result in any violation or breach of any provision of any of the Governing Documents of the Company, b) violate any Applicable Law,

(c) except as set forth on Section 3.06(c) of the Company Disclosure Schedule, require any consent (including any spousal consent) or other action by, notice to or payment to, any Person under, constitute a breach, default or an event that, with or without notice or lapse of time or both, would constitute a default under, or give rise to any right of termination, cancellation or acceleration of any right or obligation of the Company or to a loss of any right or benefit to which the Company or its Subsidiary is entitled under any provision of any Contract or Permit binding upon the Company or (d) result in the creation or imposition of any Lien (other than Permitted Liens) on any asset of the Company, with such exceptions, in the case of clauses (b) through (d), as would not reasonably be expected to cause a Company Material Adverse Effect, taken as a whole to (x) be material to the Company, taken as a whole, or (y) prevent, materially delay or materially impede the consummation by the Company of the transactions contemplated by this Agreement and the other Transaction Documents.

Section 3.07.    Financial Statements.

(a)    The audited balance sheets of the Company and its Subsidiaries as of December 31, 2024 and December 31, 2023 and the related audited statements of operations, statements of changes in stockholders’ equity and statements of cash flows for the years ended December 31, 2024 and December 31, 2023 and the unaudited consolidated balance sheets as of the Balance Sheet Date for the nine month period then ended (collectively, the “Financial Statements”), fairly present in all material respects, in conformity with GAAP applied on a consistent basis during such fiscal years (except as may be indicated in the notes thereto), the financial position of the Company as of the dates thereof and its results of operations, changes in stockholders’ equity and cash flows for the fiscal years then ended, and are consistent in all material respects with the books and records of the Company (which are accurate in all material respects). The Company has made available to Buyer true and complete copies of such Financial Statements, which are set forth on Section 3.07(a) of the Company Disclosure Schedule.

(b)    The Company maintains internal controls over financial reporting that provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP.  There are no material deficiencies in the design or operation of its internal controls over financial reporting.  In the last three (3) years, the Company has not identified and has not been advised by the Company’s auditors of any fraud or allegation of fraud, whether or not material, that involves management or other employees of the Company who have a role in the internal controls over financial reporting.  The books and records of the Company are in agreement with the Company’s Financial Statements in all material respects.

(c)    The inventories set forth in the Financial Statements were properly stated therein in accordance with GAAP.  Since the Balance Sheet Date, the inventories of the Company have been maintained in the ordinary course of business consistent with past practice.  All such inventories are owned free and clear of all Liens (other than Permitted Liens).  All of the inventories recorded on the Financial Statements consist of, and all inventories of the Company on the date hereof consist of, items of a quality reasonably usable or saleable in the ordinary course of business consistent in all material respects with past practices and are in quantities materially sufficient for the ordinary operation of the business of the Company in accordance with GAAP.

(d)    All of the accounts receivable reflected in the Financial Statements and the accounts receivable arising after the Balance Sheet Date represent bona fide, arm’s length transactions of the Company that arose in the ordinary course of business consistent with past practice and are valid, genuine and fully collectible in accordance with GAAP, are not subject to setoffs, credit or counterclaims and, except as set forth on Section 3.07(d) of the Company Disclosure Schedules, are current and collectible, within 60 days of the date such account receivable was first booked.  No Person has any Lien (other than Permitted Liens) on any account receivable that is outstanding as of the date hereof, and, except in the ordinary course of business consistent with past practice, no request or agreement for material deduction or material discount has been made with respect to any account receivable.  Neither the Company nor any of its Subsidiaries has received written notice from any customer or partner that such customer or partner does not intend to pay any material account receivable.  All accounts receivable arising out of or relating to the business of the Company as of the Balance Sheet Date have been included in the Financial Statements, in accordance with GAAP.

(e)    As of the Closing, the Regulation S-X Financial Statements fairly present in all material respects, in conformity with local GAAP applied on a consistent basis (except as may be indicated in the notes thereto), the financial position of the Company and its Subsidiaries as of the dates thereof and its results of operations, changes in stockholders’ equity and cash flows for the fiscal year then ended, and are consistent in all material respects with the books and records of the Company (which are accurate in all material respects).

Section 3.08.    Absence of Certain Changes.

(a)    Since the Balance Sheet Date, (i) the business of the Company has been conducted in all material respects in the ordinary course of business and (ii) there has not been a Company Material Adverse Effect.

(b)    Without limiting the generality of the foregoing, since the Balance Sheet Date through the date hereof, except as set forth on Section 3.08(b) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries have taken any action that would, if taken after the execution of this Agreement, require Buyer’s consent pursuant to Section 6.01.

Section 3.09.    No Undisclosed Liabilities.  There are no Liabilities of the Company of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than (a) Liabilities disclosed and provided for in the Company Balance Sheet or expressly set forth in the notes thereto, b) Liabilities incurred in the ordinary course of business since the Balance Sheet Date that would not be material, individually or in the aggregate, to the Company, taken as a whole and    (c) Liabilities set forth on Section 3.09 of the Company Disclosure Schedule.

Section 3.10.    Material Contracts.

(a)    Except as set forth in the corresponding subsection of Section 3.10(a) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to or bound by:

(i)    any Real Property Lease;

(ii)    any Contract for the purchase or sale by the Company of any real property;

(iii)    (A) any Contract or group of related Contracts (including for the purchase or lease of materials, supplies, goods, services, equipment or other assets) that provides for, or would reasonably be expected to result in, payments by the Company (x) in any fiscal year of $75,000 or more or (y) in the aggregate over the term of the Contract of $150,000 or more and B) any Contract with a Material Supplier;

(iv)    (A) any Contract or group of related Contracts (including for the sale, license, lease or other disposition of materials, supplies, goods, services, equipment or other assets) that provides for, or would reasonably be expected to result in, payments to the Company (x) in any fiscal year of $75,000 or more or (y) in the aggregate over the term of the Contract of $150,000 and B) any Contract with a Material Customer;

(v)    any Contract (including letters of intent but excluding confidentiality and non-disclosure agreements that do not contain any restrictions other than customary confidentiality and non-disclosure obligations) relating to the acquisition or disposition of any Person, business or Equity Securities or a material amount of the assets of or to any other Person (whether by merger, sale of stock, sale of assets or otherwise) (A) entered into since January 1, 2020 and B) pursuant to which the Company or any of its Subsidiaries has remaining obligations (other than customary confidentiality and non-disclosure obligations or customary covenants to provide reasonable access to books and records);

(vi)    any (A) employment or service Contract or Employee Plan with the Key Employees or any other Service Provider whose annual base compensation exceeds $80,000, or B) any Contract or Employee Plan providing for severance, retention, change in control or transaction bonuses or benefits;

(vii)    any Collective Bargaining Agreement;

(viii)    any Contract that relates to the formation of, or participation in, a partnership, joint venture, strategic alliance, profit-sharing or similar arrangement (including any Contract relating to operation, management or control);

(ix)    any Contract (A) relating to or evidencing Indebtedness, B) granting any Liens (other than Permitted Liens) over any asset of the Company,    (C) relating to any loan or other extension of credit, or obligation to advance or contribute capital, by the Company, except for trade payment terms extended to any customer in the ordinary course of business or (D) guaranteeing the obligations or Liabilities of another Person (or pursuant to which the obligations of the Company are guaranteed);

(x)    any Contract or series of related Contracts involving, requiring or that contemplates the Company to make capital expenditures in excess of $100,000;

(xi)    any Contract pursuant to which the Company obtains any license or sublicense to, right to use or covenant not to be sued under any Intellectual Property Right (other than any off-the-shelf shrinkwrap, clickwrap or similar license or sublicense for non-

custom software that is commercially available on non-discriminatory pricing terms with an annual fee of less than $50,000);

(xii)    any Contract pursuant to which the Company grants any license or sublicense to, right to use or covenant not to be sued under any Intellectual Property Right, except for non-exclusive licenses granted to customers into in the ordinary course of business consistent with past practice;

(xiii)    any Contract under which the Company or any of its Subsidiaries is the lessee, sublessee or licensee or otherwise has rights of use of personal property;

(xiv)    any Contract pursuant to which the Company or any of its Subsidiaries is a lessor or sublessor of, or makes otherwise available for use by any third party, any real or tangible personal property owned or leased by the Company;

(xv)    any Contract granting any Person an option or a right of first refusal or first offer or similar preferential right to purchase or acquire any Equity Securities or any asset of the Company;

(xvi)    any Contract or Order containing any provision or covenant that limits the freedom of the Company (or, after the Closing, that purports to so limit or restrict Buyer or any of its Affiliates) or any Key Employee to (A) engage or compete in any activity or line of business in any area or B) solicit or otherwise engage any Person as a supplier or customer;

(xvii)    any Contract (A) with any sole-source suppliers of products or services, or B) that includes any “most favored nations” terms and conditions, any exclusive dealing or minimum purchase or sale, “take or pay” obligations, arrangements or requirements to purchase substantially all of the output or production of a particular supplier or    (C) containing any provision or covenant that limits the freedom of the Company (or, after the Closing, that purports to so limit or restrict Buyer or any of its Affiliates) to (1) obtain products or services from any Person or (2) set prices and terms for the provision, sale, lease or license of its products, services or technologies with any Person, except for the prices and terms expressly set forth therein with respect to the products, services or technologies provided, sold, leased or licensed thereunder;

(xviii)    any Contracts with any customer or distributor pursuant to which the Company provides any warranty not provided in the ordinary course of business;

(xix)    any Contract providing for a change in control, retention or transaction bonus with a Service Provider;

(xx)    any Government Contract;

(xxi)    any Related Party Contract (or that was a Related Party Contract at the time it was entered into); or

(xxii)    any Contract providing for the indemnification of any Person by the Company (other than indemnification under agreements entered into in the ordinary course of business);

(xxiii)    any Contract entered into in connection with the settlement of any Action that contains any ongoing continuing obligations of the Company (other than confidentiality obligations with respect to the terms of the settlement); or

(xxiv)    any power-of-attorney executed on behalf of the Company.

(b)    Each Contract set forth or required to be set forth in Section 3.10(b) of the Company Disclosure Schedule (each, a “Company Material Contract”), is a valid, binding and, subject to applicable (i) bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium, relief of debtors and other laws affecting creditors’ rights generally and general principles of equity and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies (the items in foregoing clauses (i) and (ii), collectively, the “Enforceability Exceptions”), enforceable agreement of the Company (and, to the Knowledge of the Company, the other parties thereto) and is in full force and effect.  Except as would not, individually or in the aggregate, be material to the Company, taken as a whole, (A) neither the Company, its Subsidiaries nor, to the Knowledge of the Company, any other party thereto is in material default or breach (with or without notice or lapse of time or both) under the terms of any such Company Material Contract (and neither the Company nor any of its Subsidiaries has received any written (or, to the Knowledge of the Company, oral) claim or notice regarding (x) any purported breach or default of any Company Material Contract or any dispute thereunder or (y) the non-renewal (if applicable) or termination of any Company Material Contract), B) neither the Company nor any of its Subsidiaries has waived any of its material rights or benefits under any Company Material Contract and    (C) no notice to terminate in whole or in part has been served with respect to any such Company Material Contract.  A true and complete copy of each Company Material Contract (including, for clarity, any exhibits, annexes, appendices, schedules or attachments thereto, and any amendments, modifications, supplements, extensions or renewals thereof) has been made available to Buyer.

Section 3.11.    Litigation.  There is no Action pending, or threatened in writing (or, to the Knowledge of the Company, orally), against the Company, its Subsidiaries, or any present officers, directors or employees thereof in their respective capacities as such.  There is no Order outstanding or, to the Knowledge of the Company, threatened, against the Company, its Subsidiaries or any present officers, directors or employees of the foregoing in their respective capacities that, individually or in the aggregate, is or would reasonably be expected to be material to the Company, taken as a whole, or that seeks to prevent, enjoin or materially delay the consummation of the transactions contemplated hereby.

Section 3.12.    Compliance with Laws and Governmental Orders.  In the last three (3) years, except as would not, individually or in the aggregate, reasonably be expected to be material to the Company, taken as a whole, (a) each of the Company and its Subsidiaries have been and presently is in compliance with all Applicable Laws, b) neither the Company nor any of its Subsidiaries have received any written notice or, to the Knowledge of the Company, any other notice from any Governmental Authority, asserting a failure, or possible failure, to comply with

any such Applicable Laws and    (c) to the Knowledge of the Company, neither the Company nor any of its Subsidiaries has been nor presently is under any investigation with respect to, and has not been threatened in writing (or, to the Knowledge of the Company, orally) to be charged with, any violation of any Applicable Law.

Section 3.13.    Properties.

(a)    Neither the Company nor any of its Subsidiaries owns any real property nor has owned any real property.

(b)    Section 3.13(b) of the Company Disclosure Schedule lists all real property subject to a lease, sublease, license, sublicense or occupancy agreement (including with respect to occupancy of any communal or co-working spaces) to which the Company or any of its Subsidiaries is a party as a lessee, sublessee, licensee, sublicensee or occupant (each, a “Leased Real Property”).  The Company and its Subsidiaries have valid leasehold interests in all of the Leased Real Property pursuant to the Real Property Leases to which the Company or any of its Subsidiaries is a party, in each case, free and clear of all Liens other than Permitted Liens.

(c)    True and complete copies of all leases, subleases, licenses, occupancy agreements, and other agreements (in each case, including all material amendments, extensions, supplements, renewals and guarantees with respect thereto) with respect to each Leased Real Property (individually, a “Real Property Lease”) have been made available to Buyer.  A list of the Real Property Leases is set forth on Section 3.13(b) of the Company Disclosure Schedule.  To the Knowledge of the Company, neither the Company nor any of its Subsidiaries, nor any other party to a Real Property Lease, has violated any provision of such Real Property Lease, and neither the Company nor any of its Subsidiaries has received notice that it has breached, violated or defaulted under any Real Property Lease, beyond any applicable notice and cure period.

(d)    The Company and its Subsidiaries have valid leasehold interests in all Leased Real Properties, none of which leasehold interests are subject to any Lien to the Knowledge of the Company, except for Permitted Liens that, individually or in the aggregate, do not and would not reasonably be expected to materially detract from the value or interfere with any present or intended use, occupancy or operation of such property or assets.

(e)    The Leased Real Properties constitute all of the real property used or held for use in connection with the business of the Company and are sufficient to conduct such business as conducted on the date hereof.

(f)    To the Knowledge of the Company, all rent, charges or other payments due and payable pursuant to each of the Real Property Leases have been paid as of the date hereof.  Neither the Company nor any of its Subsidiaries has assigned any of the Real Property Leases or sublet all or any part of the real property that is the subject of any of the Real Property Leases.

(g)    To the Knowledge of the Company, no part of any Leased Real Property or any Facility is currently subject to condemnation proceedings, and no condemnation or taking is threatened or contemplated.

Section 3.14.    Taxes.

(a)    The Company and its Subsidiaries have timely filed all Income Tax and all other material Tax Returns that it was required to file under Applicable Law.  All such Tax Returns of the Company are complete and correct in all material respects.  All material Taxes due and owing by the Company or its Subsidiaries have been paid (whether or not shown as due and owing on any Tax Return) or (i) where payment is not yet due, the Company and its Subsidiaries have established (or have had established on their behalf and for their sole benefit and recourse) in accordance with GAAP an adequate accrual and (ii) where payment is being contested in good faith pursuant to appropriate procedures, the Company and its Subsidiaries have established (or have had established on their behalf and for their sole benefit and recourse) in accordance with GAAP an adequate reserve, in each of cases (i) and (ii) for all Taxes through the end of the last period for which the Company and its Subsidiaries ordinarily record items on its respective books and records.

(b)    There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of, material Taxes of the Company or its Subsidiaries and no written request for any such waiver or extension is currently pending.

(c)    There are no material Liens (other than Permitted Liens) for Taxes upon any of the assets of the Company or its Subsidiaries.

(d)    No written claim has been made by a Taxing Authority in a jurisdiction (including any Swiss canton) where the Company or its Subsidiaries do not file Tax Returns that the Company or its Subsidiaries are or may be subject to taxation by that jurisdiction.  Neither the Company nor any of its Subsidiaries have had a permanent establishment or other taxable presence, for any Tax purpose, in any taxing jurisdiction (including any Swiss canton) other than the jurisdiction of its incorporation.

(e)    Neither the Company nor any of its Subsidiaries have received from any Taxing Authority any (i) written notice indicating an intent to open an audit or other review with respect to Taxes or (ii) written notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any Taxing Authority against the Company or its Subsidiaries.  No claim, audit, action, suit, proceeding, examination or investigation is now pending or, to the Knowledge of the Company, threatened against or with respect to the Company or any of its Subsidiaries in respect of any Tax.  No adjustment that would increase the Tax liability, or reduce any Tax Asset, of the Company or its Subsidiaries has been threatened, proposed or made by a Taxing Authority during any audit of a Pre-Closing Tax Period which could reasonably be expected to be threatened, proposed or made in an audit of any subsequent Tax period.

(f)    During the two-year period ending on the date hereof, neither the Company nor any of its Subsidiaries was a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 or Section 361 of the Code.

(g)    There are no requests for rulings or determinations in respect of any Tax or Tax Asset pending between the Company or its Subsidiaries and any Taxing Authority.

(h)    Neither the Company and nor any of its Subsidiaries (i) are a party to or bound by any Tax Sharing Agreement, (ii) have been a member of any consolidated, combined, affiliated or unitary group of corporations for any Tax purposes (other than a group the common parent of which is or was the Company or Subsidiaries being sold to the Buyer), and (iii) have any liability for Taxes of any Person arising from the application of Treasury Regulations Section 1.1502-6 or any analogous provision of state, local or non-U.S. Law, or arising by contract (excluding contracts executed in the ordinary course of business that customarily include Tax provisions, but do not primarily relate to Taxes (e.g., leases and credit agreements)), or as a transferee or successor.

(i)    The Company and the US Subsidiary are classified, and have been at all times since their formation properly classified, as C corporations for U.S. federal Income Tax purposes.

(j)    The Company and its Subsidiaries are in compliance in all material respects with Applicable Law relating to the payment and withholding of all Tax and have complied in all material respects with all information reporting and backup withholding provisions of Applicable Law.  The Company or its Subsidiaries have charged, collected and remitted on a timely basis (or made adequate provision for the payment of such amounts) all material Taxes as required under Applicable Law on any sale, supply or delivery, made by them.

(k)    The Company and its Subsidiaries are in compliance in all material respects with all applicable transfer pricing laws and regulations, including the execution and maintenance of contemporaneous documentation substantiating the transfer pricing practices and methodology of the Company or its Subsidiaries, as applicable.  All related party transactions involving the Company or its Subsidiaries are at arm’s length in compliance with Section 482 of the Code, the Treasury Regulations promulgated thereunder, and any similar provision of state, local or non-U.S. Law.

(l)    Neither the Company nor any of its Subsidiaries are currently the beneficiary of any extension of time (other than extensions of time automatically granted) within which to file any material Tax Return.

(m)    Neither the Company nor any of its Subsidiaries are a party to any “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code or any analogous provision of state, local or non-U.S. Law.

(n)    Neither the Company nor any of its Subsidiaries have (i) received a Tax opinion with respect to any transaction related to any period with respect to which the applicable period for assessment under Applicable Law, after giving effect to extensions or waivers, has not expired or (ii) entered into a closing agreement with respect to Taxes with any Taxing Authority or received any private letter ruling from the IRS or any similar ruling from any other Taxing Authority.

(o)    None of the Company, its Subsidiaries, or its Affiliates have applied for or received any rulings or determinations, with respect to any Tax of the Company or its Subsidiaries.  None of the Sellers have applied for or received any rulings or determinations with respect to any Tax of a Seller in connection with transactions contemplated by this Agreement.

(p)    Neither the Company nor its Subsidiary own any asset that is a U.S. real property interest under Section 897(c) of the Code.  Neither the Company nor any of its Subsidiaries own an interest in real property in any jurisdiction in which a Tax is imposed, or the value of the interest is reassessed, on the transfer of an interest in real property and which treats the transfer of an interest in an entity that owns an interest in real property as a transfer of the interest in real property.

(q)    Neither the Company nor any of its Subsidiaries will be required to include a material item of income in, or exclude any material item of deduction from, taxable income for any Post-Closing Tax Period as a result of any (i) closing agreement or settlement with a Taxing Authority executed before the Closing, (ii) deferred revenue, prepaid amounts or advanced billings received before the Closing, (iii) installment sale or open transaction disposition made before the Closing, (iv) change in method of accounting pursuant to Section 481 of the Code (or any analogous provision of state, local or non-U.S. Taw law) relating to an item reported for a taxable period ending on or prior to the Closing, or (v) election under Section 108(i) of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax law).

(r)    Neither the Company nor any of its Subsidiaries is or has ever been a passive foreign investment company (“PFIC”) as defined in Section 1297 of the Code or a controlled foreign corporation (“CFC”) as defined in Section 957 of the Code.

(s)    Neither the Company nor any of its Subsidiaries that are organized outside the United States is treated as an “expatriated entity” as defined in Section 7874(a)(2)(A) of the Code, as a “surrogate foreign corporation” as defined in Section 7874(a)(2)(B) of the Code or otherwise as a domestic corporation as a result of the application of Section 7874(b) of the Code.

(t)    Neither the Company nor its Subsidiary has material tax basis in assets located in Canada for Canadian tax purposes.

Section 3.15.    Intellectual Property.

(a)    Section 3.15(a) of the Company Disclosure Schedule sets forth a true and complete list of all of the (i) Owned IP Registrations, specifying as to each such item, as applicable, (A) the title of such item, B) the owner of such item,    (C) each jurisdiction in which such item is issued or registered or in which any application for issuance or registration has been filed, (D) the respective issuance, registration or application number of such item and (E) the date of application and issuance or registration of such item and (ii) Owned Software.  The Company has paid all registration, maintenance and renewal fees when due and has made all filings required to maintain its ownership of, and the validity and enforceability of, the Owned IP Registrations.

(b)    The Company owns or otherwise has a valid and enforceable right to use, and immediately following the consummation of the transactions contemplated hereby will continue to own or otherwise have a valid and enforceable right to use, any and all Intellectual Property Rights used or held for use in, or otherwise necessary for, the conduct of the business of the Company as currently conducted.  There exist no material restrictions on the disclosure, use, license or transfer of the Owned Intellectual Property Rights.  The consummation of the transactions contemplated by this Agreement will not (i) alter, encumber, impair or extinguish any

Owned Intellectual Property Rights or Licensed Intellectual Property Rights or (ii) encumber any of the Intellectual Property Rights licensed or owned by Buyer or any of its Affiliates.

(c)    The Company is the sole and exclusive legal and beneficial owner of each item of the Owned Intellectual Property Rights and holds all right, title and interest in and to such Owned Intellectual Property Rights and its rights under any and all of the Licensed Intellectual Property Rights, in each case, free and clear of any and all Liens, other than Permitted Liens.  The Company is the owner of record of each of the Owned IP Registrations.

(d)    The Company has entered into valid, binding, and enforceable written Contracts with every (i) current employee or independent contractor of, or other Person currently engaged in the creation or development of any Intellectual Property Rights for or on behalf of, the Company and (ii) former employee or independent contractor of, or other Person formerly engaged by, the Company that has created or developed any Intellectual Property Rights for or on behalf of the Company, whereby, in each case, such employees, independent contractors and other Persons (A) presently assign to the Company any and all of their right, title and interest in and to such Intellectual Property Rights created or developed by such employees, independent contractors and other Persons, including any of the Owned Intellectual Property Rights, B) acknowledge the Company’s sole and exclusive ownership of such Intellectual Property Rights and    (C) irrevocably waive moral rights in favor of the Company.  To the Knowledge of the Company, no such Contract has been breached or violated.  No current or former employee, director, officer or independent contractor of the Company owns any Intellectual Property Rights that are used in or otherwise relate to the business of the Company.

(e)    The Owned Intellectual Property Rights and, to the Knowledge of the Company, the Company’s rights in the Licensed Intellectual Property Rights are valid, subsisting and enforceable, and none of the Owned Intellectual Property Rights have been adjudged invalid or unenforceable in whole or part.

(f)    The Company has implemented commercially reasonable policies and procedures and have taken all other commercially reasonable steps in accordance with current industry practice necessary to maintain, protect and enforce its rights in the Owned Intellectual Property Rights and the Licensed Intellectual Property Rights, in each case, including such steps necessary to protect and preserve the confidentiality of all trade secrets, know-how and other confidential information included in such Owned Intellectual Property Rights, and no such trade secrets, know how or other confidential information have been disclosed other than to employees, consultants, representatives and agents of the Company, all of whom are bound by valid, binding, and to the Knowledge of the Company, enforceable written confidentiality or non-disclosure Contracts.

(g)    The conduct of the business of the Company as currently and formerly conducted, and the products, processes and services of the Company, have not infringed, misappropriated, diluted or otherwise violated, and do not and will not infringe, dilute, misappropriate or otherwise violate, the Intellectual Property Rights or other rights of any Person.  To the Knowledge of the Company, no Person has infringed, misappropriated, diluted or otherwise violated, or is currently infringing, misappropriating, diluting or otherwise violating, any of the Owned Intellectual Property Rights or any of the Company’s rights in any Licensed Intellectual Property Rights.

(h)    There are no notices, indemnification requests or Actions (including any oppositions, cancellations, interferences or re-examinations) settled, pending or threatened in writing (or, to the Knowledge of the Company, orally) (including in the form of cease and desist letters or offers to obtain a license) (i) alleging any infringement, misappropriation, dilution or violation of the Intellectual Property Rights of any Person by the Company, the conduct of its business as currently or formerly conducted, or its products, processes or services, (ii) challenging or seeking to deny or restrict the validity, enforceability, registrability, use or ownership of any of the Owned Intellectual Property Rights or any of the Company’s rights in any Licensed Intellectual Property Rights or (iii) by the Company or any other Person alleging any infringement, misappropriation, dilution or violation by any Person of any of the Owned Intellectual Property Rights or Licensed Intellectual Property Rights.

(i)    No Owned Intellectual Property Rights or, to the Knowledge of the Company, Licensed Intellectual Property Rights exclusively licensed to the Company were created, developed or reduced to practice, or are being created, developed or reduced to practice, (i) pursuant to, or in connection with, any Contract with any Governmental Authority or Governmental Authority-affiliated entity, or university, college or other educational institution, or (ii) using any funding or facilities of any Governmental Authority or Governmental Authority-affiliated entity, or university, college or other educational institution (collectively, “Government Funded IP”).  The Company has taken any and all commercially reasonable actions to obtain, secure, maintain, enforce and protect its right, title and interest in, to and under all Government Funded IP, and has complied with any and all any Intellectual Property Rights disclosure and/or licensing obligations under any such Contract.

(j)    No Owned Software contains, is linked to, or is otherwise used in connection with any Open Source Software in any manner that requires any such Software be (i) made available or distributed in source code form, (ii) licensed for the purpose of making derivative works, (iii) licensed under terms that allow reverse engineering, reverse assembly or disassembly of any kind or (iv) redistributable at no charge.  None of the Owned Software contains any worm, bomb, backdoor, clock, timer, or other disabling device code, design or routine which can cause software to be erased, inoperable, or otherwise incapable of being used, either automatically or upon command.  The Company has in its possession and control the source code for all Owned Software.  No source code included in any Owned Software has been, or could be required to be, licensed, disclosed, shared, provided, released or otherwise deposited with or to any Person or into escrow, other than an employee or independent contractor of the Company pursuant to a valid and enforceable written Contract prohibiting use or disclosure of the source code except in the performance of services for the Company.  The consummation of the transactions contemplated by this Agreement and the other Transaction Documents will not trigger the release of any such source code.

(k)    The IT Assets materially operate and perform in accordance with their documentation and functional specifications and otherwise in a manner that permits the Company to conduct its business as currently conducted.  The Company has taken commercially reasonable actions, consistent with current industry standards, to protect the confidentiality, integrity, operation and security of the IT Assets (and all information and transactions stored or contained therein or transmitted thereby) against any unauthorized use, access, interruption, modification or corruption, in each case, including the implementation of (i) data backup, (ii) disaster avoidance and recovery, (iii) business continuity, and (iv) encryption and other security procedures, protocols and technologies.  In the last three (3) years, there has been no breach or unauthorized use, access, interruption, modification, corruption or other compromise of any of the IT Assets (or any information or transactions stored or contained therein or transmitted thereby).

Section 3.16.    Data Privacy and Cybersecurity.  The Company has, during the three (3) year period prior to the date of this Agreement, complied, and is currently in compliance, in all material respects with all Applicable Data Protection Requirements.  No Action is pending or, to the Knowledge of the Company, threatened against the Company by any Person alleging a violation of any Applicable Data Protection Requirement or such Person’s privacy, personal or confidentiality rights.  The Company has (a) implemented and maintained commercially reasonable technical and organizational measures, in accordance with current industry standards and for Company of its size and nature, to protect all Personal Information in their possession or control against a breach, or unauthorized use, access, exfiltration, destruction, alteration, disclosure, loss, theft, interruption, modification or corruption, thereof (each, a “Data Breach”) and b) used commercially reasonable efforts to ensure that all material service providers, data processors and other third parties that process any Personal Information for or on behalf of the Company are bound by valid, written and enforceable agreements including any terms required by Applicable Data Protection Requirements and requiring such third parties to comply with Applicable Data Protections Laws and to maintain the privacy, security and confidentiality of such Personal Information.  To the Knowledge of the Company, there has been no Data Breach with respect to any Personal Information or other trade secret or competitively sensitive information (including any Owned Software and any underlying source code thereof) in the Company’s possession or control that has resulted in, or would reasonably be expected to result in, material liability to the Company.  The Company has not been required under any Applicable Data Protection Requirement to provide any notice to any Governmental Authority or Person in connection with any Data Breach.  The consummation of the transactions contemplated by this Agreement and the other Transaction Documents will not breach any Applicable Data Protection Requirements, provided that Buyer complies with its obligations under this Agreement and the other Transaction Documents.

Section 3.17.    Insurance Coverage.  Section 3.17 of the Company Disclosure Schedule sets forth a true and complete list of all material insurance policies and surety bonds of (or that provide coverage to) the Company and its Subsidiaries, or any of their respective properties, assets, members, managers, directors, officers or employees in their capacities as such, including material property and general commercial liability insurance policies, each of which is in full force and effect.  Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, (a) all material insurance policies and surety bonds are of the type and provide coverage as are reasonable and appropriate considering the business of the Company and its Subsidiaries, and each of the Company and its Subsidiaries are in compliance in all material respects thereunder, including with respect to the payment of premiums, b) there is no claim pending under any material insurance policy or surety bond as to which coverage has been denied or disputed by the insurer and    (c) neither the Company nor its Subsidiary has any self-insurance programs.  Neither the Company nor its Subsidiary is in material default under any such insurance policy or surety bond and, to the Company’s Knowledge, no event or circumstance has occurred that, with notice or lapse of time or both, would permit termination or modification of such insurance policy or surety bond.

Section 3.18.    Licenses and Permits.  Section 3.18 of the Company Disclosure Schedule sets forth each Permit affecting, or relating to, the assets or business of the Company and its Subsidiaries.  Except as would not, individually or in the aggregate, reasonably be expected to cause a Company Material Adverse Effect, (a) the Company and its Subsidiaries hold all Permits that are required to be held in order to conduct the business of the Company and its Subsidiary, b) all Permits held by the Company and its Subsidiary are valid and in full force and effect, and    (c) the Company and its Subsidiary are, and have been over the last three (3) years, in compliance with and not in default under (and, to the Knowledge of the Company, no condition or event exists that, with notice or lapse of time or both, would constitute a default under) any such Permits.

Section 3.19.    Service Providers.

(a)    Section 3.19(a) of the Company Disclosure Schedule sets forth a true and complete (anonymized) list of each Service Provider employed or engaged by the Company and its Subsidiary as of the date of this Agreement, which includes, as applicable, such Service Provider’s identification number, age, title, hire date, location, base salary or wage rate or fee (as applicable), target annual bonus, status as employee, consultant or advisor and status as full-time or part-time, whether active or on leave (and if on leave, the nature of the leave and the expected return date).

(b)    Each current or former Service Provider who has been classified by the Company and its Subsidiary as an independent contractor or other non-employee status, or a part-time, temporary or seasonal employee, is currently, and has at all times been, properly so classified for all purposes (including for Tax purposes and for purposes of any Employee Plan), and neither the Company nor its Subsidiary has (i) received any notice from any Governmental Authority disputing such classification or (ii) been required to otherwise treat such individual as an employee of the Company.

(c)    In the last three (3) years, the Company and its Subsidiaries have complied in all material respects with Applicable Law relating to labor and employment practices, including, without limitation, all contractual commitments and all such laws relating to labor management relations, wages and hours (including with respect to vacation pay, overtime (Überstunden) and extra time (Überzeit)), collective bargaining, civil rights, equal employment opportunity, pay equity, age and disability discrimination, sexual harassment, human rights, data privacy, data protection, and cybersecurity, payment and withholding of taxes, workplace safety, affirmative action, worker classification, immigration, unemployment insurance, workers’ compensation, layoffs, wage payment and the payment and withholding of Taxes.

(d)    In the last three (3) years, there has not been any Action related to, or any allegation of or related to, sex-based discrimination, sexual harassment or sexual misconduct, or breach of any policy of the Company or any of its Subsidiaries relating to the foregoing, against any current or former Service Provider, and neither the Company nor any of its Subsidiaries has entered into any settlement or similar agreements related to allegations of sexual harassment or misconduct by any such Person, nor has any such Action been threatened.

(e)    Neither the Company nor any of its Subsidiaries has been a party to or bound by any Collective Bargaining Agreement nor is any Collective Bargaining Agreement currently being negotiated, and, to the Knowledge of the Company, there has not been any attempt to organize any Service Providers.  There has been no strike, work stoppage, slowdown, lockout or similar organized labor activity pending or threatened against the Company or any of its Subsidiaries.  There are no, and in the last three (3) years have not been any, unfair labor practice complaints pending or threatened against the Company or any of its Subsidiaries before any Governmental Authority.

(f)    There are no outstanding loans or other extensions of credit made by the Company or any of its Subsidiaries to any Service Provider.

(g)    Each current and former Service Provider has executed the Company’s or its Subsidiary’s, as applicable, standard form agreement restrictive covenant agreement (or employment agreement including such restrictive covenants), a true and complete copy of which has been made available to Buyer prior to the date hereof.  No current or former Service Provider is in material violation of any term of any restrictive covenant agreement (or employment agreement) entered into with the Company or any of its Subsidiaries or with a former employer or client relating to the right of any such Service Provider to be employed or engaged by the Company or its Subsidiaries.

(h)    Neither the Company nor its Subsidiary has effectuated a “plant closing” or “mass layoff” as defined in the Worker Adjustment and Retraining Notification Act of 1988, 29 U.S.C. § 2101 et seq., as amended (the “WARN Act”) during the one (1)-year period preceding the date hereof or has taken any action that would reasonably be expected to cause Buyer or any of its Affiliates to have any liability or other obligation following the Closing under the WARN Act.

Section 3.20.    Employee Benefit Plans.

(a)    Section 3.20(a) of the Company Disclosure Schedule contains a correct and complete list of all Employee Plans.  With respect to each Employee Plan, the Company has provided to Buyer a complete and correct copy of such Employee Plan and all amendments thereto (or a description of the material terms and conditions, if such Employee Plan is not written), and, as applicable: (i) current summary plan descriptions, (ii)the most recent favorable determination, advisory or opinion letter from the IRS, (iii) the most recently filed annual return/report (Form 5500) and accompanying schedules and attachments, (iv) all material, non-routine documents and correspondence relating thereto received from or provided to any Governmental Authority, (v) the most recently prepared actuarial reports and financial statements in connection with each Employee Plan, and (vi) each trust, insurance or other funding arrangement related thereto.

(b)    Each Employee Plan has been established, registered, maintained, funded and administered in all material respects in accordance with the terms of each Employee Plan and Applicable Law, including ERISA and the Code (if applicable).  No Action (other than routine claims for benefits and appeals of such claims) is pending against or involves, or is threatened against or with respect to, any Employee Plan before any arbitrator or Governmental Authority, in each case.  To the Knowledge of the Company, no events have occurred with respect to any Employee Plan that would reasonably be expected to result in the assessment of any excise Tax against the Company.  As of the date hereof, no Service Provider has improperly been excluded from participation in any Employee Plan.

(c)    Neither the Company, its Subsidiaries, nor any of its respective ERISA Affiliates (nor any predecessor of any such entity) sponsors, maintains, administers or contributes to (or has any obligation to contribute to), or has at any time in the last three (3) years sponsored, maintained, administered or contributed to (or had any obligation to contribute to), or has or is reasonably expected to have any direct or indirect Liability with respect to, (i) a pension plan (within the meaning of Section 3(2) of ERISA) that is or was subject to Section 302 or Title IV of ERISA or Section 412 of the Code, (ii) a “multiemployer plan” (within the meaning of Section 3(37) of ERISA), (iii) a “multiple employer plan” (within the meaning of Section 4063 or Section 4064 of ERISA or Section 413(c) of the Code) or (iv) multiple employer welfare arrangement as defined in Section 3(40) of ERISA.

(d)    Each Employee Plan that is intended to be qualified under Section 401(a) of the Code is so qualified and has received a favorable determination or opinion letter, or has pending or has time remaining in which to file, an application for such determination from the IRS, and, to the Knowledge of the Company, nothing has occurred and no circumstances exist that would reasonably be expected to adversely affect the qualified status of any such Employee Plan.  Each trust created under any such Employee Plan is exempt from Tax under Section 501(a) of the Code.

(e)    With respect to any Employee Plan covered by Subtitle B, Part 4 of Title I of ERISA or Section 4975 of the Code, to the Knowledge of the Company, no non-exempt prohibited transaction has occurred that has caused or would reasonably be expected to cause the Company to incur any liability under ERISA or the Code.

(f)    Neither the Company nor any of its Subsidiaries has any current or projected Liability for, and no Employee Plan provides or promises, any post-employment or post-retirement medical, dental, disability, hospitalization, life or similar benefits (whether insured or self-insured) to any current or former Service Provider (other than coverage mandated by Applicable Law, including the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”).

(g)    All contributions, premiums and payments that are due have been made for each Employee Plan within the time periods prescribed by the terms of such plan and Applicable Law, and all contributions, premiums and payments for any period ending on or before the Closing Date that are not due are properly accrued to the extent required to be accrued under applicable accounting principles and have been properly reflected on the Company Balance Sheet or disclosed in the notes thereto.  There is no funding deficit (Unterdeckung) under any of the occupational pension plans in relation to the employees of the Company and its Subsidiaries.  The Company and its Subsidiaries have all social security arrangements in place that are required under Applicable Laws.  As of the date hereof, all social security contributions or similar payments to be paid or to be withheld by the Company and its Subsidiaries for their employees under Applicable Laws or the terms of any applicable Employee Plan have been paid when due respectively withheld.

(h)    Each Employee Plan, and any award thereunder, that is or forms part of a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code complies with, and has been operated in compliance in all material respects with, and each of the Company and its Subsidiaries have, in all material respects in practice and operation with, all applicable requirements of Section 409A of the Code.  Neither the Company nor any of its Subsidiaries has any obligation to gross-up, indemnify or otherwise reimburse any Service Provider for any Tax incurred by such Service Provider, including Taxes incurred under Section 409A or 4999 of the Code.

(i)    Neither the execution of this Agreement or any of the other Transaction Documents nor the consummation of the transactions contemplated hereby or thereby (either alone or together with any other event) could (i) entitle any current or former Service Provider to any payment or benefit, including any bonus, retention, change in control, transaction-based, or severance payment or benefit, or otherwise increase the compensation or benefits payable to any current or former Service Provider, (ii) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, (iii) result in the payment of any amount that would not be deductible under Section 280G of the Code or result in an excise Tax under Section 4999 of the Code or (iv) limit or restrict the right of the Company or any of its Subsidiaries or, after the Closing, Buyer, the Company or any of their respective Affiliates, to merge, amend or terminate any Employee Plan.

Section 3.21.    Environmental Matters.

(a)    (i) No material notice, demand, request for information, citation, summons or complaint has been received in writing, (ii) no Order has been issued or is otherwise in effect, (iii) no penalty has been assessed and (iv) no Action is pending or, to the Knowledge of the Company, threatened, in each case, by or with respect to the Company that relates to any Environmental Law or Hazardous Substance that could reasonably result in material Liability to the Company or any of its Subsidiaries, nor, to the Knowledge of the Company does any related condition, situation or set of circumstances exist that could reasonably be expected to result in material Liability of the Company or its Subsidiaries.

(b)    To the Knowledge of the Company, there has been no Environmental Release of any Hazardous Substance at, on, under, to, in or from (i) any location by or arising from the operations of, (ii) any property or facility now or previously owned, leased or operated by or (iii) any property or facility to which any Hazardous Substance has been transported for disposal, recycling or treatment by or on behalf of, in each case, the Company that is reasonably likely to result in material Liability under Environmental Laws.

(c)    The Company and each of its Subsidiaries (i) is, and has been during the past three (3) years in compliance in all material respects with all Environmental Laws, (ii) possesses and maintains all required Environmental Permits and is in compliance in all material respects with the terms thereof and (iii) has timely made all appropriate filings necessary for the issuance or renewal thereof.

(d)    Except as set forth in Section 3.21 of the Company Disclosure Schedule, neither the Company or any of its Subsidiaries has generated, treated, stored, disposed of, arranged for or permitted the disposal of, transported or handled any Hazardous Substance in connection with the Company’s or any of its Subsidiaries business or any current or former property owned, operated, leased, used or occupied by the Company or any of its Subsidiaries) except in compliance with Environmental Law in all material respects and in a manner that would not reasonably be expected to result in an investigation, reporting or cleanup obligation and except where any Environmental Release or threatened Release of Hazardous Substance has been removed, remediated, or otherwise addressed in accordance with applicable Environmental Law and to the satisfaction of any applicable Governmental Authority (including, to levels protective of human health and the environment).  The transactions contemplated by this Agreement do not trigger any obligations under any Environmental Law for site investigation or cleanup, or notification to any Person.  To the Knowledge of the Company, no facts, events or conditions relating to the past or present properties, operations or facilities of the Company or any of its Subsidiaries (including, without limitation, any Facility or Leased Real Property) are reasonably expected to prevent compliance by the Company, its Subsidiaries or Buyer with, or give rise to any material Liability or investigatory, corrective or remedial obligation of the Company, its Subsidiaries or Buyer with respect to, any Environmental Law, including any material Liability related to environmental contamination or violations of health or safety requirements.

Section 3.22.    Related Party Transactions.  Other than (a) any employment, severance or other similar arrangements with Service Providers of the Company (including, for the avoidance of doubt, any invention and nondisclosure, restrictive covenant or similar agreements), b) the Transaction Documents and    (c) the Contracts set forth in Section 3.22 of the Company Disclosure Schedule, no Related Party of the Company, its Subsidiaries or the Shareholders (i) is a party to any Contract with, has provided services to or has received services from the Company (including any monitoring, management or similar agreement), (ii) directly or indirectly owns, or otherwise has any right, title or interest in, to or under, any material property or right, tangible or intangible, that is used by the Company, (iii) licenses or sublicenses any Intellectual Property Rights (either to or from the Company) or (iv) is indebted to or a creditor of the Company (any Contract listed or required to be listed in Section 3.22 of the Company Disclosure Schedule, a “Related Party Contract”).  All amounts owed to any Related Party of the Company or to the Shareholders by the Company and all intercompany balances and accounts between any Related Party of the Company, its Subsidiaries or the Shareholders and the Company have been satisfied, settled or terminated without any Liability to the Company (or Buyer or any of its Affiliates) on or after the date hereof.

Section 3.23.    Anti-Corruption Laws; Sanctions; Export Control Laws.

(a)    For the last three (3) years, the Company, its Subsidiaries and its directors, officers, employees and, to the Knowledge of the Company, agents and representatives, have complied in all material respects with the Foreign Corrupt Practices Act (15 U.S.C. §§ 78m(b), 78dd-1, 78dd-2, 78ff) (the “FCPA”) and all other anti-corruption Applicable Laws (collectively, “Anti-Corruption Laws”).

(b)    For the last three (3) years, (i) neither the Company, any of its Subsidiaries nor any of its directors, officers, employees or agents is a Person that is, or is owned or controlled by Persons that are, (A) the subject of any sanctions administered by the U.S. Department of Treasury’s Office of Foreign Assets Control or the U.S. Department of State, the United Nations Security Council, the European Union, the Swiss State Secretariat for Economic Affairs (SECO), His Majesty’s Treasury of the United Kingdom or other relevant sanctions authority (collectively, “Sanctions”) or B) located, organized or resident in a country or territory that is the subject of Sanctions (as of the date hereof, Crimea and the so-called Donetsk and Luhansk People’s

Republics, the non-government controlled regions of Kherson and Zaporizhzhia regions of Ukraine, Cuba, Iran, North Korea and Syria) (each, a “Sanctioned Territory”) and (ii) the Company and each of its Subsidiaries has been in compliance with all Applicable Law concerning the exportation, re-exportation, importation and temporary importation of any products, technology, technical data or services (together, “Export Control Laws”) and all applicable Sanctions.  In the last three (3) years, neither the Company nor any of its Subsidiaries has engaged in, nor is now engaged in, directly or indirectly, any dealings or transactions with any Person, or in any country or territory, that, at the time of the dealing or transaction, is or was a Sanctioned Person.

(c)    The Company and its Subsidiaries have at all times complied with all data security program requirements under the U.S. Department of Justice's final rule codified at 28 CFR Part 202, Preventing Access to U.S. Sensitive Personal Data and Government-Related Data by Countries of Concern or Covered Persons.

Section 3.24.    Finders’ Fees.  Other than fees payable to Canaccord Genuity, there is no financial advisor, investment banker, broker, finder or other intermediary that is entitled to any fee or commission from the Company in connection with the transactions contemplated by this Agreement and the other Transaction Documents.

Section 3.25.    Reserved.  Customers; Distributors; Suppliers.

(a)    Except as set forth in Section 3.25(a) of the Company Disclosure Schedule, in the last three (3) years, no customer, distributor or supplier of the Company, that is material to the Company, taken as a whole, has canceled or otherwise terminated, or provided written notice to the Company of its intent, or threatened, to terminate, its relationship with the Company, or, in the last three (3) years decreased or limited in any material respect, or provided written notice to the Company of its intent, or threatened, to limit in any material respect its purchases from or sales to the Company.  Neither the Company nor any of its Subsidiaries has received any written (or, to the Knowledge of the Company, oral) claim or notice regarding any (i) purported breach or default of any Contract or (ii) dispute with any Material Customer or Material Supplier.

(b)    Section 3.25(a) of the Company Disclosure Schedule lists the top ten (10) customers of the Company (by aggregate annual revenue received from such customers) (each, a “Material Customer,” collectively, the “Material Customers”) for each of the years 2025 (from January 1, 2025 to September 30, 2025) and 2024 and the dollar amount and percent of each such Material Customer’s respective contribution to the Company’s net revenues for those years.  No Material Customer has informed the Company that it intends to materially reduce or terminate its purchases from the Company in 2025 or thereafter.

(c)    Section 3.25(c) of the Company Disclosure Schedule lists the top ten (10) suppliers of the Company (by aggregate annual dollar amount paid to such suppliers) (each, a “Material Supplier,” collectively the “Material Suppliers”) for each of the years 2025 (from January 1, 2025 to September 30, 2025) and 2024 and the dollar amount and percent of each such Material Supplier’s respective contribution to the Company’s cost of revenue and operating expenses for those years.  None of such suppliers has informed the Company that it intends to materially reduce or terminate its supply of products or services to the Company in 2025 or thereafter.

Section 3.26.    Exclusivity of Representations.  The representations and warranties expressly made by the Company in Article 3 of this Agreement (as modified by the Company Disclosure Schedules) and in any other Transaction Document are the exclusive representations and warranties made by the Company in connection with the transactions contemplated by this Agreement and the other Transaction Documents.  Without limiting the generality of the foregoing, except as covered by the express representations and warranties set forth in this Agreement (as modified by the Company Disclosure Schedules) or in any other Transaction Document, none of the Company or any of its Representatives, officers, directors, employees or stockholders has made, and shall not be deemed to have made, any representations or warranties, express or implied, in (a) the materials relating to the business and affairs of the Company that have been made available to Buyer, including due diligence materials or any presentation of the business and affairs of the Company by the management of the Company or others in connection with the transactions contemplated hereby or b) any cost estimates, projections or other predictions, including any offering memorandum or similar materials, made available by the Company or its Representatives.  Notwithstanding any of the foregoing, nothing contained in this Agreement or in any other Transaction Document shall operate as a waiver of claims of Fraud.

Article 4
Representations and Warranties of Sellers

Except as set forth in a written disclosure in the corresponding section or subsection of the Company Disclosure Schedule, each Seller, severally but not jointly, represents and warrants to Buyer, with respect to such Seller:

Section 4.01.    Corporate Existence and Power.  If such Seller is a natural person, such Seller is a resident of the jurisdiction set forth on Section 4.01 of the Company Disclosure Schedule.  Such Seller, if an entity, is duly formed, validly existing and in good standing under the laws of its jurisdiction of formation and has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except as would not materially impair or delay such Seller’s ability to perform its obligations under this Agreement or any other Transaction Document to which it is a party or to consummate the Transactions.  Each Seller that is an entity, is duly qualified to do business as a foreign corporation or other legal entity and is in good standing (to the extent applicable to such jurisdiction) in each jurisdiction where such qualification is necessary, except for those jurisdictions in which the failure to be so qualified, or to be in good standing, individually or in the aggregate as would not materially impair or delay such Seller’s ability to perform its obligations under this Agreement or any other Transaction Document to which it is a party or to consummate the Transactions.

Section 4.02.    Authorization.  Such Seller has full power and authority and, if such Seller is a natural person, legal capacity, to execute and deliver this Agreement and each of the other Transaction Documents to which he, she or it is a party and to perform his, her or its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  The execution, delivery and performance by such Seller of this Agreement and each of the other Transaction Documents to which he, she or it is a party, and the consummation by such Seller of the transactions contemplated hereby or thereby, have been duly authorized by all necessary actions on the part of such Seller.  This Agreement and each of the other Transaction Documents to which such Seller is a party has been duly executed and delivered by such Seller and constitute the legal, valid and binding agreement of such Seller enforceable against such Seller in accordance with its and their terms (subject to the Enforceability Exceptions).  Such Seller is not over-indebted, insolvent or subject to any pending or threatened voluntary or involuntary dissolution, reorganization, debt moratorium, bankruptcy or similar proceeding.

Section 4.03.    Governmental Authorization.  No consent, waiver, approval, Order, license, or declaration, registration or filing with, or notification to, any Person or Governmental Authority is required on the part of such Seller in connection with the execution, delivery and performance of this Agreement or the other Transaction Documents to which he, she or it is a party or the compliance by such Seller with any of the provisions hereof or thereof, or the consummation of the Transactions, except for such consents, waivers, approvals, Orders, licenses or authorizations the failure of which to obtain would not, individually or in the aggregate, (a) be material to the Company or (b) materially impair or delay such Seller’s ability to perform its obligations under this Agreement or any other Transaction Document to which it is a party or to consummate the Transactions.

Section 4.04.    Noncontravention.  The execution, delivery and performance by such Seller of this Agreement and the consummation of the transactions contemplated hereby do not and will not (a) violate the Governing Documents of such Seller, if applicable,(b) violate any Applicable Law, (c) require any consent or other action by any Person under, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, or give rise to any right of termination, cancellation or acceleration of any right or obligation of such Seller or the Company or to a loss of any benefit to which such Seller or the Company is entitled under any provision of any agreement or other instrument binding upon such Seller or the Company, except in the case of this clauses (b) and (c), for such violations or consents the failure of which to obtain, and such defaults, that would not, individually or in the aggregate, (x) be material to the Company or (y) materially impair or delay such Seller’s ability to perform its obligations under this Agreement or any of the other Transaction Documents to which it is a party or to consummate the Transactions, or (d) result in the creation or imposition of any Lien (other than a Permitted Lien) on any asset of the Company.

Section 4.05.    Ownership of Shares.  As of immediately prior to the Closing, such Seller is the legal and beneficial owner of the Company Common Shares and Participation Shares (and each other Company Equity Security, as applicable) listed opposite such Seller’s name on Section 4.05 of the Company Disclosure Schedule, free and clear of any Lien.  Such interests represent the only equity interests in the Company held by such Seller as of immediately prior to the Closing, and such Seller will transfer and deliver to Buyer at the Closing valid legal and beneficial title to such equity interests free and clear of any Lien.

Section 4.06.    Finders’ Fees.  Other than fees payable to Canaccord Genuity, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of any Seller or any of their respective Affiliates who might be entitled to any fee or commission in connection with the Transactions.

Article 5
Representations and Warranties of Buyer

Buyer hereby represents and warrants to the Company that:

Section 5.01.    Corporate Existence; Power.

(a)    Buyer is duly organized, validly existing and in good standing under the laws of the State of Delaware and has all organizational powers necessary to enable it to own, lease or otherwise hold and operate its properties and other assets and to carry on its business as presently conducted in all material respects.  Buyer is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect.  Since the date of its incorporation or formation, has not engaged in any activities other than in connection with or as contemplated by this Agreement or the other Transaction Documents.

(b)    True and complete copies of the Governing Documents of Buyer, in effect as of the date hereof, have been made available to the Company.  Buyer is not in breach of any of the provisions of any of such Governing Documents, as applicable, except as would not, individually or in the aggregate, have or reasonably be expected to have a Buyer Material Adverse Effect.

Section 5.02.    Corporate Authorization.  Buyer has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and the other Transaction Documents to which it is or will be a party and to consummate the transactions contemplated hereby and thereby.  The execution, delivery and performance by Buyer of this Agreement and the other Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby, are within the organizational powers of Buyer have been duly authorized by all necessary organizational action on the part of Buyer.  This Agreement and each of the other Transaction Documents to which Buyer is a party have been duly executed and delivered by Buyer and assuming the due authorization, execution and delivery of this Agreement and the other Transaction Documents to which Buyer is a party constitutes a legal, valid and binding agreement of Buyer and enforceable against Buyer and in accordance with its terms (subject to the Enforceability Exceptions).  No other action on the part of Buyer or is necessary to authorize the execution and delivery by such Person of this Agreement and the other Transaction Documents to which it is or will be a party and the consummation of the transactions contemplated hereby and thereby.

Section 5.03.    Governmental Authorization.  The execution, delivery and performance by Buyer of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, require no consent, waiver, approval, license, permits, order or other authorization or action by or in respect of, or filing with, any Governmental Authority, other than any actions or filings the absence of which would not, individually or in the aggregate, reasonably be expected to (x) be material to Buyer, taken as a whole, or (y) prevent, materially delay or materially impede the consummation by Buyer of the transactions contemplated by this Agreement and the other Transaction Documents.

Section 5.04.    Noncontravention.  The execution, delivery and performance Buyer of this Agreement and the other Transaction Documents to which it is a party or is specified to be a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not (a) contravene, conflict with, or result in any violation or breach of any provision of any of the Governing Documents of Buyer, b) assuming compliance with the matters and making of the filings, obtaining of the approvals and taking of the other actions referred to in Section 5.03, violate any Applicable Law,    (c) require any consent or other action by, notice to or payment to any Person under, constitute a breach, default or an event that, with or without notice or lapse of time or both, would constitute a default under, or give rise to any right of termination, cancellation or acceleration of any right or obligation of Buyer or to a loss of any right or benefit to which Buyer is entitled under any provision of any Contract or Permit binding upon Buyer or (d) result in the creation or imposition of any Lien (other than Permitted Liens) on any asset of Buyer, with such exceptions, in the case of clauses (b) through (d), as would not reasonably be expected to (x) be material to Buyer, taken as a whole, or (y) prevent, materially delay or materially impede the consummation by Buyer of the transactions contemplated by this Agreement and the other Transaction Documents.

Section 5.05.    Litigation.  There is no Action pending, or threatened in writing (or, to the Knowledge of Buyer, orally), against Buyer, or present officers, directors or employees thereof in their respective capacities as such, that challenges or seeks to prevent, enjoin, alter or materially delay the consummation of the transactions contemplated by this Agreement or the other Transaction Documents.  There is no Order outstanding or, to the Knowledge of Buyer, threatened against Buyer or any present officers, directors or employees of the foregoing in their respective capacities as such, except as would not, individually or in the aggregate, have or reasonably be expected to have a Buyer Material Adverse Effect.

Section 5.06.    Financing.  Buyer shall have, as of the Closing Date, sufficient cash, immediately available lines of credit or other sources of immediately available funds to enable it to pay the Aggregate Consideration and to consummate the transactions contemplated by this Agreement.

Section 5.07.    Finders’ Fees.  There is no financial advisor, investment banker, broker, finder or other intermediary that is entitled to any fee or commission from Buyer or in connection with the transactions contemplated by this Agreement and the other Transaction Documents.

Section 5.08.    Independent Investigation.  Buyer has conducted its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise), or assets of the Company, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Company for such purpose.

Section 5.09.    Exclusivity of Representations.  The representations and warranties made by Buyer and in Article 5 of this Agreement and in any other Transaction Document are the exclusive representations and warranties made by Buyer in connection with the transactions contemplated by this Agreement and the other Transaction Documents.  Notwithstanding any of the foregoing, nothing contained in this Agreement or in any other Transaction Document shall operate as a waiver of claims of Fraud.

Article 6
Covenants of the Parties

Section 6.01.    Conduct of the Company.  From the date hereof until the Effective Time, the Company shall, and shall cause its Subsidiaries to, conduct its business in the ordinary course of business and in material compliance with its Permits, Applicable Law and all Company Material Contracts.  Without limiting the generality of the foregoing, the Company shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to (A) preserve intact its present business organization, facilities and assets, B) maintain in effect all of its Permits,    (C) keep available the services of its directors, officers, key employees and key consultants, (D) maintain satisfactory relationships with, and preserve the goodwill of, its customers, lenders, suppliers, vendors and others having significant business relationships with it and (E) manage its working capital (including the timing of collection of accounts receivable and payment of accounts payable, the management of deferred revenue and the maintenance of an appropriate level of operating cash) in the ordinary course of business.  Without limiting the generality of the foregoing, except as expressly required by this Agreement or set forth in Section 6.01 of the Disclosure Schedule, from the date hereof until the Effective Time, the Company shall not, and shall cause its Subsidiaries not to, without the prior written consent of Buyer (such consent not to be unreasonably withheld, conditioned or delayed):

(a)    adopt or amend or otherwise alter, the Governing Documents (whether by merger, consolidation or otherwise) of the Company;

(b)    adjust, split, combine or reclassify any Equity Security of the Company or enter into any agreement or plan to effect a merger, consolidation, share exchange, reorganization, dissolution or liquidation;

(c)    declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or other property or any combination thereof) with respect to any shares of Company Common Shares or other Equity Securities;

(d)    issue, deliver, grant, sell, dispose of, redeem or repurchase any Equity Securities of the Company, other than the issuance of shares of Company Common Shares upon the exercise of Company Options outstanding and in accordance with their terms;

(e)    authorize or make any capital expenditures or any Liabilities or Indebtedness in respect thereof in excess of $75,000;

(f)    (i) acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any Equity Securities, assets, properties or businesses (including significant part of a business), other than materials, supplies and equipment in the ordinary course of business of the Company consistent with past practice, or (ii) acquire any real property;

(g)    sell, assign, lease, sublease, license, sublicense or otherwise transfer or dispose of, or abandon or allow to lapse, or create or incur any Lien (other than Permitted Liens) on the Company’s’ assets, securities, properties, interests or businesses, other than in the ordinary course of business consistent with past practice;

(h)    sell, assign, transfer, lease, sublease, license, sublicense or otherwise transfer or dispose of, or abandon or permit to lapse, fail to take any action necessary to maintain, renew, enforce or protect, or created or incurred any Lien (other than Permitted Liens) on, any of its Owned Intellectual Property Rights or its Licensed Intellectual Property Rights, other than in the ordinary course of business consistent with past practice (i) pursuant to non-exclusive licenses granted to customers or (ii) for the purpose of disposing of obsolete or worthless assets;

(i)    make any loans, advances or capital contributions to, or investments in, any other Person in excess of $75,000;

(j)    (i) enter into (or accepted assignment of), materially amend or terminate any Company Material Contract (or any Contract that would have been a Company Material Contract if such Contract were in effect, as so amended or modified, as of the date of this Agreement) or (ii) otherwise waive, release or assign any material rights, claims or benefits of the Company under any Contract or otherwise;

(k)    except as required by Applicable Law or the terms of the Employee Plans disclosed on Section 3.20(a) of the Company Disclosure Schedule or any Contract with a Service Provider as in effect on the date hereof (i) grant or increase any severance, change in control, transaction-based, retention or termination pay or benefits to or on behalf of any current or former Service Provider, (ii) grant any equity or equity-based awards to, or accelerate the vesting or payment or otherwise amend the terms of any such awards (including any currently outstanding Company Equity Awards) held by, any current or former Service Provider, (iii) establish, adopt, enter into, amend or alter the prior interpretation of any Employee Plan or Collective Bargaining Agreement, (iv) increase the compensation or benefits provided to any current or former Service Provider, or accelerate the vesting, funding or payment of any compensation or benefits of any current or former Service Provider, (v) hire or renew the contract of any Service Provider, other than in the ordinary course of business with respect to any Service Provider with annual base compensation less than $80,000, (vi) terminate the employment or services of any Service Provider (except for “cause”), other than in the ordinary course of business with respect to any Service Provider whose annual base compensation was less than $80,000, (vii) engage in any “mass layoff” or “plant closing” (as such terms are defined under the WARN Act), or (viii) commit or promise to do any of the foregoing;

(l)    make any changes in its methods, practices or policies of financial accounting, working capital and/or cash management practices, in each case, except as may be required under Applicable Law or GAAP (or the interpretations thereof);

(m)    settle or compromise, or offer or propose to settle or compromise, any Action involving or against the Company;

(n)    offer or grant any discounts, allowances, rebates, credits, preferential terms or similar reductions in price or other trade terms or other accommodations or concessions to any customer, supplier or other counterparty in connection with any dispute or other Action (or threatened or potential dispute or other Action);

(o)    make any loans, advances or capital contributions to, or investments, in any Person, in excess of $25,000;

(p)    take or omit to take any action that would reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect;

(q)    make or change any Tax election, settle any material Tax claim, audit or assessment, prepare or file any Income Tax Return or other material Tax Return in a manner inconsistent with past practice, adopt or change any Tax accounting method, change any Tax accounting period, file any amended Income Tax Return or other material amended Tax Return or file claims for material Tax refunds, surrender any right to claim a Tax refund, offset or other reduction in Tax Liability, enter into any closing agreement, consent to any extension or waiver of the limitations period applicable to any Tax claim or assessment (other than any such extensions or waivers automatically granted), settle or compromise any Tax audit, investigation, claim, proceeding or assessment or, if it would have the effect of materially increasing the Tax Liability or reducing any Tax Asset of the Company, Buyer or any of its Affiliates, take or omit to take any other action outside the ordinary course of business;

(r)    exercise any rights of renewal with respect to any Real Property Lease that by its terms would otherwise expire;

(s)    fail to prevent any insurance policy naming it as a beneficiary or loss-payable payee to be cancelled or terminated, except for ordinary course terminations and cancellations of such policies that are being replaced with policies providing for substantially equivalent coverage;

(t)    cancel, surrender, allow to expire or fail to renew any material Permits

(u)    materially change an existing line of business or enter into any new line of business; or

(v)    authorize, agree or commit to do, whether in writing or otherwise, any of the foregoing.

Section 6.02.    Access to Information.  From the date hereof until the earlier of the Effective Time or the termination of this Agreement, and subject to Applicable Law and taking into account commercial sensitiveness, the Company shall (a) give to Buyer and its counsel, financial advisors, auditors and other authorized representatives reasonable access, upon reasonable advance written notice, to the offices, properties, assets, books and records of the Company and its Subsidiaries, b) upon reasonable advance written notice, furnish to Buyer and its counsel, financial advisors, auditors, and other authorized representatives such financial and operating data and other information as such Persons may reasonably request strictly for the purpose of facilitating the transfer of the Company’s business to Buyer in accordance with the terms of this Agreement, and    (c) use commercially reasonable efforts to cause the employees, counsel, financial advisors, auditors and other authorized representatives of the Company and its Subsidiaries to cooperate with Parent in its investigation of the Company and its Subsidiaries.  Any investigation pursuant to this Section 6.02 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Company and its Subsidiaries and any in-person access shall be arranged and supervised by Shareholders’ Representative.  This Section 6.02 shall not require

Sellers or the Company to permit any inspection, or to disclose any information, that in the reasonable judgment of Sellers would reasonably be expected to result in (i) the disclosure of any trade or secrets of third parties or a violation of any of their obligations with respect to confidentiality, (ii) the loss of attorney-client or other-privilege or immunity with respect to such information.  Prior to the Closing, without obtaining the prior written consent of Shareholders’ Representative (which may be given in Shareholders’ Representative’s sole discretion and, if given, conditioned on the Shareholders’ Representative having the right to participate in any meetings or discussions with any customers, suppliers or others), Buyer shall not, and shall cause its Affiliates and Representatives not to, contact or engage in any discussions or otherwise communicate with, any customers or suppliers of the Company or others with whom the Company has commercial dealings.  No information or knowledge obtained by Buyer or any of its Affiliates or Representatives (including in any investigation pursuant to this Section 6.02) shall affect or be deemed to modify any representation, warranty or agreement made by any Party hereunder.

Section 6.03.    Reasonable Best Efforts; Further Assurances.

(a)    Subject to the terms and conditions of this Agreement, Buyer, the Company and the Sellers shall use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under Applicable Law to consummate the transactions contemplated by this Agreement and the other Transaction Documents, including using reasonable best efforts to (i) cause the conditions to the other Party’s obligations to close set forth in Article 10 to be satisfied (provided that the reasonable best efforts of a party shall not obligate a Party to waive any such condition), (ii) prepare and file as promptly as practicable (in no event no more than ten (10) Business Days after the date hereof) with any Governmental Authority all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents and (iii) obtain and maintain all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any Governmental Authority that are necessary, proper or advisable to consummate the transactions contemplated by this Agreement; provided that the parties hereto understand and agree that neither Buyer nor any of its Affiliates shall be obligated to (and, without Buyer’s prior written consent, in its good faith and reasonable discretion, neither the Company nor the Sellers shall) (A) enter into any settlement, undertaking, consent decree, stipulation or agreement with any Governmental Authority in connection with the transactions contemplated hereby, B) divest, license, dispose of, transfer or otherwise hold separate (including by establishing a trust or otherwise), or take any other action (or otherwise agreeing to do any of the foregoing) with respect to, any of its, the Company’s or any of their respective Affiliates’ businesses, assets or properties,    (C) litigate, challenge or take any action with respect to any Action by any Person, including any Governmental Authority or (D) agree to do any of the foregoing.  Subject to the foregoing, Buyer and the Company agree, and the Company (prior to the Closing) and Buyer (after the Closing) agree, to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be necessary or desirable in order to consummate or implement expeditiously the transactions contemplated by this Agreement.  Notwithstanding the foregoing, at the written request of Buyer, the Company shall agree to take any of the actions described in clause (A) or (B) above to the extent such action is conditioned upon the occurrence of the Closing.

(b)    To the extent permitted by Applicable Law, each of Buyer and the Company shall use its reasonable best efforts to (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any Action initiated by a private party, (ii) promptly inform the other Party of any communication received from, or given to, any Governmental Authority and of any material communication received or given in connection with any Action by a private party and (iii) permit the other Party to review any communication given by it to, and consult with each other in advance of any meeting or conference with, any such Governmental Authority or, in connection with any Action by a private party, with any other Person, and to the extent reasonably practicable, give the other Party the opportunity to attend and participate in such meetings and conferences, in each case regarding any of the transactions contemplated hereby.

Section 6.04.    Third Party Consents.  Prior to the Closing, the Company and Buyer shall (i) reasonably cooperate with one another to determine whether any actions, consents, approvals or waivers are required to be obtained from any third party (including pursuant to any Contract) in connection with the consummation of the transactions contemplated by this Agreement and (ii) use their respective commercially reasonable efforts to obtain any such actions, consents, approvals or waivers; provided, however, that neither of Buyer nor the Company or any of their respective Affiliates shall be required to (and without Buyer’s prior written consent the Company shall not) commence or participate in any litigation or offer or grant any accommodation (financial or otherwise) to any third party in connection therewith.

Section 6.05.    Notice of Certain Events.  Each of the Company and Buyer shall promptly notify the other of:

(a)    any notice or other communication received by such Party from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(b)    any notice or other communication received by such Party from any Governmental Authority in connection with the transactions contemplated by this Agreement;

(c)    any Action commenced or, to the Knowledge of the Company or Buyer, as applicable, threatened that (i) if pending on the date of this Agreement, would have been required to have been disclosed by such Party pursuant to this Agreement or (ii) otherwise relate to this Agreement or the consummation of the transactions contemplated hereby; and

(d)    any (i) inaccuracy of any representation or warranty contained in this Agreement or (ii) failure to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder, in each case that would reasonably be expected to cause any of the conditions to the other Party’s obligation to close set forth in Article 10 not to be satisfied;

provided, however, that the delivery of any notice pursuant to this Section 6.05 shall not limit or otherwise affect the remedies available hereunder to the party receiving that notice.

Section 6.06.    Regulation S-X Financial Statements.  The Company, the Sellers and the Shareholders’ Representative acknowledge that, following the Closing, Buyer expects that it or its Affiliate will be required to file with the SEC (a) the financial statements and any applicable supplemental information of the Company and its Subsidiaries specified in Rules 3-05 or 3-14 of Regulation S-X (17 CFR 210.3-05 and 210.3-14) (collectively, the “Regulation S-X Financial Statements”), including consolidated financial statements of the Company and its Subsidiaries for the year ended December 31, 2024, audited in accordance with U.S. generally accepted auditing standards (the “Company Audited Financial Statements”) and b) pro forma financial information that would be required pursuant to Article 11 of Regulation S-X (17 CFR 210) (the “Pro Forma Financial Statements”).  From the date hereof until the earlier of the Closing or the termination of this Agreement in accordance with Article 11, the Company shall (i) use commercially reasonable efforts to (x) prepare the Regulation S-X Financial Statements as promptly as practicable following the date hereof, (y) cause BDO International Limited or an affiliate thereof (“BDO”) to audit the Company Audited Financial Statements in accordance with U.S. generally accepted auditing standards as promptly as practicable following the date hereof and (z) and cause BDO to cooperate with Buyer to the extent necessary in connection with this Section 6.06, including by providing their consent to the inclusion of the Company Audited Financial Statements in Buyer’s or its Affiliates’ SEC filings as required by the rules and regulations of the SEC, and (ii) provide reasonable assistance to Buyer in the preparation of the Pro Forma Financial Statements, and with the preparation of any other financial information required for Buyer to comply with the rules and regulations of the SEC.

Section 6.07.    Confidentiality.

(a)    Prior to Closing, each Party, its Affiliates and its Representatives (in such capacity, a “Receiving Party”) shall hold in confidence all Confidential Information obtained from the other Parties, their respective Affiliates and their respective Representatives (in such capacity, a “Disclosing Party”) in accordance with the provisions of this Agreement; provided, that nothing in this Section 6.07 shall prevent disclosures by any Party to the extent that such disclosure is reasonably deemed necessary to comply with such Party’s obligations under Section 6.02, Section 6.03, or Section 6.05; provided, further, that such Disclosing Party makes commercially reasonable efforts to maintain the confidentiality of such Confidential Information in connection with any disclosure thereof pursuant to its obligations in Section 6.02, Section 6.03, or Section 6.05.  “Confidential Information” of a Disclosing Party shall mean any and all information regarding the business, operations and affairs of such Disclosing Party (including any Intellectual Property Rights and proprietary materials, which may include (but is not limited to) the following categories of information and materials: methods, procedures, computer programs and architecture, databases, customer information, lists and identities, employee lists and identities, pricing information, research, methodologies, contractual forms, and other information, whether tangible or intangible, which is not publicly available generally); provided, that the Receiving Party shall not have any restrictive obligation with respect to any Confidential Information which (i) was prior to the date of its disclosure contained in a printed publication available to the general public, (ii) is or becomes publicly known through no wrongful act or omission of the Receiving Party, (iii) is independently developed by the Receiving Party, as evidenced by the written records thereof.  In addition, a Receiving Party may disclose Confidential Information if required pursuant to a subpoena by a court of competent jurisdiction or by order of a Governmental Authority or other Applicable Law, provided that, the Receiving Party provides the Disclosing Party prior written notice (unless such notice is prohibited by such subpoena or order) of such requirement in order to permit the Disclosing Party time to seek appropriate relief against such disclosure.

(b)    Without limiting Section 6.07(c), all Confidential Information furnished to any Receiving Party by any Disclosing Party, unless otherwise specified in writing, shall remain the property of the Disclosing Party (other than, for avoidance of doubt, any Confidential Information transferred to Buyer at Closing, which shall be the property of Buyer from and after Closing) and, in the event this Agreement is terminated prior to Closing, shall be returned to it or destroyed, together with any and all copies made thereof, upon request of the Disclosing Party for such return or destruction (except for documents submitted to a Governmental Authority pursuant to Section 6.03 or Section 6.05 or upon subpoena and which cannot be retrieved with reasonable effort).

(c)    Each Seller and the Shareholders’ Representative acknowledges, on behalf of the other Shareholders and their respective Representatives and Related Parties, that the success of the Company after the Closing depends upon the continued preservation of the Confidential Information accessed or possessed by the Shareholders and their respective Representatives and Related Parties and that the preservation of the confidentiality of such information by the Company (before the Closing), the Shareholders and their respective Representatives and Related Parties is an essential premise of the transactions contemplated by this Agreement.  The Shareholders shall hold, and shall cause their respective Representatives and Related Parties to hold, in strictest confidence and not disclose to any other Person or use (other than for the purposes of enforcing the rights of the Shareholders under this Agreement and the other Transaction Documents), any Confidential Information of the Company.  Notwithstanding the foregoing, any such Person may disclose Confidential Information of the Company as and to the extent required by Applicable Law, so long as the disclosing party (x) provides prior written notice thereof to the party whose information will be disclosed and (y) uses commercially reasonable efforts to seek a protective order causing such information so disclosed to be kept confidential.  The Sellers shall not, and shall cause their respective Representatives and Related Parties not to, make any negative or disparaging statements or communications regarding the Company, Buyer or any of their respective Affiliates to any customer, vendor or other business relationship of the Company.

Section 6.08.    Publicity.  From and after the date hereof, no press release or announcement concerning this Agreement or the transactions contemplated hereby will be issued by any Seller, the other Shareholders or the Shareholders’ Representative, without the prior written consent of Buyer, except as such release or announcement may be required by Applicable Law, in which case the Person required to make the release or announcement will allow Buyer reasonable time to comment on such release or announcement in advance of such issuance and the Parties shall use their reasonable efforts to cause a mutually agreeable release or announcement to be issued.

Section 6.09.    D&O Insurance.

(a)    From and after the Closing until the sixth anniversary thereof, Buyer shall cause: (i) the Governing Documents of the Company to contain provisions no less favorable to the present and former directors and officers of the Company (collectively, the “Company Indemnified Parties”) with respect to the limitation of certain liabilities and indemnification of (and advancement of expenses to) directors and officers than are set forth as of the date of this Agreement in the Governing Documents of the Company, which provisions in each case shall not be amended, repealed or otherwise modified in a manner that would adversely affect the rights thereunder of the Company Indemnified Parties; and (ii) all rights to indemnification, advancement of expenses and exculpation now existing in favor of the Company Indemnified

Parties as provided in any indemnification agreements as in effect on the date of this Agreement and made available to Buyer, to survive the transactions contemplated by this Agreement and to continue in full force and effect on terms no less favorable than in effect as of the date of this Agreement.

(b)    In the event the Company or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then proper provision shall be made so that such continuing or surviving entity or transferee of such assets, as the case may be, shall assume the obligations of the Company set forth in this Section 6.09.

(c)    The obligations of Buyer and the Company under this Section 6.09 shall not be terminated or modified in such a manner as to adversely affect any director or officer to whom this Section 6.09 applies without the consent of such affected director or officer (it being expressly agreed that the directors and officers to whom this Section 6.09 applies shall be third-party beneficiaries of this Section 6.09, each of whom may enforce the provisions of this Section 6.09).

Section 6.10.    Resignation of Officers and Directors.  The Company shall obtain the resignations of all of the officers and directors of the Company listed on Section 6.10 of the Company Disclosure Schedule effective as of the Closing Date, with all such resignations to become effective at the Closing Date, it being understood and agreed that in the case of any such officer, such resignation shall represent solely such Person’s resignation from his or her official officer capacity with the Company, and shall not otherwise affect such Person’s employment status with the Company, and shall not be deemed a breach or waiver by any such Person of any rights under any employment or similar agreement to which such Person is a party.

Section 6.11.    Termination of Related Party Contracts.  On or prior to the Closing, the Company shall have delivered evidence satisfactory to Buyer of the termination of all Related Party Contracts, effective as of the Closing Date without any further action by the parties thereto or any further liability of the Company thereunder, except as required to effect the consummation of the transactions contemplated hereby and the obligations hereunder.

Section 6.12.    Cash Distribution.  Prior to the Effective Time, the Company shall distribute all cash and cash-like positions on hand (except an amount necessary to maintain normalized level of working capital) in the form of a dividend pro rata to the Shareholders (the “Cash Sweep Dividend”) and prior to effecting such Cash Sweep Dividend, shall provide Buyer with a draft of its calculation of the Cash Sweep Dividend. The Cash Sweep Dividend shall be calculated in order to distribute to the maximum extent possible all non-operational assets (nichtbetriebsnotwendige Substanz) as determined for purposes of the application of with art. 20a para. 1 lit. a and para. 2 Direct Federal Tax Act (Bundesgesetz über die direkte Bundessteuer), art. 7a para. 1 lit. a and para. 2 of the Federal Tax Harmonization Act (Steuerharmonisierungsgesetz), the respective cantonal regulations as interpreted by the competent tax authorities as well as the Tax practice (in particular, the circular letter 14 of 6 November 2007 of the Swiss Federal Tax Administration and old reserves practice (Altreservenpraxis) of the Swiss Federal Tax Administration). Following the delivery of the calculation of the Cash Sweep Dividend to Buyer, the Company shall give Buyer reasonable time and opportunity to review such calculation and shall in good faith consider any comments provided by Buyer.

Section 6.13.    Further Assurances.  Each Party agrees (a) to furnish to the other Parties such further information, b) to execute and deliver to the other Parties such other documents and    (c) to use reasonable best efforts to do such other acts and things, in each case, as the other Parties reasonably request for the purpose of carrying out the intent of this Agreement and the other Transaction Documents.

Section 6.14.    Cooperation.  In the event that the Buyer shall seek to obtain debt financing for all or any portion of the Closing Consideration (any such debt financing, the “Debt Financing”), the Company shall, and shall cause the Company’s Subsidiaries and its and their respective Representatives to, use commercially reasonable efforts, which shall not unreasonably interfere with the conduct of business of the Company and its Subsidiaries, to cooperate with the Buyer, as may be reasonably requested by the Buyer in connection with consummating such Debt Financing by one or more lenders (“Debt Financing Sources”), which commercially reasonable efforts shall include, but not be limited to, (a) participating in a reasonable number of virtual meetings, presentations, “road shows” and sessions with prospective Debt Financing Sources and ratings agencies, including direct contact between appropriate members of senior management of the Company, on the one hand, and the actual and potential Debt Financing Sources, on the other hand, in each case on reasonable advance notice, b) prior to the conclusion of the marketing of any Debt Financing, assisting with the preparation of materials for rating agency presentations and bank information memoranda,    (c) (x) executing and delivering any pledge and security documents, other definitive financing documents or other requested certificates or documents (provided that (i) none of the foregoing documents or certificates shall be executed and/or delivered except in connection with the Closing, (ii) the effectiveness thereof shall be conditioned upon, or become operative after or concurrently with, the occurrence of the Closing and (iii) no liability shall be imposed on the Company, any of its Subsidiaries or any of their respective directors, officers or employees) and (y) facilitating the obtaining of guarantees and pledging of collateral and other matters ancillary to the Debt Financing, as may be reasonably requested by the Company, including executing and delivering any customary guarantee, pledge and security documents or other definitive financing documents as may be reasonably requested by the Company to facilitate any guarantee, obtaining and perfection of security interests in collateral from and after the Closing (provided that, any obligations contained in such documents shall be effective no earlier than as of the Closing) and (d) as promptly as reasonably practicable after the date hereof, furnishing the Buyer and the Debt Financing Sources with any pertinent and customary “know-your-customer” information regarding the Company as may be reasonably requested by the Buyer to the extent that such information is required in connection with the Debt Financing.  Buyer shall (x) promptly upon written request by the Company, reimburse the Company for all reasonable and documented out-of-pocket costs and expenses incurred by such persons in connection with any cooperation contemplated by this Section 6.14 and (y) indemnify, defend, and hold harmless the Company from and against any and all liabilities, losses, damages and claims actually suffered or incurred by them in connection with the Debt Financing and any information utilized in connection therewith pursuant to this Section 6.14; except to the extent arising from (A) any material inaccuracy of any historical financial information furnished in writing by or on behalf of the Company or B) the Company’s fraud, willful misconduct, gross negligence, bad faith or intentional misrepresentation.

Article 7
Tax Matters

Section 7.01.    Transfer Taxes.  All Transfer Taxes incurred in connection with transactions contemplated by this Agreement and any other Transaction Document shall be borne by the Shareholders.  The Parties shall cooperate in executing and filing, in the manner required by Applicable Law, any Tax Returns required in respect of Transfer Taxes.

Section 7.02.    Tax Returns.

(a)

(i)    The Shareholders’ Representative, at its sole cost and expense, shall prepare or cause to be prepared all Tax Returns of the Company and its Subsidiaries in respect of a Pre-Closing Tax Period (other than Income Tax Returns in respect of a Straddle Tax Period) that are due on or prior to the Closing Date (each a “Seller Prepared Tax Return”) and cause the Company or its Subsidiaries to timely pay all Taxes that are shown as payable on a Seller Prepared Tax Return.  The Seller Prepared Tax Returns shall be prepared and filed in accordance with the terms of this Agreement and past practice unless required by Applicable Law, and the Shareholders’ Representative shall provide Buyer with a draft of each Seller Prepared Tax Return for Buyer’s review and comment no fewer than thirty (30) days prior to the earlier of the date such Seller Prepared Tax Return is filed and its due date (taking into account any extensions thereof).  The Shareholders’ Representative shall reasonably and in good faith consider any comments provided by Buyer, provided that such comments are provided no more than twenty (20) days after such draft is delivered to Buyer and the Shareholders’ Representative shall not file any Seller Prepared Tax Return without Buyer’s prior consent, which consent shall not be unreasonably withheld, conditioned or delayed.

(ii)    Buyer shall prepare or cause to be prepared all Tax Returns of the Company and its Subsidiaries that are due after the Closing Date (each a “Buyer Prepared Tax Return”).  With respect to any Buyer Prepared Tax Return relating to Covered Taxes, such Tax Return shall be prepared and filed in accordance with the terms of this Agreement and past practice unless required by Applicable Law, and Buyer shall deliver drafts of such Buyer Prepared Tax Return to the Shareholders’ Representative (A) in the case of an Income Tax Return, no fewer than thirty (30) days prior to the earlier of the date such Buyer Prepared Tax Return is filed and its due date (taking into account any extensions thereof) and B) in the case of a non-Income Tax Return, as soon as practicable prior to the due date for such Tax Returns, in each case for the Shareholders’ Representative’s review and comment and shall reasonably and in good faith consider any comments provided by Shareholders’ Representative, provided that such comments are provided no more than twenty (20) days after such draft is delivered to Shareholders’ Representative and Buyer shall not file any Buyer Prepared Return relating to Covered Taxes without the prior written consent of the Shareholders’ Representative, which consent shall not be unreasonably withheld, conditioned or delayed.

(b)    Buyer and the Shareholders’ Representative and their respective Affiliates shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns and any audit or other proceeding with respect to Taxes of the Company and its Subsidiaries.  Such cooperation shall include the retention and (upon the other party’s reasonable request) the provision of records and information which are reasonably relevant to any such Tax Return, audit or other proceeding and within such party’s possession or obtainable without material cost or expense, and making employees or other representatives available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.  Any information obtained under this Section 7.02 shall be kept confidential, except as may be otherwise necessary in connection with the filing of Tax Returns (including furnishing information returns to other persons) or the conduct of any Tax audit or other Tax proceeding.  The Party requesting such cooperation will pay the reasonable out-of-pocket expenses of the other Party.

(c)    Notwithstanding any other provision of this Agreement, none of the Shareholders or the Shareholders’ Representative shall be entitled to any information relating to, or a copy of, any consolidated, combined, affiliated or unitary Tax Return which includes Buyer or any of its Affiliates.  For the avoidance of doubt, any tax attributes and carryforwards existing as of the Closing Date shall be for the account of the Buyer.

Section 7.03.    Straddle Tax Periods.  For the purposes of determining the liability for Taxes of, or in respect of, or payable by, the Company or any of its assets or liabilities of each in respect of any Straddle Tax Period, the amount of any Taxes of the Company for such Straddle Tax Period which relate to the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date; provided, however, that any property or other ad valorem Taxes and any item (such as depreciation or amortization) determined on a periodic basis shall be allocated between the Pre-Closing Tax Period and the portion of such Straddle Tax Period beginning after the Closing Date by multiplying the amount of such Tax for the entire relevant Straddle Tax Period by a fraction the numerator of which is the number of days in the portion of such Straddle Tax Period ending on the Closing Date and the denominator of which is the number of days in the entire Straddle Tax Period.

Section 7.04.    Tax Contests.

(a)    In the case of any Tax claim, audit, action, suit, proceeding, examination or investigation with respect to Taxes of the Company (a “Tax Contest”) that relates solely to a Tax period ending on or before the Closing Date (excluding any Straddle Tax Period), the Shareholders’ Representative shall, upon written notice to Buyer, control the conduct of such Tax Contest; provided, however, that (i) the Shareholders’ Representative shall provide Buyer with a timely and reasonably detailed account of each stage of such Tax Contest, (ii) the Shareholders’ Representative shall consult with Buyer and offer Buyer an opportunity to comment before taking any significant action or submitting any written materials in connection with such Tax Contest, (iii) the Shareholders’ Representative shall defend such Tax Contest diligently and in good faith as if it were the only party in interest, (iv) Buyer shall be entitled, at its own expense, to participate in such Tax Contest and attend any meetings or conferences with the relevant Taxing Authority, (v) the Shareholders’ Representative shall not settle or compromise any material issue with respect to such Tax Contest without the prior written consent of Buyer, which consent shall not be unreasonably withheld, conditioned or delayed, (vi) the Shareholders’ Representative timely provides Buyer with (x) evidence reasonably acceptable to Buyer that the Shareholders will have adequate financial resources to defend against the Tax Contest and fulfill its indemnification obligations hereunder and (y) a statement that, based on the facts set forth in the notice required by this Section 7.04, the Shareholders would have an indemnity obligation for the Damages resulting from such Tax Contest and (vii) the Tax Contest does not relate to or otherwise arise in connection with any criminal or regulatory Action.  Notwithstanding the foregoing, the Shareholders’ Representative shall not be entitled to assume or maintain control of the defense of any Tax Contest if the amount at issue, if determined in accordance with the claimant’s demands, would reasonably be expected to result in Damages, together with all other unresolved claims for indemnification by the Buyer Indemnified Parties, which would exceed an amount equal to the amount then available for recovery from the Anniversary Payments.

(b)    In the case of any Tax Contest that is not controlled by the Shareholders’ Representative and relates to a Pre-Closing Tax Period, Buyer shall control the conduct of such Tax Contest; provided, however, that (i) Buyer shall provide the Shareholders’ Representative with a timely and reasonably detailed account of each stage of such Tax Contest, (ii) Buyer shall consult with the Shareholders’ Representative and offer the Shareholders’ Representative an opportunity to comment before taking any significant action or submitting any written materials in connection with such Tax Contest, (iii) Buyer shall defend such Tax Contest diligently and in good faith as if it were the only party in interest, (iv) the Shareholders’ Representative shall be entitled, at its own expense, to participate in such Tax Contest and attend any meetings or conferences with the relevant Taxing Authority, and (v) if the Shareholders’ Representative timely provides Buyer with (x) evidence reasonably acceptable to Buyer that the Shareholders will have adequate financial resources to fulfill its indemnification obligations hereunder and (y) a statement that the Shareholders would have an indemnity obligation for their share of the Damages resulting from such Tax Contest, then Buyer shall not settle or compromise any material issue with respect to such Tax Contest without the prior written consent of the Shareholders’ Representative, which consent shall not be unreasonably withheld, conditioned or delayed.

Section	7.05. Tax Elections; Post-Closing Actions.

(a)    Buyer shall be permitted but not required to, in its sole discretion, make or cause to be made an election under Section 338(g) of the Code (a “Section 338(g) Election”) with respect to the acquisition of Company Common Shares.  Notwithstanding the foregoing, Buyer shall not make a Section 338(g) Election with respect to any deemed purchase of any Subsidiary of the Company incorporated in the United States arising in connection with a Section 338(g) Election in respect of the Company.

(b)    Without the prior written consent of the Shareholders’ Representative, Buyer and its Affiliates shall not (i) amend a material Tax Return of the Company or any of its Subsidiaries for a Pre-Closing Tax Period or a Straddle Tax Period; (ii) extend or waive the applicable statute of limitations with respect to a material Tax of the Company or any of its Subsidiaries for a Pre-Closing Tax Period or a Straddle Tax Period other than pursuant to extensions of the due date to file a Tax Return properly obtained in the ordinary course of business; (iii) file any ruling or request with any taxing authority that relates to material Taxes or material Tax Returns of the Company or any of its Subsidiaries for a Pre-Closing Tax Period or a Straddle Tax Period;

(iv) enter into any voluntary disclosure with any taxing authority regarding any material Tax or material Tax Returns of the Company or any of its Subsidiaries for a Pre-Closing Tax Period or a Straddle Tax Period; or (v) cause the Company or any of its Subsidiaries to enter into any transaction on the Closing Date after the Closing that is outside of the ordinary course of business.

(c)    Any refunds or credits for overpayment of Taxes of the Company or any of its Subsidiaries (including any interest paid thereon) received during the three (3) years after the Closing Date with respect to any Pre-Closing Tax Period shall be for the account of the Shareholders, and Buyer shall pay over to the Shareholders’ Representative the amount of any such refund or credit within five (5) days after receipt thereof.

Article 8
Employee Benefits Matters

Section 8.01.    Employee Benefits Matters.

(a)    With respect to any Buyer Plan in which a Continuing Employee is eligible to participate on or after the Closing Date, for the purposes of determining eligibility to participate and vesting (but not for any other purposes, benefit accrual purposes or vesting under any equity or equity-based compensation plan, as applicable), such Continuing Employee’s service to the Company (or any Subsidiary or any predecessor entity thereof) prior to the Closing Date shall be treated as service with Buyer to the same extent and for the same purpose as such Continuing Employee was entitled, immediately before the Closing Date, to credit for such service under any analogous Employee Plan; provided that the foregoing shall not apply to the extent that it would result in any duplication of benefits or compensation.

(b)    In the event that any Continuing Employee first becomes eligible to participate in an employee benefit plan of Buyer or any of its Affiliates that provides for welfare benefits after the Closing Date (each, a “Buyer Welfare Plan”), Buyer shall, or shall cause its Affiliates to, use commercially reasonable efforts to (i) waive all limitations as to preexisting conditions, exclusions and all waiting periods with respect to participation and coverage requirements applicable to each Continuing Employee under any such Buyer Welfare Plan to the same extent as such conditions, exclusions and waiting periods have been waived under any analogous Employee Plan immediately prior to the Closing Date, and (ii) provide credit under any Buyer Welfare Plan for any co-payments, deductibles, and out-of-pocked expenditures for the remainder of the coverage period during which any transfer of coverage occurs.

(c)    If, at least ten (10) Business Days prior to the Effective Time, Buyer provides written notice to the Company directing the Company or any of its Subsidiaries to terminate its tax-qualified defined contribution plan(s) established under Section 401(k) of the Code (the “Company 401(k) Plans”), the Company shall terminate the Company 401(k) Plans effective as of the day immediately preceding the day on which the Effective Time occurs (the “401(k) Termination Date”).  In the event that Buyer requests that the Company 401(k) Plans be terminated, the Company shall provide Buyer with evidence reasonably satisfactory to Buyer that such 401(k) plan(s) have been terminated pursuant to resolution of the Company’s board of directors (or other authorized committee) at least two (2) Business Days prior to the day on which the Effective Time occurs; provided, that prior to terminating the Company 401(k) Plans, the

Company shall provide Buyer with the form and substance of any applicable resolutions for review and approval (not to be unreasonably withheld, conditioned or delayed).  If the Company 401(k) Plans are terminated pursuant to this Section 8.01(c), then, as soon as reasonably practicable following the 401(k) Termination Date, Buyer shall permit each Continuing Employee who was eligible to participate in the Company 401(k) Plans immediately prior to the 401(k) Termination Date to participate in Buyer’s 401(k) plan (the “Buyer 401(k) Plan”), and shall permit each such Continuing Employee to elect to make rollover contributions of “eligible rollover distributions” (within the meaning of Section 402(c)(4) of the Code) in cash (including the rollover of promissory notes evidencing all outstanding loans that are not in default) in an amount equal to the entire eligible rollover distribution distributable to such Continuing Employee from the Company 401(k) Plans to Buyer 401(k) Plan.

(d)    Notwithstanding anything contained herein to the contrary and without limiting the generality of Section 12.10, the provisions of Section 8.01 are solely for the benefit of the Parties to this Agreement and nothing in this Agreement, whether express or implied, (i) shall be treated as an amendment or other modification of any Employee Plan or other employee benefit plan, agreement or other arrangement of the Company, Buyer or any of their respective Affiliates, (ii) shall limit the right of Buyer or its Affiliates to amend, terminate or otherwise modify any Employee Plan, Buyer Plan or other employee benefit plan, agreement or other arrangement following the Closing Date or (iii) shall confer upon any other Person who is not a party to this Agreement (including any Service Provider or any participant in any Employee Plan or other employee benefit plan, agreement or other arrangement (or any dependent or beneficiary thereof)) any right to continued or resumed employment or recall with Buyer, the Company or any Affiliate thereof, any right to compensation or benefits, or any third-party beneficiary or other right of any kind or nature whatsoever, nor shall anything contained herein interfere with the right of Buyer to relocate or terminate the employment of any of the Continuing Employees at any time after the Closing Date.

Article 9
Survival; INDEMNIFICATION

Section 9.01.    Survival.  The Parties, intending to modify any applicable statute of limitations, agree that the representations and warranties of the Parties hereto contained in this Agreement shall survive the Closing until the date that is 18 months after the Closing Date; provided that the Fundamental Representations shall survive the Closing until the date that is four (4) years after the Closing Date and the representations and warranties contained in Section 3.14 shall survive the Closing until the date that is sixty (60) days after the expiration of the applicable statute of limitations.  The Parties, intending to modify any applicable statute of limitations, agree that the covenants and agreements of the Parties hereto contained in this Agreement or in any certificate or other writing delivered pursuant hereto or in connection herewith shall survive the Closing until the date that is four (4) years after the Closing Date or for such shorter period explicitly specified therein; provided that the covenants or agreements under Section 9.02(b)(ii) shall survive the Closing Date until the latest date permitted by Applicable Law (in each case, giving effect to any waiver or extension of any statutes of limitations).  Notwithstanding the preceding sentences, any breach of representation, warranty, covenant or agreement in respect of which indemnity may be sought under this Agreement shall survive the time at which it would otherwise terminate pursuant to the preceding sentences if requisite written notice pursuant to this Article 9 of the breach thereof giving rise to such right of indemnity shall have been given to Buyer (if the indemnity is sought against Buyer) or the Shareholders’ Representative (if the indemnity is sought against the Shareholders), as applicable, prior to such time.  For the avoidance of doubt, in the event notice is delivered to the Shareholders’ Representative, such notice will be deemed delivered to each Shareholder.  The Parties specifically and unambiguously intend and agree that (a) the survival periods in this Section 9.01 shall replace any statute of limitations that would otherwise be applicable; b) the timely delivery of a Claim notice pursuant to Section 9.04 below shall be an express condition precedent to the obligations to indemnify, pay, reimburse, compensate, and hold harmless a Person pursuant to this Article 9;    (c) time shall be of the essence in the delivery of the notices contemplated in Section 9.04; and (d) the survival periods in this Section 9.01, and the timing and content of the notices contemplated in Section 9.04 were a material part of the agreed exchange made by the Parties in entering into this Agreement.

Section 9.02.    Indemnification.

(a)    Indemnification by the Shareholders.  Subject to the limitations set forth in this Article 9, effective at and after the Closing, each Shareholder, severally and not jointly, based on each such Shareholder’s Pro Rata Portion, hereby indemnifies Buyer, the Company and each of their respective officers, directors, employees, Affiliates and agents and each of their respective successors and permitted assigns (collectively, the “Buyer Indemnified Parties”) against and agrees to defend and hold each of them harmless from any and all damage, loss, Liability, fines, Taxes, penalties, claims, forfeitures, Actions, fees, costs and expense (including reasonable out-of-pocket expenses of investigation and reasonable out-of-pocket attorneys’ fees and expenses in connection with any Action, whether involving a Third-Party Claim or a claim solely between the Parties hereto, but excluding consequential or punitive damages of any kind; provided that punitive damages shall be included to the extent such damages are payable by an Indemnified Party (regardless of whether such Damages arise as a result of the negligence, strict liability, or other liability under any theory of law or equity of any Person) to a third party in connection with a Third-Party Claim) (“Damages”), incurred or suffered by the Company or any other Buyer Indemnified Party arising out of or resulting from any inaccuracy in or breach of the representations or warranties made by such Shareholder in Article 4 (the existence of such inaccuracy or breach and the amount of Damages resulting therefrom determined, except for retaining the word “Material” in references to defined term “Company Material Contract”, without regard to any qualification or exception contained therein relating to materiality, Company Material Adverse Effect or similar qualification or standard).

(b)    Indemnification by Certain Shareholders.  Subject to the limitations set forth in this Article 9, effective at and after the Closing, the Shareholders set forth on Schedule IV (each, an “Indemnifying Seller”), severally and not jointly, based on each such Indemnifying Seller’s Pro Rata Portion, hereby indemnifies the Buyer Indemnified Parties against and agrees to defend and hold each of them harmless from any and all Damages, incurred or suffered by the Company or any other Buyer Indemnified Party (regardless of whether such Damages arise as a result of the negligence, strict liability, or other liability under any theory of law or equity of any Person) arising out of or resulting from:

(i)    any inaccuracy in or breach of any representation or warranty made by the Company, the Shareholders or the Shareholders’ Representative in this Agreement (the existence of such inaccuracy or breach and the amount of Damages resulting therefrom determined, except with respect to Section 3.08(a)(ii) and except for retaining the word “Material” in references to the defined term “Company Material Contract”, without regard to any qualification or exception contained therein relating to materiality, Company Material Adverse Effect or similar qualification or standard);

(ii)    any Covered Taxes (to the extent such amounts are not taken into account in Final Closing Indebtedness or Final Company Transaction Expenses) and any Swiss withholding Tax on distributions (formal or de-facto) by the Company made after Closing that the Buyer or its Affiliates are unable to recover due to the so-called old reserves practice (Altreservenpraxis) or any other anti-avoidance or treaty abuse practice of the Swiss Tax authorities;

(iii)    any breach of any covenant or agreement made or to be performed by the Company (at, prior to or after the Closing), any Shareholder or the Shareholders’ Representative pursuant to this Agreement;

(iv)    any inaccuracy in, or claims from any Shareholder to the extent arising out of or resulting from, the Allocation Schedule (including any update thereto), or the treatment of any Company Option pursuant to this Agreement], including to the extent any Shareholder is entitled to receive any amounts (in its capacity as an Shareholder) in excess of the amounts (as applicable) indicated on the Allocation Schedule and the determination of each Shareholder’s entitlement to any consideration under the Transaction Documents (including the nature of any such consideration);

(v)    any Company Transaction Expenses (to the extent not taken into account in Final Company Transaction Expenses), any Closing Indebtedness (to the extent not taken into account in Final Closing Indebtedness); or

(vi)    any items set forth on Section 9.02(b) of the Disclosure Schedule.

(c)    Indemnification by Buyer.  Subject to the limitations set forth in this Article 9, effective at and after the Closing, Buyer hereby indemnifies each Shareholder and their officers, directors, employees, Affiliates and agents and each of their respective successors and permitted assigns (collectively, the “Shareholder Indemnified Parties”) against and agrees to defend and hold each of them harmless from any and all Damages incurred or suffered by a Shareholder Indemnified Party arising out of or resulting from any inaccuracy in or breach of the representations or warranties made by Buyer in Article 5.

Section 9.03.    Limitations.

(a)    Except in respect of any claims of Fraud, no Shareholder shall be directly liable to the Buyer Indemnified Parties pursuant to Section 9.02(a) for more than his, her or its Pro Rata Portion of any Damages resulting therefrom.  Except in respect of claims of Fraud, the Shareholders shall not be directly liable, in the aggregate, to the Buyer Indemnified Parties pursuant to Section 9.02(a) for any Damages resulting therefrom in excess of the Aggregate

Consideration actually received by the Shareholders. Except in respect of claims of Fraud, no Shareholder shall be directly liable, in the aggregate, to the Buyer Indemnified Parties pursuant to Section 9.02(a) for any Damages in excess of each Shareholder’s Pro Rata Portion of the Aggregate Consideration actually received by such Shareholder.

(b)    Except with respect to Fraud or breaches of Fundamental Representations, with respect to claims for indemnification against the Indemnifying Sellers arising solely under Section 9.02(b)(i), no party shall be liable (i) for any individual claim unless the Damages with respect to such claim, together with all substantially similar or related claims, exceed $145,000 (such amount, the “De Minimis Amount”) (after which, the full amount of Damages related to such claim(s) shall be counted towards the Deductible) and (ii) unless the aggregate amount of all Damages indemnifiable under Section 9.02(b)(i) exceeds $1,425,000 (such amount, the “Deductible”), in which case the Indemnifying Party will be responsible for Damages in excess of the Deductible.  Except in respect of any claims of Fraud, no Shareholder shall be directly liable to the Buyer Indemnified Parties pursuant to Section 9.02(b)(i) for more than his, her or its Pro Rata Portion of any Damages resulting therefrom.  Except in respect of claims of Fraud or with respect to the Company Fundamental Representations, the Indemnifying Sellers shall not be directly liable, in the aggregate, to the Buyer Indemnified Parties pursuant to Section 9.02(b)(i) for any Damages resulting therefrom in excess of fifteen percent (15%) of the Aggregate Consideration actually received by all Shareholders.

(c)    With respect to indemnification by the Indemnifying Sellers arising solely under Section 9.02(b) with respect to the Company Fundamental Representations and except in respect of claims of Fraud, the Indemnifying Sellers shall not be directly liable, in the aggregate, to the Buyer Indemnified Parties pursuant to Section 9.02(b) for any Damages resulting therefrom with respect to the Company Fundamental Representations in excess of the Aggregate Consideration actually received by all Shareholders. With respect to indemnification by the Indemnifying Sellers arising under Section 9.02(b) and except in respect of claims of Fraud, no Indemnifying Seller shall be directly liable, in the aggregate, to the Buyer Indemnified Parties pursuant to Section 9.02(b) for any Damages in excess of each Indemnifying Seller’s Pro Rata Portion of the Aggregate Consideration actually received by such Indemnifying Seller.

Section 9.04.    Third-Party Claim Procedures.

(a)    The party seeking indemnification under Section 9.02 (the “Indemnified Party”) agrees to give prompt notice in writing to the party against whom indemnity is to be sought (the “Indemnifying Party”) of the assertion of any claim or the commencement of any Action (including any Tax audit or administrative or judicial proceeding relating to Taxes) in respect of which indemnity may be sought under Section 9.02 (“Claim”).  Such notice shall set forth in reasonable detail (i) such Claim and the basis for indemnification (taking into account the information then available to the Indemnified Party), (ii) the specific section(s) of this Agreement upon which such claim is based, and (iii) an estimate, if reasonably obtainable, of the amount of Damages suffered, or reasonably expected to be suffered, by the Indemnified Party.  The failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent such failure shall have materially and adversely prejudiced the Indemnifying Party.  If the Indemnified Party is a Shareholder (including an Indemnifying Seller), it shall make available to the Shareholders’ Representative all relevant information which is material to the Claim that is subject to the notice and which is in its possession.

(b)    The Indemnifying Party (or the Shareholders’ Representative in the case of an indemnification claim pursuant to Section 9.02(a)) shall be entitled to participate in the defense of any Claim asserted by any third party (“Third-Party Claim”) and, subject to the limitations set forth in this Section 9.04, shall be entitled to control and appoint lead counsel for such defense, in each case at its own expense.

(c)    If the Indemnifying Party desires to assume the control of the defense of any Third-Party Claim in accordance with the provisions of this Section 9.04, the Indemnifying Party shall give written notice of such desire to the Indemnified Party within 20 days after the Indemnified Party has given written notice to the Indemnifying Party of the Third-Party Claim.  If such notice is timely given, the Indemnifying Party shall be entitled to control and appoint lead counsel for such defense so long as (i) the Third-Party Claim involves only a claim for monetary damages and not any claim for an order, injunction or other equitable relief or relief for other than monetary damages against any Indemnified Party, (ii) the Indemnifying Party timely provides the Indemnified Party with (x) evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have adequate financial resources to defend against the Third-Party Claim and fulfill its indemnification obligations hereunder and (y) a statement that, based on the facts set forth in the notice required by Section 9.04, the Indemnifying Party would have an indemnity obligation for the Damages resulting from such Third-Party Claim, (iii) the Third-Party Claim does not relate to or otherwise arise in connection with any criminal or regulatory Action and (iv) the Indemnifying Party is defending or prosecuting the Third-Party Claim in good faith.  Notwithstanding the foregoing, the Indemnifying Party shall not be entitled to assume or maintain control of the defense of any Third-Party Claim if, in the case of a Buyer Indemnified Party, the amount of the Third-Party Claim, if determined in accordance with the claimant’s demands, would reasonably be expected to result in Damages, together with all other unresolved claims for indemnification by the Buyer Indemnified Parties, which would exceed the amount then available for recovery from the Anniversary Payments.  The defense and settlement of any Tax Contest shall be governed by Section 7.04, and not this Section 9.04.

(d)    If the Indemnifying Party is controlling the defense of a Third-Party Claim, the Indemnifying Party shall obtain the prior written consent of the Indemnified Party before entering into any settlement, compromise or discharge of such Third-Party Claim; provided that the Indemnified Party’s consent shall not be unreasonably withheld, conditioned or delayed if the settlement, compromise or discharge, by its express terms, (i) obligates the Indemnifying Party to pay the full amount of the Damages in connection with such Third-Party Claim and the Indemnifying Party has the financial ability to pay the full amount of such Damages, (ii) is for money damages only and does not impose injunctive or equitable relief or require an admission or finding of liability or wrongdoing, (iii) is not reasonably likely to affect the Company’s liability for a Post-Closing Tax Period and (iv) contains a full and unconditional release of all Indemnified Parties and their Affiliates from all Damages and obligations with respect to such Third-Party Claim.

(e)    If the Indemnifying Party does not timely deliver the notice contemplated by Section 9.04(c), or if such notice is given on a timely basis but any of the other conditions in this

Section 9.04 are unsatisfied, the Indemnified Party may defend the Third-Party Claim and may consent to, subject to the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed), the entry of any judgment or enter into any compromise or settlement with respect to, the Third-Party Claim.

(f)    In circumstances where the Indemnifying Party is controlling the defense of a Third-Party Claim, the Indemnified Party shall be entitled to participate in the defense of any Third-Party Claim and to employ separate counsel of its choice for such purpose, in which case the fees and expenses of such separate counsel incurred by the Indemnified Party after such time as the Indemnifying Party assumed control pursuant to Section 9.04(b) shall be borne by the Indemnified Party; provided that notwithstanding the foregoing, the Indemnifying Party shall pay the fees and expenses of such separate counsel (i) incurred by the Indemnified Party prior to the date the Indemnifying Party assumes control of the defense of the Third-Party Claim or during any period in which the Indemnifying Party ceases to be eligible to maintain control of the defense of the Third-Party Claim, in either case as provided in this Section 9.04, (ii) if representation of both the Indemnifying Party and the Indemnified Party by the same counsel would create a conflict of interest (including if any counsel chosen by the Indemnifying Party requests a conflict waiver or other waiver from the Indemnified Party with respect to such matter) or (iii) there may be one or more defenses or claims available to the Indemnified Party that are different from or additional to those available to the Indemnifying Party and that could be adverse to the Indemnifying Party.

(g)    Each of the Indemnifying Party and the Indemnified Party shall cooperate, and cause its respective Affiliates to cooperate, in the defense or prosecution of any Third-Party Claim and shall promptly furnish or cause to be furnished such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith.

Section 9.05.    Direct Claim Procedures.  In the event an Indemnified Party has a Claim that does not involve a Third-Party Claim, the Indemnified Party agrees to give prompt notice in writing of such Claim to the Indemnifying Party.  Such notice shall set forth in reasonable detail (i) such claim and the basis for indemnification (taking into account the information then available to the Indemnified Party), (ii) the specific section(s) of this Agreement upon which such claim is based, and (iii) an estimate, if reasonably obtainable, of the amount of Damages suffered, or reasonably expected to be suffered, by and whether or not the claim is based on a Third-Party Claim. The failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent such failure shall have materially and adversely prejudiced the Indemnifying Party.  If the Indemnifying Party has timely disputed its indemnity obligation for any Damages with respect to such claim, the Parties shall proceed in good faith to negotiate a resolution of such dispute and, if not resolved through negotiations, such dispute shall be resolved by litigation in an appropriate court of jurisdiction determined pursuant to Section 12.07.  If the Indemnifying Party does not object in writing to such claim within 30 days after receipt of written notice from the Indemnified Party, such failure shall constitute an irrevocable acknowledgement by the Indemnified Party that the Indemnified Party is entitled to the full amount of the claims for Damages to the extent resulting from or arising out of such Claim set forth in such notice.

Section 9.06.    Calculation of Damages.

(a)    The amount of any Damages payable under Section 9.02 by the Indemnifying Party shall be net of any amounts actually recovered by the Indemnified Party under applicable insurance policies (net of any costs or expenses incurred in the collection thereof, including deductibles, and net of applicable premium adjustments).

(b)    Each Shareholder hereby agrees that (i) the availability of indemnification of the Buyer Indemnified Parties under this Article 9 shall be determined without regard to any right to indemnification, advancement, contribution or reimbursement that such Shareholder may have from the Company (whether such rights may arise from or pursuant to Applicable Law, Contract, the Governing Documents of the Company or otherwise) and (ii) such Shareholder shall not be entitled to any indemnification, advancement, contribution or reimbursement from Buyer, the Company or any of their respective Affiliates for amounts for which Buyer Indemnified Parties would be entitled to indemnification under this Article 9 (determined without regard to any thresholds, baskets, deductibles, caps, survival periods or other limitations).

Section 9.07.    Characterization of Indemnification Payments.  To the extent permitted by Applicable Law, any amount paid pursuant to this Article 9 shall be treated for Tax purposes as adjustments to the Aggregate Consideration.

Section 9.08.    Exclusive Remedy.  Subject to Section 2.04(b) and Section 12.13, and without limiting any party’s rights (x) under any other Transaction Document or any other agreement entered into in connection with this Agreement or (y) with respect to claims for Fraud, the Parties hereto acknowledge and agree that, from and after the Closing, the indemnification provisions in this Article 9 shall be the sole and exclusive monetary remedy of any party with respect to any and all claims arising out of breaches of representations, warranties, covenants or agreements contained in this Agreement.

Section 9.09.    Mitigation.  Buyer, the Company, the Shareholders and the Shareholders’ Representative shall cooperate with each other with respect to resolving any claim for Damages with respect to which one Party is obligated to indemnify another Party hereunder, including by making commercially reasonable efforts to mitigate or resolve any such claim for Damages as required by Applicable Law; provided, however, that no Party shall be required to make such efforts if they would be detrimental in any material respect to such Party.

Section 9.10.    Company not liable.  For the avoidance of doubt, the Company shall in no event be liable for any inaccuracy or breach of any representation or warranty made by the Company in this Agreement.

Article 10
CONDITIONS TO CLOSING

Section 10.01.  Conditions to Obligations of the Parties.  The obligations of Buyer and the Company to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or, to the extent permissible under Applicable Law, waiver by each of Buyer and the Company) of the following conditions:

(a)    there shall be no Action pending or threatened by any Governmental Authority with respect to any of the transactions contemplated hereby.

(b)    no Applicable Law or Order shall restrain, enjoin or otherwise prohibit the consummation of any of the transactions contemplated hereby.

(c)    the applicable waiting periods, if any, under the HSR Act or any other Applicable Law shall have expired or been terminated and any time period under any timing agreement that the Parties may have entered into with any Governmental Authority shall have expired, lapsed, or been waived.

Section 10.02.  Conditions to Obligation of Buyer.  The obligations of Buyer to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or, to the extent permissible under Applicable Law, waiver by Buyer) of the following further conditions:

(a)    (i) The representations and warranties of the Company contained in Section 3.01 (Corporate Existence; Power and Authorization), Section 3.02 (Corporate Authorization), Section 3.03 (Governmental Authorization, Section 3.04 (Capitalization),  Section 3.05 (Subsidiaries),  Section 3.22 (Related Party Transactions) and Section 3.24 (Finders’ Fees) (disregarding all materiality and Material Adverse Effect qualifications contained therein) and the representations and warranties of the Sellers contained in Section 4.01 (Corporate Existence and Power), Section 4.02 (Authorization), Section 4.03 (Governmental Authorization) Section 4.05 (Ownership of Shares) and Section 4.06 (Finders’ Fees) shall be true and correct in all but de minimis respects as of the date hereof and as of the Closing as though made at the Closing (other than such representations and warranties that by their terms address matters only as of another specified time, which shall be true and correct only as of such time) and (ii) the other representations and warranties of the Company and the Sellers contained in this Agreement (disregarding all materiality and Material Adverse Effect qualifications contained therein) shall be and true and correct as of the date hereof and at the Closing as if made at the Closing (other than such representations and warranties that by their terms address matters only as of another specified time, which shall be true only as of such time) except, in the case of this clause (ii), as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b)    Each of the Company, the Sellers and the Shareholders’ Representative shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Closing (including, for the avoidance of doubt, to distribute the dividend contemplated by Section 6.12).

(c)    There shall not have occurred any event, occurrence, revelation or development of a state of circumstances or facts that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect.

(d)    The Company shall have delivered to Buyer the Company Audited Financial Statements, accompanied with an unqualified audit opinion from BDO or another independent third-party auditor reasonably acceptable to Buyer, certifying as to such Company Audited Financial Statements.

(e)    Buyer shall have received a certificate duly executed by an executive officer of the Company certifying as to the satisfaction of the conditions set forth in Section 10.02(a), Section 10.02(b), Section 10.02(c) and Section 10.02(d).

Section 10.03.  Conditions to Obligation of the Company.  The obligation of the Company to consummate the Transactions is subject to the satisfaction (or, to the extent permissible under Applicable Law, waiver by the Company) of the following further conditions:

(a)    The representations and warranties of Buyer contained in this Agreement shall be true and correct as of the date hereof and at the Closing as if made at the Closing, except as would not reasonably be expected, individually or in the aggregate, to have a material adverse effect on the ability of Buyer to consummate the transactions contemplated by this Agreement.

(b)    Buyer shall have performed in all material respects all of its obligations hereunder required to be performed by it prior to the Closing.

(c)    The Company shall have received a certificate duly executed by an authorized officer of Buyer certifying as to the satisfaction of the conditions set forth in Section 10.03(a) and Section 10.03(b).

Article 11
TERMINATION

Section 11.01.  Grounds for Termination.  This Agreement may be terminated at any time prior to the Closing:

(a)    by mutual written agreement of Buyer and the Company;

(b)    by either Buyer or the Company, if:

(i)    the Closing has not occurred on or before February 13, 2026 (the “End Date”); provided that the right to terminate this Agreement pursuant to this Section 11.01(b)(i) shall not be available to any party whose breach of any provision of this Agreement has been a principal cause of, or resulted in, the failure of the Transactions to be consummated by such date; or

(ii)    any Applicable Law or Order that restrains, enjoins or otherwise prohibits the consummation of the Transactions shall be in effect and, in the case of any Order, shall have become final and nonappealable; provided that the right to terminate this Agreement pursuant to this Section 11.01(b)(ii) shall not be available to any party whose breach of any provision of this Agreement has been a principal cause of, or resulted in, such Applicable Law or Order being or remaining in effect;

(c)    by Buyer, if:

(i)    a breach of any representation or warranty or failure to perform any covenant or agreement on the part of the Company or the Sellers set forth in this Agreement shall have occurred that would cause any condition set forth in Section 10.02(a),

Section 10.02(b), Section 10.02(c) or Section 10.02(c) not to be satisfied and such condition is incapable of being satisfied by the End Date or, if curable, is not cured by the Company or Sellers’ Representative within the earlier to occur of (x) 30 days of receipt by the Company of written notice of such breach or failure and (y) one Business Day prior to the End Date; or

(ii)    (A).

(d)    by the Company, if:

(i)    a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Buyer set forth in this Agreement shall have occurred that would cause the conditions set forth in Section 10.03(a) or Section 10.03(b) not to be satisfied and such condition is incapable of being satisfied by the End Date or, if curable, is not cured by Buyer within the earlier to occur of (x) 30 days of receipt by Buyer of written notice of such breach or failure and (y) one Business Day prior to the End Date.

The party desiring to terminate this Agreement pursuant to this Section 11.01 (other than pursuant to Section 11.01(a)) shall give written notice of such termination to the other parties in accordance with Section 12.01.

Section 11.02.  Effect of Termination.  If this Agreement is terminated as permitted by Section 11.01, such termination shall be without Liability of any party hereto (or any stockholder, director, officer, employee, agent, consultant or representative of such party) to any other party to this Agreement; provided that the termination of this Agreement shall not relieve or release any party hereto from any Liability arising out of its breach of any of its covenants, agreements or obligations contained in this Agreement or any fraud.  Without limiting any Seller’s or the Company’s rights under any other provision of this Agreement (including the Parties’ right to specific performance pursuant to Section 12.13), the Shareholders’ Representative or the Company may petition a court to award damages in connection with any breach by Buyer of this Agreement, and Buyer agrees that such damages will not be limited to reimbursement of expenses or out-of-pocket costs, but will include the benefit of the bargain lost by the Company and Sellers (taking into consideration relevant matters, including other transaction opportunities and the time value of money).  The provisions of Article 9, this Section 11.02, Section 12.01, Section 12.04, Section 12.06, Section 12.07, Section 12.08 and Section 12.09 shall survive any termination hereof pursuant to Section 11.01.

Article 12
Miscellaneous

Section 12.01.  Notices.  All notices, requests and other communications to any Party hereunder shall be in writing (including email transmission; provided that, in the case of e-mail, either receipt of such e-mail is acknowledged by the applicable recipient or a confirmatory hardcopy is sent without undue delay by an internationally recognized courier service) and shall be given:

if to Buyer, or, after the Closing, the Company, to:

QuinStreet, Inc.
950 Tower Lane, 12th Floor
Foster City, California 94404
Attention: Tim Stevens; QuinStreet Legal
Email: [***]

with a copy (which shall not constitute notice) to:

Davis Polk & Wardwell LLP
900 Middlefield Road,
Redwood City, CA 94063
Attention: Alan Denenberg
E-mail: [***]

if to the Company prior to the Closing, to:

SIREN GROUP AG
Maxym Entin
Churerstrasse 47

8808 Pfäffikon

Switzerland
Attention: Maxym Entin
E-mail: [***]

with a copy (which shall not constitute notice) to:

Eversheds Sutherland (US) LLP
227 W. Monroe Street, Suite 6000
Chicago, IL 60606
Attention: Stacey Kern
Email: [***]

if to any Shareholder or the Shareholders’ Representative, to:

Maxym Entin
[***]
Email: [***]

or such other address or email address as such Party may hereafter specify for the purpose by notice to the other Parties.  All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. in the place of receipt and such day is a Business Day in the place of receipt.  Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.

Section 12.02.  Amendments and Waivers.

(a)    No amendment of any provision of this Agreement shall be valid unless the amendment is in writing and signed by each of the Company, Buyer and the Shareholders’ Representative.  No waiver of any provision of this Agreement shall be valid unless the waiver is in writing and signed by the waiving Parties.

(b)    No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.

Section 12.03.  Disclosure Schedule References.  The Parties agree that any reference in a particular Section of the Company Disclosure Schedule shall only be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (a) the representations and warranties of the Company that are contained in the corresponding Section or subsection of this Agreement and (b) any other representations and warranties of the Company that are contained in this Agreement, but only if the relevance of that reference to such other section of the Company Disclosure Schedule as an exception to (or a disclosure for purposes of) such representations and warranties is reasonably apparent on the face of such disclosure to a reasonable person without any independent knowledge regarding the matter(s) so disclosed. No disclosure in the Company Disclosure Schedules relating to any possible breach or violation of any agreement or Law shall be construed as an admission or indication that any such breach or violation exists or has actually occurred. The inclusion of any information in the Company Disclosure Schedules shall not be deemed to be an admission or acknowledgment by the Company or Sellers that in and of itself, such information is material to or outside the ordinary course of the business or is required to be disclosed on the Company Disclosure Schedules. No disclosure in the Company Disclosure Schedules shall be deemed to create any rights in any third party.

Section 12.04.  Expenses.  Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the Party (and in the case of the Shareholders’ Representative, on behalf of the Shareholders) incurring such cost or expense; provided, however, Buyer shall be solely responsible for and shall bear all fees, costs and expenses of BDO payable by the Company or Seller for purposes of the covenants in Section 6.06.  In particular, except as provided herein, each Shareholder shall pay for its Pro Rata Portion of fees and expenses incident to the negotiation, preparation and execution of this Agreement and the agreements contemplated hereby, including legal and accounting fees and expenses in connection with the transactions contemplated by this Agreement, and, for greater certainty, the Shareholders shall pay the Company Transaction Expenses, whether or not reflected in the Company Transaction Expenses Payoff Instructions.

Section 12.05.  Successors and Assignees.  The provisions of this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns; provided that no Party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of each other Party, except that (a) Buyer may transfer or assign its rights and obligations under this Agreement, in whole or from time to time in part, to one or more of its Affiliates at any time and b) Buyer or, after the Closing, the Company, may transfer or assign their rights and obligations under this Agreement, in whole or from time to time in part, at any time after the Closing, to any Person; provided that no such transfer or assignment under clause (a) or clause (b) shall relieve Buyer of its obligations hereunder or enlarge, alter or change any obligation of any other Party to Buyer.

Section 12.06.  Governing Law.  This Agreement and all Actions arising out of or relating to this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules of such state.

Section 12.07.  Jurisdiction.  The Parties agree that any Action seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought exclusively in the courts of London, England or, if such courts shall not have jurisdiction, any court located in England, and that any cause of action arising out of this Agreement shall be deemed to have arisen from a transaction of business in the State of Delaware, and each of the Parties hereby irrevocably consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such Action so long as one of such courts shall have subject matter jurisdiction over such Action, and irrevocably waives, to the fullest extent permitted by Applicable Law, any objection that it may now or hereafter have to the laying of the venue of any such Action in any such court or that any such Action brought in any such court has been brought in an inconvenient forum.  Process in any such Action may be served on any Party anywhere in the world, whether within or without the jurisdiction of any such court.  Without limiting the foregoing, each Party agrees that service of process on such Party as provided in Article 12 shall be deemed effective service of process on such Party.

Section 12.08.  Arbitration of Disputes.

(a)    Except for a dispute arising under Section 2.06 (which will be resolved in accordance with the provisions set forth therein) or other claims seeking injunctive relief, any Action arising out of relating to this Agreement, the Transaction Documents and the transactions contemplated hereby and thereby (whether in contract, tort, equity or otherwise), including the arbitrability of any dispute or controversy that cannot be settled by mutual agreement, will be finally settled by binding arbitration in accordance with the JAMS Comprehensive Arbitration Rules & Procedures (“JAMS”).  Any Party aggrieved may commence such binding arbitration by delivery of a notice to the other parties setting forth the specific points in dispute. Any points remaining in dispute 20 days after the giving of such notice may, upon 10 days’ notice to the remaining parties, be submitted to JAMS arbitration conducted before a panel of three arbitrators in London, England (each, an “Arbitrator”).  Buyer and the Shareholders’ Representative (on behalf of any Shareholder(s)) will each appoint one Arbitrator (the “Party-Appointed Arbitrators”) within 21 days of the commencement of the arbitration and the Party-Appointed Arbitrators will jointly appoint the third and presiding Arbitrator within 14 days of the appointment of the second arbitrator; provided that, any Arbitrator not timely appointed herein will be appointed by JAMS upon the written demand of any party to the dispute.  The Arbitrators may enter a default decision against any party who fails to participate in the arbitration proceedings.

(b)    The decisions of the arbitrators on the points in dispute will be final, unappealable and binding, and judgement on the award may be entered in any court in London, England.  The Arbitrators will only be authorized to interpret the provisions of this Agreement or the Transaction Documents (as applicable), and will not amend, change or add to any such provisions.  The parties hereto agree that this provision has been adopted by the parties to rapidly and inexpensively resolve any disputes between them and that this provision will be grounds for dismissal of any court action commenced by any party with respect to this Agreement, the Transaction Documents and the transactions contemplated hereby and thereby (other than disputes arising under Section 2.06, which will be resolved in accordance with the provisions set forth therein) or other claims seeking injunctive relief.

(c)    The Arbitrators will be authorized to apportion their fees and expenses as the Arbitrators deem appropriate but the Arbitrators will not be authorized to award the prevailing party its fees and expenses (including attorneys’ fees) and each party thereto will otherwise bear its own fees and expenses, including attorneys’ fees.

(d)    The parties hereto and the Arbitrators will keep confidential and will not disclose to any person, except the Representatives of the parties hereto, or as may be required by Applicable Law, the existence of any controversy under this Section 12.08, the referral of any such controversy to arbitration or the status or resolution thereof.

Section 12.09.  Waiver of Jury Trial.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL ACTION ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 12.10.  Counterparts; Effectiveness; No Third-Party Beneficiaries.  This Agreement may be signed in any number of counterparts with the same effect as if the signatures thereto and hereto were upon the same instrument.  Counterparts may be delivered via facsimile, electronic mail (including .pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000 (e.g., www.docusign.com)) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective as delivery of a manually executed counterpart of this Agreement.  Each of the Parties represents that it has undertaken commercially reasonable steps to verify the identity of each individual person executing any such counterparts via electronic signature on behalf of such Party and has and will maintain sufficient records of the same.  This Agreement shall become effective when each Party shall have received a counterpart hereof signed by all of the other Parties.  Until and unless each Party has received a counterpart hereof signed by the other Party, this Agreement shall have no effect and no Party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).  No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the Parties and their respective successors and assigns (except that Section 6.09 is intended to benefit the appliable directors and officers).

Section 12.11.  Entire Agreement.  This Agreement and the other Transaction Documents constitute the entire agreement between the Parties with respect to the subject matter of this Agreement and the other Transaction Documents and supersede all prior agreements and understandings, both oral and written, between the Parties with respect to the subject matter of this Agreement and the other Transaction Documents.

Section 12.12.  Severability.  If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party.  Upon such a determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 12.13.  Specific Performance.  Each Party to this Agreement acknowledges and agrees that the other Parties would be irreparably damaged in the event that any of the terms or provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached.  Therefore, notwithstanding anything to the contrary set forth in this Agreement, each Party to this Agreement hereby agrees that the other Parties shall be entitled to an injunction or injunctions to prevent breaches of any of the terms or provisions of this Agreement or specific performance by any other Party under this Agreement, and each Party hereby agrees to waive the defense (and not to interpose as a defense or in opposition) in any such suit that the other Parties have an adequate remedy at law, and hereby agrees to waive any requirement to post any bond in connection with obtaining such relief.  The equitable remedies described in this Section 12.13 shall be in addition to, and not in lieu of, any other remedies at law or in equity that the Parties to this Agreement may elect to pursue.

Section 12.14.  Release.

(a)    Effective as of the Closing, each Shareholder, on behalf of such Shareholder and her, his or its Affiliates, successors, assigns, spouse and next of kin (collectively, such Shareholder’s “Seller Releasing Parties”), forever waives, releases, remises and discharges Buyer, the Company, their respective predecessors, successors and Affiliates and, in their capacities as such, the shareholders, directors, officers, employees, consultants, attorneys, agents, assigns and employee benefit plans of the foregoing (the “Buyer Released Parties”) from any claim or Liability that such Shareholders or any of her, his or its Affiliates may currently have, or may have in the future, (i) arising prior to, on or after the Closing Date (so long as the events giving rise to such claim or Liability occurred at or prior to the Closing) or (ii) in connection with the Transaction Documents or the transactions contemplated hereby or thereby or relating to any alleged inaccuracy or miscalculations in, or otherwise relating to the preparation of, the Allocation Schedule and the allocation of Aggregate Consideration set forth therein or payments made in accordance therewith (collectively, the “Seller Released Claims”), except for such Shareholder’s or any of her, his or its Affiliates’ (A) rights to payment for such Shareholder’s Company Stock and Options in accordance with this Agreement, B) if such Seller or any of its or his Affiliates is a Service Provider, rights to earned but unpaid wages or compensation, unpaid vacation and unreimbursed business expenses (but only to the extent such amounts were taken into account in the calculation of the Aggregate Consideration) and    (C) rights under the terms of the Transaction Documents. Each Shareholder acknowledges that it may hereafter discover facts other than or different from those that it knows or believes to be true with respect to the subject matter of the Seller Released Claims, but it hereby expressly agrees that, at and as of the Closing, such Shareholder (on behalf of such Shareholder and her, his or its Seller Releasing Parties) shall have waived and fully, finally and forever settled and released any known or unknown, suspected or unsuspected, asserted or unasserted, contingent or noncontingent claim with respect to the Seller Released Claims, whether or not concealed or hidden, without regard to the subsequent discovery or existence of such different or additional facts. Without limitation of the foregoing, each Shareholder (on behalf of such Shareholder and her, his or its Seller Releasing Parties) hereby waives the application of any provision of Applicable Law, including California Civil Code Section 1542, that purports to limit the scope of a general release. Section 1542 of the California Civil Code provides:

“A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.”

Each Shareholder hereby acknowledges and agrees that if such Shareholder or any of her, his or its Seller Releasing Parties hereafter make any claim or demand or commence or threaten to commence any Action against any Buyer Released Party with respect to any Seller Released Claim, this Section 12.14(a) may be raised as a complete bar to any such Action, and the applicable Buyer Released Party may recover from such Shareholder all costs incurred in connection with such Action, including attorneys’ fees.

(b)    Effective as of the Closing, Buyer and the Company, on behalf their Affiliates, successors and assigns (collectively, the “Buyer Releasing Parties”), forever waives, releases, remises and discharges each Shareholder, theirs successors, spouse, next of kin and Affiliates and, in their capacities as such, the shareholders, directors, officers, employees, consultants, attorneys, agents, and assigns of the foregoing (the “Seller Released Parties”) from any claim or Liability that Buyer or the Company or any of their Affiliates may currently have, or may have in the future, arising prior to, on or after the Closing Date (so long as the events giving rise to such claim or Liability occurred at or prior to the Closing) (collectively, the “Buyer Released Claims”), except for rights under the terms of the Transaction Documents. The Buyer and the Company acknowledge that it may hereafter discover facts other than or different from those that it knows or believes to be true with respect to the subject matter of the Buyer Released Claims, but it hereby expressly agrees that, at and as of the Closing, Buyer and the Company (on behalf of itself or the Buyer Releasing Parties) shall have waived and fully, finally and forever settled and released any known or unknown, suspected or unsuspected, asserted or unasserted, contingent or noncontingent claim with respect to the Buyer Released Claims, whether or not concealed or hidden, without regard to the subsequent discovery or existence of such different or additional facts. Buyer and the Company hereby acknowledge and agree that, except for rights under the Transaction Documents, if Buyer or the Company or any of its Buyer Releasing Parties hereafter make any claim or demand or commence or threaten to commence any Action against any Seller Released Party with respect to any Buyer Released Claim, this Section 12.14(b) may be raised as a complete bar to any such Action, and the applicable Seller Released Party may recover from Buyer or the Company all costs incurred in connection with such Action, including attorneys’ fees.

Section 12.15.  Shareholders’ Representative.

(a)    By virtue of their execution of this Agreement, without further action of any Shareholder, each Shareholder shall be deemed to have irrevocably constituted and appointed Maxym Entin (which, by execution of this Agreement, hereby accepts such appointment) to act as the Shareholders’ Representative and as the authorized sole agent and attorney-in-fact for and on behalf of the Shareholders (in their capacity as such), with full power of substitution, to take all actions on behalf of the Shareholders in connection with this Agreement, including (i) to execute and deliver on behalf of the Shareholders any amendment, consent or waiver under this Agreement and the other Transaction Documents, (ii) to assert, and to agree to resolution of, all claims and disputes hereunder or thereunder, including under Section 2.05 and Article 9, (iii) to retain legal counsel and other professional services, at the expense of the Shareholders, in connection with the performance by the Shareholders’ Representative of this Agreement and the other Transaction Documents, (iv) to execute and deliver on the Shareholders’ behalf all documents and instruments which may be executed and delivered pursuant to this Agreement and the other Transaction Documents, (v) to make and receive notices and other communications pursuant to this Agreement and the other Transaction Documents and service of process in any Action arising out of or related to this Agreement and the other Transaction Documents, (vi) to negotiate, settle or compromise any Action arising out of or related to this Agreement or the other Transaction Documents or any of the transactions hereunder or thereunder, including to take any action (or determine not to take action) in connection with the defense, prosecution, settlement, compromise or other resolution of any claim hereunder (including any claim for indemnification pursuant to Article 9), and (vii) to do each and every act and exercise all rights that are either (x) necessary or appropriate in the judgment of the Shareholders’ Representative for the accomplishment of the foregoing or (y) mandated or permitted by the terms of this Agreement or the other Transaction Documents.  The Shareholders’ Representative shall use reasonable efforts to keep the Shareholders reasonably informed with respect to actions of the Shareholders’ Representative pursuant to the authority granted to the Shareholders’ Representative under this Agreement which actions have a material impact on the amounts payable to the Shareholders.

(b)    The power of attorney granted in this Section 12.15 is coupled with an interest and is irrevocable, may be delegated by the Shareholders’ Representative and shall survive the death or incapacity of each Shareholder.  Such agency may be changed by the Shareholders with a majority of the Pro Rata Portion of all of the Shareholders (including in the event of the resignation, death, disability or other incapacity of an Shareholders’ Representative that is an individual), and, following the provision of notice to Buyer, the newly appointed representative shall be the Shareholders’ Representative for all purposes hereunder, and any such successor shall succeed the Shareholders’ Representative as the Shareholders’ Representative hereunder.  Neither the removal of, nor the appointment of a successor to, the Shareholders’ Representative shall affect in any manner the validity or enforceability of any actions taken or agreements, understandings or commitments entered into by the prior Shareholders’ Representative, which shall continue to be effective and binding on the Shareholders.  For the avoidance of doubt, any compromise or settlement of any matter by the Shareholders’ Representative hereunder shall be binding on, and fully enforceable against, all Shareholders.  No bond shall be required of the Shareholders’ Representative.

(c)    A decision, act, consent or instruction of the Shareholders’ Representative hereunder shall constitute a decision, act, consent or instruction of all of the Shareholders and shall be final, binding and conclusive upon each of the Shareholders, Buyer, and, after the Closing, the Company, may rely upon any such decision, act, consent or instruction of the Shareholders’ Representative as being the decision, act, consent or instruction of each and every such Shareholder.  The Buyer Indemnified Parties are hereby relieved from any Liability to any Person for any acts done by them in accordance with any such decision, act, consent or instruction of the Shareholders’ Representative.  Each Shareholder hereby agrees that for any Action arising under this Agreement or any other Transaction Document, such Shareholder may be served legal process by registered mail to the address set forth in Section 12.01 for the Shareholders’ Representative (or any alternative address designated to the Parties in writing by the Shareholders’ Representative), and that service in such manner shall be adequate and such Shareholder shall not assert any defense of claim that service in such manner was not adequate or sufficient in any court in any jurisdiction.  Each Shareholder shall promptly provide written notice to the Shareholders’ Representative of any change of address of such Shareholder. Concurrently with the execution of this Agreement, the Shareholders’ Representative shall obtain an irrevocable proxy from each Shareholder in connection with the Cash Sweep Dividend.

(d)    Without limiting the generality of the foregoing and for the avoidance of doubt, for purposes of Article 9, if any Shareholder Indemnified Party is seeking indemnification as the Indemnified Party hereunder, or indemnification is sought against any Shareholder as an Indemnifying Party hereunder, then, in either such case, the Shareholders’ Representative shall act on behalf of, and receive notice on behalf of, such Shareholder.

(e)    The Shareholders’ Representative, solely in his capacity as the representative of the Shareholders, represents and warrants to Buyer, as of the date hereof and as of the Closing Date, as follows:

(i)    the execution and delivery of this Agreement by the Shareholders’ Representative, and the performance by the Shareholders’ Representative of his obligations hereunder, have been duly authorized by all necessary corporate action on the part of the Shareholders’ Representative;

(ii)    this Agreement has been duly executed and delivered by the Shareholders’ Representative and this Agreement constitutes a legally valid and binding obligation of the Shareholders’ Representative, enforceable against the Shareholders’ Representative in accordance with its terms (except as may be limited by the Enforceability Exceptions); and

(iii)    the execution and delivery hereof and of the Transaction Documents to which it is (or will be) a party by the Shareholders’ Representative, and the performance by the Shareholders’ Representative of his obligations hereunder and thereunder, do not and will not (A) violate any Applicable Laws or (B) require any consent or approval that has not been given or other action that has not been taken by any Person under any Contract binding upon the Shareholders’ Representative.

(f)    Each Shareholder, by its acceptance of its portion of the Closing Consideration payable at the Closing hereunder, accepts and agrees to be bound by the provisions set forth in this Section 12.15.

[Signature Pages Follow]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed by their respective authorized officers as of the date set forth on the cover page of this Agreement.

BUYER:

QUINSTREET, INC.

By:	/s/ Douglas Valenti
Name: Douglas Valenti
Title: Chairman and Chief Executive Officer

[Signature Page to Stock Purchase Agreement]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed by their respective authorized officers as of the date set forth on the cover page of this Agreement.

COMPANY:

SIREN GROUP AG

By:	/s/ Maxym Entin
Name: Maxym Entin
Title: Chairman

[Signature Page to Stock Purchase Agreement]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed by their respective authorized officers as of the date set forth on the cover page of this Agreement.

SELLERS:

/s/ Maxym Entin

/s/ Andrii Markin

/s/ Nikolai von Loeper

/s/ Mykyta Sheptytskyy

/s/ Nikita Bovykin

/s/ Luca Piccino

/s/ Sergii Smolianinov

/s/ Ekaterina Wittwer

/s/ Ilona Kirienko

/s/ Adam Staniszewski

/s/ Serhii Zholobenko

/s/ Marie-Caroline Ragot

/s/ Arveen Chauhan

/s/ Rachel Jacobs

Blue Marlin Ventures BV

By:	/s/ Adriaan van der Hek

[Signature Page to Stock Purchase Agreement]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed by their respective authorized officers as of the date set forth on the cover page of this Agreement.

SHAREHOLDERS’ REPRESENTATIVE:

Maxym Entin

/s/ Maxym Entin

[Signature Page to Stock Purchase Agreement]

Exhibit A

Optionholder Termination Agreement

[Attached hereto]

Exhibit B

Form of Continuation of Service Letter

[Attached hereto]

Exhibit C

Form of Restrictive Covenant Agreement

[Attached hereto]

Exhibit D

Form of Letter of Resignation

[Attached hereto]

Exhibit E

Sample Working Capital Calculation

[Attached hereto]

Exhibit F

Illustrative Indebtedness Calculation

[Attached hereto]

Schedule I

Sellers

[Attached hereto]

Schedule II

RCA Parties

[Attached hereto]

Schedule III

Allocation Schedule

[Attached hereto]

Schedule IV

Indemnifying Sellers

[Attached hereto]